EXECUTION VERSION

AGREEMENT for the sale and purchase of OWEN MUMFORD HOLDINGS LIMITED
DATED 19 MARCH 2026
THE SELLERS AND THE PURCHASER

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CONTENTS

Clause	Page

1.	Interpretation	4
2.	Sale and purchase	4
3.	Conditions	5
4.	Pre-Completion	8
5.	Completion	10
6.	Consideration	11
7.	Earn-out Consideration	12
8.	Termination of Seller agreements and arrangements	14
9.	Sellers’ Warranties	14
10.	Indemnification	15
11.	Purchaser warranties	16
12.	General Tax Covenant and Specific Tax Covenant	18
13.	Limitations on liability	18
14.	Books and Records	18
15.	Insurance	18
16.	RWI Insurance	19
17.	Protective covenants	20
18.	Termination	21
19.	Announcements and confidentiality	21
20.	Notices	24
21.	Further assurances	25
22.	Assignments	25
23.	Payments	26
24.	Set-off against Earn-out Payments	26
25.	Several liability	27
26.	Sellers’ Representatives	27
27.	Timing of performance	27
28.	Costs and expenses	28
29.	Counterparts	28
30.	Remedies and waivers	28
31.	Invalidity	28
32.	Third party rights	28
33.	Whole agreement	29
34.	Governing law and jurisdiction	29
35.	Process agent	29
36.	Language	29

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Schedule	Page

1.	The Sellers and the Shares	31
2.	The Company	32
3.	Sellers’ Warranties	33
4.	Limitations on liability	67
5.	Pre-Completion conduct of business	71
	Part 1 Conduct of business	71
	Part 2 IP conduct	75
6.	General Tax Covenant	76
7.	Specific Tax Covenant	81
8.	Completion	88
	Part 1 Sellers’ obligations	88
9.	Completion Statement	91
	Part 1 Preparation of the Completion Statement	91
	Part 2 Specific policies for preparation of the Draft Completion Statement	94
10.	Independent Expert	95
11.	Interpretation	97
12.	Determination of Earn-out	111
	Part 1 Preparation of the Net Sales Statement and the Earn-Out Statement	114

Agreed Form documents

Announcement

Form of Draft Completion Statement

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THIS AGREEMENT is made on 19 March 2026

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (A) of Schedule 1 (each a Seller and together the Sellers); and
(2)	EMBECTA CORP. (File Number 6066556) a company incorporated under the laws of Delaware whose principal office is at 300 Kimball Drive, Suite 300, Parsippany, NHJ 07054, USA (the Purchaser).

BACKGROUND:

(A)	The Sellers are together legally and beneficially entitled to sell all the issued share capital of Owen Mumford Holdings Limited (the Company).
(B)	The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of the Company free from any Encumbrance on the terms and subject to the Conditions set out in this agreement.

IT IS AGREED as follows:

1.	Interpretation
1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 11 apply throughout this agreement, unless the contrary intention appears.
1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or Schedule is a reference to a clause, subclause or Schedule of or to this agreement. The Schedules form part of this agreement.
1.3	The headings in this agreement do not affect its interpretation.
2.	Sale and purchase
2.1	Subject to the Conditions being satisfied or, where applicable, waived, at Completion each of the Sellers shall sell with full title guarantee and the Purchaser (or its assignee) shall purchase those of the Shares set opposite such Seller’s name in column (B) of Schedule 1 on the terms set out in this agreement.
2.2	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them at Completion, including the right to receive all distributions and dividends declared, paid, made or accruing on or after Completion.
2.3	The consideration for the sale of the Shares shall be determined in accordance with clauses 6 and 7.
2.4	The Sellers acknowledge that the Purchaser enters into this agreement in reliance on the warranties and undertakings on the part of the Sellers set out in this agreement.
2.5	Each Seller covenants with the Purchaser that such Seller has the right to sell and transfer to the Purchaser (or its assignee) the full legal and beneficial interest in the Shares set opposite such Seller’s name in column (B) of Schedule 1 on the terms set out in this agreement.

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2.6	Each Seller waives all rights, remedies and claims in respect of any rights over the Shares or any shares held (or previously held) in any Target Group Company (including any rights of pre-emption and any other restrictions on transfer over the Shares or such shares (and also in relation to any historic transfers of shares in the Company or in any Target Group Company) and any historic dividend rights over any such Shares or shares) which such Seller may have (or previously have had) (whether under the relevant Target Group Company’s constitutional documents or otherwise).
2.7	Neither the Purchaser (or its assignee) nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously in accordance with this agreement.
3.	Conditions
3.1	The sale and purchase of the Shares is conditional in all respects on:
(a)	the clearance, approval or non-disapproval of the Governmental Authority set forth in clause 1.1 of schedule 12 of the Disclosure Letter having been obtained (the Governmental Authority Condition);
(b)	no Governmental Authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any decision, injunction, decree, law or order that is then in effect and that enjoins or otherwise prohibits or makes illegal the consummation of the Transaction or adversely affects the ability of the Purchaser to own the assets or operate the business of the Target Group in any material respect following Completion; and
(c)	the Purchaser having obtained an RWI Insurance Policy (the RWI Condition),

(the Conditions).

3.2	If the Conditions have not been: (i) satisfied; or (ii) waived in writing by the Purchaser on or before the Long Stop Date, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it), by giving written notice to the Sellers’ Representatives, to:
(a)	if the Condition not satisfied or waived in writing by the Purchaser on or before the Long Stop Date is the Governmental Authority Condition, postpone the Long Stop Date by up to 3 months (the Long Stop Date, as so postponed, being the Postponed Long Stop Date); or
(b)	terminate this agreement.
3.3	If the Purchaser elects to waive the RWI Condition, the Purchaser acknowledges that, unless otherwise agreed by the Sellers, the obligations of the Sellers under this agreement shall not be increased or otherwise adversely affected as a result of any such waiver.
3.4	The Purchaser shall use commercially reasonable endeavours to procure (so far as it is able to procure) that the Conditions are satisfied as soon as reasonably practicable and in any event prior to the Long Stop Date (or in the event the Long Stop Date is postponed in accordance with clause 3.2 above, the Postponed Long Stop Date).
3.5	Notwithstanding anything to the contrary in this agreement, the Purchaser:
(a)	shall be responsible for determining the strategy for obtaining the Conditions and (except where the Sellers are required by Applicable Law to do so) for contacting and corresponding with the Governmental Authority referred to in subclause 3.1(a) (including preparing, with the

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assistance of the Sellers in accordance with this agreement, all necessary filings, submissions and notifications) to such Governmental Authority; and

(b)	shall not be required to offer, accept or agree to any conditions, commitments, obligations, undertakings and/or modifications or to take such other steps as may be required or ordered by the Governmental Authority referred to in subclause 3.1(a) in order to procure the satisfaction of the Conditions prior to the Long Stop Date (or in the event the Long Stop Date is postponed in accordance with clause 3.2 above, the Postponed Long Stop Date), unless on terms satisfactory to the Purchaser in its absolute discretion, but shall give reasonable consideration to offering or accepting any such conditions, commitments, obligations, undertakings and/or modifications as may appear necessary in order to procure the satisfaction of the Governmental Authority Condition prior to the Long Stop Date (or in the event the Long Stop Date is postponed in accordance with clause 3.2 above, the Postponed Long Stop Date).
3.6	Until Completion:
(a)	the Purchaser and the Sellers shall, and shall procure that their advisers shall, make commercially reasonable efforts to cooperate with each other and provide each other with all relevant information, reasonable assistance and reasonable access to their respective management to allow the other (or both parties jointly, as may be the case) to make any necessary filings, submissions or notifications with or to such Governmental Authority (including for the purposes of responding to requests for further information) in each case ensuring all such information, assistance and access is supplied accurately and in a timely manner (taking into account applicable waiting periods) and, notwithstanding the foregoing, the Sellers shall provide, or procure the provision of, all information or documents specifically requested by the Purchaser in connection with any filings or submissions to such Governmental Authority promptly upon request and in any event before any applicable deadline specified by the Purchaser and, if such information or documents contain competitively sensitive information or information which is or may be subject to legal professional privilege which the Sellers are not obliged to share as a result of subclause 3.7, the Sellers procure that appropriately redacted versions of the same (excluding any such competitively sensitive information or information which is or may be subject to legal professional privilege) are made available to the Purchaser’s advisers or made available to a designated clean team;
(b)	where reasonably practicable and permitted by such Governmental Authority, the Purchaser shall give the Sellers reasonable notice in writing in advance of any meetings, hearings or conference calls that the Purchaser may have with such Governmental Authority in relation to the Governmental Authority Condition (excluding any non-material or administrative discussions or matters unrelated to the Governmental Authority Condition or the purchase of the Shares or any matter arising from it or relating to it and the Sellers shall, where reasonably requested by the Purchaser or upon the request of such Governmental Authority, permit or make available its representatives to attend such meetings, hearings or conference calls or otherwise participate in discussions with such Governmental Authority referred to in subclause 3.1(a) for the purposes of satisfying the Governmental Authority Condition; and
(c)	prior to submission to the Relevant Authorities, provide the Sellers’ Representatives with draft copies of the notification and other submissions under the relevant Applicable Law in such time as will allow the Sellers’ Representatives a reasonable opportunity to provide comments on the notification or such submissions before they are submitted to the Relevant Authorities, and the Purchaser shall take into account any reasonable comments that are received and shall

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consult with the Sellers’ Representatives in respect of such comments prior to submission to the Relevant Authorities; and

(d)	the Sellers shall, and shall procure that the Sellers’ advisers shall:
(i)	where permitted by such Governmental Authority, promptly and in any event within one Business Day of the date of the relevant communication notify the Purchaser and provide the Purchaser with a copy of any written communication and/or a summary of any oral communication received from such Governmental Authority in connection with any filing or submission made for the purpose of satisfying the Governmental Authority Condition or in relation to the purchase of the Shares or any matter arising from it or relating to it;
(ii)	refrain from making any submissions to, engaging in any communications with or attending any meetings or calls with such Governmental Authority in relation to any filing or submission made for the purpose of satisfying the Governmental Authority Condition or in relation to the purchase of the Shares or any matter arising from it or relating to it without the Purchaser’s prior written consent unless required by such Governmental Authority; and
(iii)	refrain from withdrawing any filing, submission, condition, obligation, undertaking or commitment given to such Governmental Authority in relation to the purchase of the Shares or any matter arising from it or relating to it or agreeing any extension to any deadline or waiting period imposed by such Governmental Authority without the Purchaser’s prior written consent.
3.7	Nothing in subclause 3.6 shall require any party to disclose to another party any information:
(a)	which is commercially sensitive to the disclosing party and the receipt of which by the recipient party or parties would not be subject to a corresponding duty of confidentiality under the Confidentiality Agreement, the Common Interest Privilege Agreement or otherwise; or
(b)	which is competitively sensitive to the disclosing party and which cannot be shared with the recipient party prior to Completion in compliance with Applicable Law; or
(c)	which is or may be subject to legal professional privilege, whether or not such information is subject to the Common Interest Privilege Agreement; or
(d)	which cannot be shared with the recipient party or parties in compliance with Applicable Law; or
(e)	whose disclosure may conflict with any duty of confidentiality owed by the disclosing party,

and any such information should instead be provided to the recipient party or parties and/or their agents and advisers only when such provision is both:

(i)	reasonably necessary to plan for or carry out steps required for satisfaction of the Conditions or to give full effect to rights otherwise conferred by this agreement; and
(ii)	in a manner that is consistent with Applicable Law and reasonably designed to preserve commercial sensitivity, confidentiality and legal professional privilege and, in respect of competitively sensitive information only, subject to a suitable information barrier that prohibits both use in competitive market conduct and, wherever possible, receipt of the information by any person who may be in a position

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to use the information in the course of the recipient party or parties’ competitive market conduct.

3.8	Each party shall bear its own fees, costs and expenses suffered or incurred in connection with the preparation and submission of any filings, notifications or communications to or with the Governmental Authority referred to in subclause 3.1(a) in respect of the satisfaction of the Conditions, or otherwise suffered or incurred in connection with procuring the satisfaction of the Conditions or Completion.
4.	Pre-Completion
4.1	Subject to subclause 4.4, between the date of this agreement and Completion, each Seller shall procure that the Target Group Companies carry on their business, taken as a whole, in the ordinary and usual course as carried on during the 12 months prior to the date of this agreement and so as to maintain their business as a going concern.
4.2	Without prejudice to the generality of subclause 4.1, subject to subclauses 4.3 and 4.4, each Seller shall procure (to the extent that it is able under Applicable Law) that:
(a)	no Target Group Company will undertake any of the acts or matters listed in Schedule 5 without the prior written consent of the Purchaser; and
(b)	the Company will undertake all of the acts and matters listed in Part 2 of Schedule 5 before Completion to the reasonable satisfaction of the Purchaser.
4.3	Notwithstanding clause 20, for the purposes of subclause 4.2, any consent required by the Sellers may be sought by the Sellers’ Representatives by sending a notice to the Purchaser in accordance with subclause 20.1 identifying itself as a request under this clause 4 of this agreement and an email in reply from the Purchaser to the Sellers’ Representatives granting consent to the relevant matter or request shall constitute the irrevocable consent of the Purchaser to such matter or request.
4.4	Nothing in this clause 4 shall operate so as to restrict or prevent:
(a)	the execution of this agreement and any matter required or expressly permitted by this agreement; or
(b)	any act or conduct which the Sellers or the Target Group Companies are required to take, or omit to take, as a result of, or in order to comply with, any Applicable Law or a request of any Governmental Authority (and, to the extent permitted by Applicable Law, the Sellers or the Sellers’ Representatives must promptly notify the Purchaser as soon as reasonably practicable before such act or conduct occurs); or
(c)	any matter undertaken at the Purchaser’s written request or with the Purchaser’s prior written consent.
4.5	Subject to subclause 4.6, between the date of this agreement and Completion, each Seller shall:
(a)	procure that the Purchaser and its agents and advisers are given access to inspect and take copies of the Books and Records of the Target Group Companies during Working Hours and on reasonable notice to the Sellers; and
(b)	provide to the Purchaser and its agents and advisers such information regarding the business and affairs of the Target Group Companies as the Purchaser may require necessary to plan for

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or to carry out steps required for implementation of the Transaction or to give full effect to rights otherwise conferred by this agreement.

4.6	The obligations of the Sellers under subclause 4.5 shall not extend to providing information or access to Books and Records where such information or Books and Records amount to or contain information:
(a)	which is commercially or competitively sensitive to the Target Group Companies; or
(b)	which cannot be shared with the Purchaser prior to Completion in compliance with Applicable Law; or
(c)	which is or may be subject to legal professional privilege; or
(d)	in the reasonable opinion of the Sellers, is confidential to the activities of the Sellers otherwise than in relation to the Target Group Companies,

and any such information should instead be provided to the Purchaser and/or its agents and advisers only when such provision is both:

(i)	reasonably necessary to plan for or to carry out steps required for implementation of the Transaction or to plan for the subsequent integration of the businesses or to give full effect to rights otherwise conferred by this agreement; and
(ii)	in a manner that is consistent with Applicable Law and reasonably designed to preserve commercial sensitivity, confidentiality and legal professional privilege and, in respect of competitively sensitive information only, subject to a suitable information barrier that prohibits both use in competitive market conduct and, wherever possible, receipt of the information by any person who may be in a position to use the information in the course of the competitive market conduct of the Purchaser’s Group.
4.7	If, before Completion:
(a)	it comes to the notice of the Purchaser that any of the Seller Warranties is or will at Completion be untrue in any material respect (for which purposes any materiality qualifier contained in any such Seller Warranty shall be disregarded); or
(b)	any Seller is in material breach of any obligations of that Seller under this agreement or any other Transaction Document and, where that breach is capable of remedy, is not remedied to the Purchaser’s reasonable satisfaction within 30 Business Days after receiving written notice from the Purchaser specifying the breach and requiring it to be remedied; or
(c)	any Material Adverse Change occurs,

the Purchaser may elect not to complete the purchase of the Shares by giving written notice to the Sellers or the Sellers’ Representatives, provided that the Purchaser shall not be entitled to elect not to complete for breach of subclause 4.2(b) and Part 2 of Schedule 5 (without prejudice to the rights the Purchaser has against the Sellers pursuant to subclause 10.1(a)).

4.8	If the Purchaser elects, under subclause 4.7, not to complete the purchase of the Shares this agreement shall terminate and:
(a)	except for this subclause 4.8 and the other Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; but

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(b)	such termination shall not affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such termination.
4.9	Subject to subclause 4.4, between the date of this agreement and date that the RWI Insurance Policy is incepted, each Seller shall to the extent that it is reasonably able and legally permitted or entitled to do so, by exercising its rights as a shareholder, procure that each Target Group Company shall provide (upon reasonable notice and during regular business hours) such commercially reasonable assistance to the Purchaser as is reasonably requested by the Purchaser in order to facilitate its outstanding due diligence requests and maximise the scope of coverage under the RWI Insurance Policy.
5.	Completion
5.1	Completion shall take place on the later of (a) the date set out in clause 3 of schedule 12 of the Disclosure Letter and (b) the first Business Day of the month following the month in which the last of the Conditions is satisfied or waived in accordance with clause 3 (except that, where there are fewer than 10 Business Days between the date of such satisfaction or waiver and the first Business Day of that following month, Completion shall take place on the first Business Day of the second month following such satisfaction or waiver) or such other date as the Sellers’ Representatives and the Purchaser may agree in writing (the Completion Date).
5.2	At Completion:
(a)	the Sellers shall observe and perform the provisions of Part 1 of Schedule 8; and
(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 8.
5.3	Without prejudice to subclause 5.5, all documents and items delivered at Completion pursuant to subclause 5.2 and Part 1 and Part 2 of Schedule 8 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall have taken place pursuant to this subclause 5.3.
5.4	Simultaneously with:
(a)	delivery of all documents and items required to be delivered at Completion (or waiver of such delivery by the person entitled to receive the relevant document or item); and
(b)	receipt into the account specified by the Sellers pursuant to subclause 23.1(a) of the payment to be made pursuant to subclause 6.2 in immediately cleared funds,

the documents and items delivered pursuant to subclause 5.2 and Part 1 and Part 2 of Schedule 8 shall cease to be held to the order of the person delivering them and Completion shall have taken place.

5.5	If:
(a)	one or more Sellers fails to comply with the provisions of subclause 5.2(a) in respect of subparagraphs 1.1(a)(i) to 1.1(a)(v) of Part 1 of Schedule 8, the Purchaser; or
(b)	the Purchaser fails to comply with the provisions of subclause 5.2(b) in respect of paragraph 1.1(a) of Part 2 of Schedule 8, the Sellers (acting together through the Sellers’ Representative) may elect (in addition and without prejudice to all other rights or remedies available to it):
(i)	defer Completion to the last Business Day of the following month (or such other date as the Sellers’ Representatives and the Purchaser may agree in writing), provided that

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this subclause 5.5 (except for this subclause 5.5(b)(i)) shall apply to any such deferred Completion;

(ii)	to proceed to Completion as far as practicable having regard to the defaults that have occurred and without prejudice to its rights under this agreement or otherwise; or
(iii)	provided that Completion has been deferred at least once under subclause 5.5(b)(i) above, not to complete the purchase of the Shares and to terminate this agreement,

in the case of the Purchaser, by giving notice to the Sellers’ Representatives and in the case of the Sellers (acting together through the Sellers’ Representative), by giving notice to the Purchaser and provided that no party shall have a right to terminate the agreement under subclause 5.5(b)(iii) if it has breached any of its obligations under this agreement and such breach contributed materially to Completion not having occurred.

5.6	If either the Purchaser or the Sellers (acting together through the Sellers’ Representative) elects not to complete the sale and purchase of the Shares under subclause 5.3, this agreement shall terminate and:
(a)	except for this subclause 5.6 and the other Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; but
(b)	such termination shall not affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such termination.
5.7	To the extent not paid by the Company (or relevant member of the Target Group) at or in advance of Completion, the Purchaser shall procure the payment of such transaction related management bonuses, as agreed by the Purchaser, to Gavin Jones and Bal Johal referred to in limb (n) of the definition of “Debt” in Schedule 11 within five Business Days of Completion.
6.	Consideration
6.1	The price payable by the Purchaser (or its assignee) for the purchase of the Shares shall be the Consideration.
6.2	At Completion, the Purchaser (or its assignee) shall pay to the Sellers the Completion Initial Consideration.
6.3	Subject to subclause 6.4, each Seller shall, on Completion, be entitled to that percentage of the amount of the Completion Initial Consideration set against that Seller’s name in column (C) of Schedule 1.
6.4	Each Seller who has a Loan Account Balance with the Company (together the Relevant Sellers and each a Relevant Seller) hereby directs the Purchaser to, at Completion, procure the repayment to the Company of their respective Loan Account Balance, and agrees that an amount equal to the amount of such Relevant Seller’s Loan Account Balance be deducted from the amount of the Completion Initial Consideration which that Relevant Seller would otherwise be entitled to in accordance with subclause 6.3.
6.5	After Completion, the Completion Statement will be prepared and agreed and/or determined (as applicable) in accordance with paragraph 1 of Part 1 of Schedule 9 and in the Agreed Form.
6.6	If the Actual Net Cash:

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(a)	is greater than the Completion Net Cash, the Completion Initial Consideration shall be increased by the amount by which the Actual Net Cash is greater than the Completion Net Cash (and shall be expressed as a positive number); or
(b)	is less than the Completion Net Cash, the Completion Initial Consideration shall be decreased by the amount by which the Actual Net Cash is less than the Completion Net Cash (and shall be expressed as a negative number),

(the Net Cash Adjustment).

6.7	If the Actual Working Capital:
(a)	is greater than the Target Working Capital, the Completion Initial Consideration shall be increased by the amount by which the Actual Working Capital is greater than the Target Working Capital (and shall be expressed as a positive number); or
(b)	is less than the Target Working Capital, the Completion Initial Consideration shall be reduced by the amount by which the Actual Working Capital is less than the Target Working Capital (and shall be expressed as a negative number),

(the Working Capital Adjustment).

6.8	The amounts of the Net Cash Adjustment and the Working Capital Adjustment shall be added together to comprise one aggregate amount (the Adjustment Amount).
6.9	If the Adjustment Amount:
(a)	is a positive number, the Purchaser (or its assignee) shall, on account of the Initial Consideration, make a payment to the Sellers of a sum equal to the Adjustment Amount (and each Seller shall be entitled to the percentage of that sum set against their name in column (C) of Schedule 1);
(b)	is a negative number, each Seller shall, on account of the Initial Consideration, make a payment to the Purchaser of a sum equal to the percentage set against that Seller’s name in column (C) of Schedule 1 of the Adjustment Amount; or
(c)	is zero, no payment shall be owed by the Purchaser (or its assignee) to the Sellers or by the Sellers to the Purchaser.
6.10	Any payment required under subclause 6.9 shall be made within five Business Days following the day on which the Completion Statement is agreed and/or determined (as applicable) in accordance with Schedule 9.
6.11	Any payment made by a Seller to the Purchaser under this agreement (whether as damages for breach, under a covenant to pay or otherwise) shall, to the extent possible, be deemed to reduce the consideration paid for the Shares sold by that Seller.
7.	Earn-out Consideration
7.1	As further consideration for the sale of the Shares, the Sellers may be entitled to the Earn-out Consideration, subject to Completion occurring. Any such Earn-out Consideration will be determined as at each Earn-out Calculation Date and will be calculated in accordance with the provisions of this clause 7 and Schedule 12.

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7.2	Each Earn-out Payment, if any, is dependent on and will be based on the Actual Net Sales of the Aidaptus Products for the relevant Earn-out Period as set out in the Net Sales Statement. The Earn-out Payment for each Earn-out Period will be calculated in accordance with the formula set out in subclause 7.3.
7.3	Subject to subclause 7.4, the Earn-out Payment payable to the Sellers for each Earn-out Period will be calculated by reference to the formula set forth in clause 5 of schedule 12 of the Disclosure Letter.
7.4	In no event will the aggregate amount of all Earn-out Payments during the Earn-out Period exceed GBP 50,000,000.
7.5	Where an Earn-out Payment is due and payable to the Sellers in accordance with this clause 7, the Purchaser (or its assignee) shall, within 10 Business Days after the relevant Earn-out Payment is agreed and/or determined (as applicable) in accordance with Schedule 12, make a payment in accordance with clause 23 to each Seller into the relevant Seller’s Bank Account of the relevant percentage set against that Seller’s name in column (C) of Schedule 1 of the total amount of the relevant Earn-out Payment.
7.6	Save as otherwise provided in clause 24, the Purchaser shall not be entitled to make any deductions from any Earn-out Payment in relation to any claim under this agreement or any other Transaction Document.
7.7	During the Earn-Out Period, the Purchaser shall not, and shall procure that the Target Group Companies shall not, take or omit to take any action (or cause or permit anything to be done or omitted to be done) with the intention or purpose of directly frustrating, avoiding or reducing the Earn-out Consideration.
7.8	Each Seller acknowledges and agrees that:
(a)	the Purchaser makes no representation, warranty, undertaking or assurance that any Earn-out Consideration will be payable or, where Earn-out Consideration is payable, as to the amount of the Earn-out Consideration;
(b)	the Purchaser is under no obligation to conduct the business of the Target Group Companies in a manner that increases the amount of any Earn-out Payment payable; and
(c)	the Earn-out Consideration is contingent on the future sales of the Aidaptus Products and is not guaranteed.
7.9	Save with the prior written consent of the Sellers’ Representatives, the Purchaser will procure that, during the Earn-out Period:
(a)	advertising and promotional expenditure relating to the Aidaptus Products is not materially reduced from that expended on such items by the Target Group prior to Completion (other than as a result of customary seasonal variations or as are, in the opinion of the Purchaser, reasonably necessary as a consequence of sector-wide issues which adversely impact the market for Aidaptus Products);
(b)	no Target Group Company shall take any action or omit to do anything which artificially and purposefully reduces the revenue of any Target Group Company in relation to the Aidaptus Products with the sole intent of avoiding or minimizing an Earn-Out Payment;
(c)	the Aidaptus Products remain compliant in all material respects with the then-current standard of The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) applicable to medical devices and the then-current

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Applicable Laws concerning medical devices, in each case, provided that the Purchaser will not be in breach of this subclause (c) to the extent that any such breach results from (i) any Aidaptus Product being non-compliant with the relevant standard as at the Completion Date, or (ii) any act or omission of a third party (including manufacturers and suppliers);

(d)	no Target Group Company will dispose of the whole or substantially all of their respective undertakings, business or assets (except in the ordinary course of their business) where to do so would risk reducing the Earn-out Consideration, unless the transferee of any such disposal agrees to assume the obligations of the Purchaser under this agreement in respect of the Earn-out Consideration and such transferee has sufficient resources to be capable of satisfying the obligations of the Purchaser in respect of settling any remaining amounts of the Earn-out Consideration in accordance with the terms of this agreement; and
(e)	no Target Group Company shall voluntarily initiate, propose or take any steps in connection with any winding up, liquidation, administration, receivership or other insolvency proceedings or make any composition, compromise, assignment or arrangement with its creditors (otherwise than on the advice of an insolvency practitioner), in each case where to do so would have a material adverse effect on the Earn-out Consideration.

8.	Termination of Seller agreements and arrangements
8.1	Each Seller shall procure that any and all agreements and arrangements between any Target Group Company, on the one hand, and that Seller or any Related Person of that Seller, on the other hand (each a Related Party Agreement), are terminated at or before Completion without penalty to, or any ongoing liability on the part of, any Target Group Company.
8.2	Each Seller shall procure that, before Completion, all amounts owing by any Target Group Company to that Seller or any of its Related Persons under or in connection with any Related Party Agreement are settled in full without penalty to, or any ongoing liability on the part of, the Seller or any Target Group Company.
8.3	With effect from Completion, each Seller (for itself and on behalf of each of its Related Persons) irrevocably and unconditionally:
(a)	waives any and all rights, remedies and claims which it or any Related Persons of that Seller may have against any Target Group Company under or in connection with any Related Party Agreement; and
(b)	releases and discharges each Target Group Company from any and all claims, demands, actions and liabilities (whether actual or contingent) arising under or in connection with any Related Party Agreement.
9.	Sellers’ Warranties
9.1	Subject to the provisions of Schedule 4, each Seller warrants to the Purchaser that:
(a)	except as Disclosed in the Disclosure Letter, each of the Seller Warranties is true, accurate and not misleading in all material respects as at the date of this agreement, provided that for the purposes of determining whether any Seller Warranty is true, accurate and not misleading in all material respects, any materiality qualifier or similar qualification contained in any such Seller Warranty shall be disregarded; and

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(b)	immediately before Completion each of the Seller Warranties will be true, accurate and not misleading in all material respects at the Completion Date by reference to the facts and circumstances then subsisting, provided that for the purposes of determining whether any Seller Warranty is true, accurate and not misleading in all material respects, any materiality qualifier or similar qualification contained in any such Seller Warranty shall be disregarded. For this purpose, any express or implied reference in those Seller Warranties to facts as at the date of this agreement is to be construed as a reference to the Completion Date
9.2	Each of the Seller Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:
(a)	by reference to any other Seller Warranty; or
(b)	by any other provision of this agreement or any provision of any other Transaction Document.
9.3	Where any Seller Warranty or statement in the Disclosure Letter is qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge, information and belief” or any similar expression, each Seller shall be deemed for the purposes of this subclause 9.3 to be aware of any fact, matter or circumstance of which Mark Owen, Adam Mumford, Gavin Jones, Bal Johal, Mike Potts or Paul Smith:
(a)	are actually aware; and
(b)	would be aware having made due and careful enquiries, including all reasonable enquiries of each Seller’s direct subordinates or direct reports, where applicable, regardless of whether such enquiries have actually been made.
9.4	Each Seller shall promptly (and in any event before Completion) give notice to the Purchaser of any matter or circumstance:
(a)	which arose before the date of this agreement, but which becomes known to that Seller after the date of this agreement and before Completion; or
(b)	which arises and becomes known to that Seller after the date of this agreement and before Completion,

which results or is likely to result in any of the Seller Warranties being untrue, inaccurate or misleading as at the date of this agreement or as at Completion. Any notice given under this subclause 9.4 in relation to any matter or circumstance shall not, for the avoidance of doubt, prevent the Purchaser from making any Warranty Claim arising from that matter or circumstance or exercising any other rights where applicable.

10.	Indemnification
10.1	Subject to the terms and limitation of Schedule 4, each Seller, severally and not jointly, shall indemnify and keep indemnified the Purchaser, its subsidiaries and its and their and permitted assigns, as applicable (each an Indemnified Party and collectively, the Indemnified Parties) in full and on demand from and against all and any Losses directly or indirectly, whether or not due to a third party claim, suffered or reasonably and properly incurred by the Indemnified Party, arising out of, resulting from or in connection with:
(a)	any breach of, or default in connection with, any of the covenants, agreements or obligations made, or to be performed, by the Sellers under Schedule 5 of this agreement;

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(b)	any historic transfer (or purported transfer) of any shares or other securities in the Company or any of its Subsidiaries (including any predecessors thereof), howsoever arising and whether occurring before, on or after the date of this agreement;
(c)	any claim, demand, action or proceeding by or on behalf of:
(i)	the estate of Ernest Mumford (deceased)
(ii)	any beneficiary or purported beneficiary of the estate of Ernest Mumford (deceased);
(iii)	the personal representatives, executors or administrators of the estate of Ernest Mumford (deceased);
(iv)	the estate of Ivan Owen (deceased);
(v)	any beneficiary or purported beneficiary of the estate of Ivan Owen (deceased); or
(vi)	the personal representatives, executors or administrators of the estate of Ivan Owen (deceased),

in each case, to the extent such claim, demand, action or proceeding relates to or arises out of any right, title or interest (whether legal, beneficial or otherwise, and whether actual, alleged or purported) in or to any shares or other securities of any Target Group Company, any entitlement to dividends or other distributions made or declared by any Target Group Company, or any right to participate in the capital or profits of any Target Group Company;

(d)	any successful claim made against the Company pursuant to the Woodstock Environmental Liability resulting in a payment being made or required to be made by the Company in satisfaction of its obligations;
(e)	any payment made or required to be made by the Company in satisfaction of its obligations under the Woodstock Environmental Liability; and
(f)	any bona fide third party claim, demand, action, or proceeding in connection with the matters set out in clause 4 of schedule 12 the Disclosure Letter.
10.2	For the purposes of any claim under clause 10.1 in respect of any of subclauses 10.1(b) to 10.1(f) (inclusive) (but for no other purpose), “Losses” shall be deemed to exclude any Tax which arises as a result of any Event or Events (as defined in Schedule 6) occurring on or before Completion.
11.	Purchaser warranties

The Purchaser represents and warrants to the Sellers that each of the following statements is true and accurate as at the date of this agreement and will be true and accurate at Completion by reference to the facts and circumstances then subsisting (and, for this purpose, any express or implied reference to facts as at the date of this agreement is to be construed as a reference to the Completion Date):

(a)	it is validly incorporated, in existence and duly registered under the laws of the jurisdiction of its incorporation;
(b)	it has the requisite capacity, power and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be party and to perform its obligations under it (including the payment of any Earn-Out Payments which become due and

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payable to the Sellers) and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)	this agreement constitutes, and each of the other Transaction Documents to which it is or will be party will, when executed and delivered, constitute legal, valid and binding obligations on it in accordance with its terms; and
(d)	the execution and delivery of this agreement, and the performance of its obligations under it, do not and will not:
(i)	conflict with or constitute a default under any provision of:
(A)	any agreement or instrument to which the Purchaser is a party; or
(B)	the constitutional documents of the Purchaser; or
(ii)	conflict with any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound;
(iii)	other than as expressly contemplated in subclause 3.1 of this agreement, require the Purchaser to obtain:
(A)	the consent or approval of, or give any notice to or make any registration with, any Governmental Authority; or
(B)	the consent or approval of the Purchaser’s shareholders,

in each case, which has not been so obtained, given or made at the date of this agreement;

(e)	no administrative or other receiver has been appointed in respect of it or the whole or any part of its assets;
(f)	no moratorium under any applicable insolvency legislation has been sought by, or granted in respect of, it;
(g)	no administration order has been made, no petition or application has been presented for such an order and no documents have been filed with a court of competent jurisdiction for the appointment of an administrator in respect of it and no notice of intention to appoint an administrator has been given in respect of it;
(h)	no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of it and no provisional liquidator has been appointed to it;
(i)	no voluntary arrangement under any applicable insolvency legislation has been proposed by or approved in respect of it; and
(j)	no compromise or arrangement has been proposed by it and no such compromise or arrangement has been approved, agreed to or sanctioned by all or any classes of its creditors.

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12.	General Tax Covenant and Specific Tax Covenant

The provisions of Schedule 6 and Schedule 7 shall apply and have effect from Completion.

13.	Limitations on liability
13.1	The liability of the Sellers under this agreement in relation to any Claim shall be subject to the limitations and other provisions set out in Schedule 4, to the extent expressly provided therein.
13.2	Nothing in Schedule 4 or in the Disclosure Letter shall qualify or limit the liability of the Sellers in relation to any Claim attributable to fraud, dishonesty or wilful concealment on the part of any Seller or any, or on behalf of any, Target Group Company.
14.	Books and Records
14.1	For a period of six years from Completion or, if later in the case of Books and Records relating to Tax, until the expiry of the applicable statutory limitation period for each matter to which the relevant Books and Records relate:
(a)	each Seller shall:
(i)	preserve all Books and Records held by it and relating to the Target Group Companies in respect of the period before Completion; and
(ii)	on reasonable written notice by the Purchaser to the relevant Seller or the Sellers’ Representatives, and subject to there being no material disruption to the business of that Seller, make available to the Purchaser for inspection (during Working Hours) and (at the Purchaser’s expense) and copying any Books and Records of the relevant Seller insofar as they relate to the affairs of the Target Group Companies in the period before Completion held by that Seller and which are reasonably required by the Purchaser or the Target Group Companies for legal, regulatory, Tax, financial reporting, accounting or other appropriate purposes; and
(b)	the Purchaser shall:
(i)	preserve all Books and Records held by them and relating to the Target Group Companies in respect of the period before Completion; and
(ii)	on reasonable written notice by any Seller or the Sellers’ Representatives to the Purchaser, and subject to there being no material disruption to the business of the Purchaser or any member of the Purchaser’s Group, make available to the Sellers’ Representatives for inspection (during Working Hours) and (at the relevant Seller’s cost) copying the Books and Records of the Target Group Companies held by them to the extent they relate to the period before Completion and which are reasonably required by that Seller for legal, regulatory, Tax, financial reporting, accounting or other reasonably appropriate purposes.
14.2	The Sellers shall provide such information as the Purchaser may reasonably request in writing for the purposes of making a German real estate transfer tax filing in connection with the Transaction.
15.	Insurance
15.1	Without prejudice to subclause 15.2, with effect from Completion, each Seller shall procure (so far as it is able to procure) that all insurance policies subsisting at Completion under which any claim has

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been made, or may be made, by or on behalf of any Target Group Company in respect of the period before Completion, shall remain in full force and effect and that nothing will be done by that Seller under any such insurance policy which would prevent recovery of valid claims thereunder.

15.2	After Completion:
(a)	without prejudice to any of its other rights under this agreement, if any Target Group Company suffers any Losses as a result of an event or occurrence that occurred prior to Completion and in respect of which a claim may be made under an Occurrence-Based Insurance Policy, if the relevant Target Group Company is not able to notify a claim under the applicable Occurrence-Based Insurance Policy, the Sellers shall at the request of the Purchaser, to the extent they are permitted to do so under the terms of the relevant Occurrence-Based Insurance Policy, notify or use reasonable endeavours to procure that the Purchaser shall be entitled to notify a claim in respect of those Losses under the applicable Occurrence-Based Insurance Policy (the terms of such notification to be approved in advance by the Purchaser);
(b)	in respect of any claim notified under an Occurrence-Based Insurance Policy under subclause 15.2(a), the Sellers shall use reasonable endeavours to procure that the Purchaser shall:
(i)	be entitled, acting reasonably, to pursue, negotiate and agree such claim; and
(ii)	promptly receive (at its direction) all insurance proceeds payable by the insurer(s) under the relevant Occurrence-Based Insurance Policy in respect of such claim; and
(c)	the Sellers shall, provide (or procure the provision of) all such assistance and information as the Purchaser may reasonably request to enable it to pursue such claim.
15.3	From the date of this agreement to (and including) the Completion Date, the Sellers shall, and shall procure that each Target Group Company shall, provide such reasonable assistance and information to the Purchaser as the Purchaser may reasonably request in connection with the Purchaser putting in place new insurance arrangements for the Target Group Companies.
16.	RWI Insurance
16.1	Notwithstanding any provision to the contrary in this agreement (and except in case of fraud by any Seller), the Purchaser acknowledges and agrees that:
(f)	it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Warranty Claim (other than a Fundamental Warranty Claim) or any General Tax Covenant Claim against the Sellers except to the extent of GBP 1.00 in aggregate;
(g)	its sole potential recourse in respect of any and all Warranty Claims (other than a Fundamental Warranty Claim) and any and all General Tax Covenant Claims will, except to the extent of GBP 1.00 in aggregate, be under the RWI Insurance Policy notwithstanding:
(i)	the terms of the RWI Insurance Policy or any other provisions of this Agreement;
(ii)	any subsequent non-payment under the RWI Insurance Policy;
(iii)	any variation or expiry or termination of the RWI Insurance Policy for any reason;
(iv)	any insolvency of the RWI Insurer or relevant underwriter providing the RWI Insurance Policy; or

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(v)	the RWI Insurance Policy failing to be effective or failing to come into force; and
(h)	without prejudice to any of the foregoing, the absence of recourse of the Purchaser under the RWI Insurance Policy in respect of any Warranty Claim or any General Tax Covenant Claim and/or any inability of the Purchaser to obtain any remedy in respect of any Warranty Claim or any General Tax Covenant Claim under the RWI Insurance Policy will not affect or increase the liability of the Sellers under this agreement.
16.2	If there is any conflict or other inconsistency between this clause 16 and any other provision of this agreement, this clause 16 will prevail.
17.	Protective covenants
17.1	Each Seller covenants with the Purchaser and each Target Group Company that it shall not directly or indirectly for a period of three years after Completion:
(a)	induce or attempt to induce any person who is at Completion a director or Key Employee of a Target Group Company to leave the employment of that Target Group Company;
(b)	hire or attempt to hire any person who is at Completion a director or Key Employee of a Target Group Company; or
(c)	assist any person to do any of the foregoing,

provided, however, that the covenants in this subclause 17.1 shall not prevent the Sellers from:

(i)	publishing any general recruitment advertisement (which is not directed specifically at existing employees of any Target Group Company) in any local or national newspaper or other publication or on any website; or
(ii)	negotiating with any person who replies to any such advertisement or who initiates any contact with any Seller without any direct or indirect solicitation from any Seller.
17.2	Each Seller covenants with the Purchaser and each Target Group Company that it shall not for a period of three years after Completion be engaged, concerned or directly or indirectly interested in (whether as an employee, officer, director, consultant, secondee, agent, adviser, partner or shareholder of) any Restricted Business, provided, however, that the covenant in this subclause 17.2 shall not prevent:
(a)	any activity carried out by them in the proper performance of their respective duties pursuant to any service or consultancy agreements with the Purchaser or any Target Group Company entered into on or after Completion; and
(b)	the holding for investment purposes only of any financial interest in securities in a company that is listed or traded on any generally recognised market.
17.3	Each Seller covenants with the Purchaser and each Target Group Company that it shall not, directly or indirectly:
(a)	for a period of three years after Completion (except on behalf of a Target Group Company):
(i)	canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any Target Group Company at or during the 12 months prior to Completion from any person who is at Completion

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or has been at any time within the 12 months prior to Completion a customer of a Target Group Company; or

(ii)	induce or attempt to induce any person, who is at Completion or has been at any time within the 12 months prior to Completion a supplier of goods or services to a Target Group Company, to cease to supply, or to restrict or vary the terms of supply, to that Target Group Company; or
(b)	for a period of five years after Completion do or say anything which is harmful to the reputation of a Target Group Company, the Purchaser or any member of the Purchaser’s Group or which may lead a person to cease to deal with a Target Group Company or the Purchaser or any member of the Purchaser’s Group on substantially equivalent terms to those previously offered or at all; or
(c)	after Completion, use or (insofar as they can reasonably do so) allow to be used (except by the Target Group Companies) any trade name used by a Target Group Company at Completion or any other name intended or likely to be confused with such a trade name; or
(d)	assist any person to do any of the things referred to in subclauses 17.3(a) to 17.3(c) (inclusive) above.
17.4	For the purposes of this clause 17, references to a Target Group Company include its successors in business.
17.5	The Sellers acknowledge that the above provisions of this clause 17 are no more extensive than is reasonable, and are necessary in the circumstances, to allow the Target Group Companies to retain as from Completion, and the Purchaser effectively to obtain the benefit of, the accumulated know-how and goodwill of the Target Group Companies.
18.	Termination
18.1	If the Purchaser elects to terminate this agreement pursuant to subclause 3.2, subclause 4.8 or subclause 5.6, or the Sellers (acting together through the Sellers’ Representative) elect to terminate this agreement pursuant to subclause 5.6, this agreement shall terminate and:
(a)	except for this clause 18 and the other Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; but
(b)	such termination shall not affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such termination.
18.2	Save as expressly provided, this agreement may not be terminated, and no party shall be entitled to rescind this agreement under any circumstances whatsoever (save for such rights as exist in respect of fraud or fraudulent misrepresentation).
19.	Announcements and confidentiality
19.1	Subject to subclauses 19.3 and 19.4, each Seller shall (and shall procure that Seller’s Related Persons, and, in respect of the period up to Completion, each Target Group Company, and each such person’s advisers, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and, in respect of the period from Completion, each Target Group Company, and each such person’s advisers, shall):

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(a)	not make any announcement concerning the sale and purchase of the Shares or any related or ancillary matter, the Transaction or transactions contemplated by this agreement, other than the Announcement; and
(b)	treat as strictly confidential and not make use of or disclose, whether publicly or privately, to any person, in whole or in part, orally, in writing or by electronic or other means:
(i)	any and all information (whether available orally, in writing or in electronic or other format) received or obtained in connection with the negotiation and execution of this agreement and the other Transaction Documents and completion of the transactions contemplated by them which relates to the other parties or any of their Affiliates;
(ii)	the existence, provisions and subject matter of, and the negotiations relating to, this agreement and the other Transaction Documents; and
(iii)	any information relating to any potential claim under this agreement or any of the other Transaction Documents.
19.2	The provisions of subclause 19.1 shall continue to apply after Completion or after the termination of this agreement without limit in time.
19.3	Nothing in subclause 19.1 prevents any announcement being made or any confidential information being disclosed:
(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or
(b)	to any insurance broker or underwriter of the RWI Insurance Policy, including the RWI Insurer; or
(c)	with the prior written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld, conditioned or delayed; or
(d)	to the extent otherwise required by Applicable Law or any Governmental Authority, provided that the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.
19.4	Nothing in subclause 19.1 prevents any confidential information being disclosed to the extent:
(a)	required to enable the disclosing party to enforce its rights under this agreement or for the purpose of any Action in connection with this agreement; or
(b)	that the information is disclosed on a confidential basis with a Tax Authority in the course of a party dealing with its Tax affairs or the Tax affairs of any of its Affiliates, except that before such disclosure occurs, the disclosing party shall promptly notify the other parties, where practicable and lawful to do so, and shall co-operate with the other parties regarding the timing and content of such disclosure; or
(c)	that the information is disclosed by any party to:

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(i)	any of its Affiliates and/or to its or any of its Affiliates’ employees, officers, directors, consultants or secondees;
(ii)	its professional advisers, auditors, bankers, rating agencies or insurers or to the professional advisers, auditors, bankers, rating agencies or insurers of any of its Affiliates;
(iii)	any purchaser or prospective purchaser of all or a material portion of that party’s group where necessary to enable such purchaser or prospective purchaser to evaluate the purchase; or
(iv)	any current or prospective lenders, partners, members or other investors of any party or to any current or prospective lenders, partners, members or other investors of that party’s Affiliates,

in each case on a strictly confidential and need to know basis and provided that any such recipient has a duty to keep such information confidential and that the disclosing party shall be responsible for any breach of this clause 19 by any person to whom it has disclosed confidential information under this subclause 19.4(c); or

(d)	that restricting that disclosure would give rise to an arrangement that falls within the Hallmark set out in Part II A 1 of Annex IV of Directive 2011/16/EU; or
(e)	that the information was lawfully in the possession of the disclosing party or any of its representatives (in each case as evidenced by contemporaneous written records) without any confidentiality obligation before its being received or held; or
(f)	that the information is in or comes into the public domain other than by reason of a breach of any obligations in this clause 19.
19.5	With effect from Completion, the Confidentiality Agreement shall be terminated and the parties to it shall be released from their obligations under it, except in relation to any antecedent breach. Pending Completion, if there is a conflict between the terms of the Confidentiality Agreement and the terms of this agreement, the provisions of this agreement shall prevail.
19.6	With effect from Completion, the common interest privilege agreement, dated 29 January 2026, between the Purchaser and the Company (the Common Interest Privilege Agreement) shall be terminated in accordance with Section 4 of the Common Interest Privilege Agreement. Subject to Completion occurring, if there is a conflict between the terms of the Common Interest Privilege Agreement and the terms of this agreement, the provisions of this agreement shall prevail. For the avoidance of doubt, nothing in the Common Interest Privilege Agreement shall prejudice or limit the Purchaser’s or the Company’s ability to enforce its rights as against the other party for breach of this agreement or any other written agreement entered into between the Purchaser and the Company.
19.7	Each Seller undertakes that it shall, at Completion or as soon as reasonably practicable after Completion, assign or procure the assignment to the Purchaser (or another member of the Purchaser’s Group) of any and all assignable rights that such Seller has under or in respect of each non-disclosure or confidentiality agreement entered into prior to Completion by any prospective purchaser of the Target Group Companies (other than the Purchaser or another member of the Purchaser’s Group) that remains in full force and effect as at Completion.

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20.	Notices
20.1	Any notice or other communication to be given under this agreement shall only be effective if it is in writing and in English and is delivered by hand, or sent by internationally recognised courier or by email, to the relevant party as follows:
(a)	to the Sellers via the Sellers’ Representatives at:

Adam Mumford

email: [***]

Address: [***]

Mark Owen

email: [***]

Address: [***]

and with a copy (which shall not constitute notice) to be provided to the Sellers’ Solicitors:

Mills & Reeve LLP

24 King William Street

London EC4R 9AT;

email: [***]

marked for the attention of Alex Kenworthy, Matthew Lilley and Owen Henderson;

(b)	to the Purchaser at:

email: [***]

Address: 300 Kimball Drive Suite 300

Parsippany, NJ 07054

marked for the attention of Jeff Mann / General Counsel,

and with a copy (which shall not constitute notice) to be provided to the Purchaser’s Solicitors:

Allen Overy Shearman Sterling LLP

One Bishops Square

London, E1 6AD, United Kingdom

email: [***]

marked for the attention of Clare O’Brien, Derrick Lott, Matthew Appleton and Tina Barazandeh-Nejad,

or at any other address of which the relevant party (or, in the case of any of the Sellers, the Sellers’ Representatives) has given notice for this purpose to the other party under this clause 20.

20.2	Subject to subclauses 20.3 and 20.4, any notice or other communication shall be deemed to have been given:

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(a)	if delivered by hand, on the date of delivery; or
(b)	if sent by internationally recognised courier:
(i)	if the country of destination is the same as the country of origin, on the second Business Day after it was given to that courier; or
(ii)	if the country of destination is not the same as the country of origin, on the third Business Day after it was given to that courier; or
(c)	if sent by email, when sent, provided that receipt shall not occur if the sender receives an automated message indicating that the email has not been transmitted to the recipient’s server.
20.3	Where any notice or other communication is delivered or sent by more than one method in accordance with this clause 20, the date of receipt shall be the earliest to occur in respect of any such method as set out in subclause 20.2.
20.4	For the purposes of subclause 20.2, any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
20.5	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the email was properly addressed and transmitted to the recipient’s server, as the case may be.
20.6	This clause 20 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any Action arising out of or in connection with this agreement.
21.	Further assurances

On or after Completion, each Seller shall, at their own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.

22.	Assignments
22.1	The Purchaser may assign the benefit of this agreement to any other member of the Purchaser’s Group for the time being (including any wholly-owned subsidiary of the Purchaser) or to any lender to or holder of debt securities issued by the Purchaser or any other member of the Purchaser’s Group for the time being or any agent of such lender or holder and if it does so:
(a)	the assignee may enforce the obligations on the part of the Sellers under this agreement (including the Seller Warranties) and the provision of any other Transaction Document (including the Disclosure Letter) as if it had been named in this agreement as the Purchaser;
(b)	as between the Sellers and the Purchaser, the Sellers may nevertheless enforce this agreement and the provision of any other Transaction Document (including the Disclosure Letter) against the Purchaser as if the assignment had not occurred; and
(c)	the assignment shall not in any way operate so as to increase the liability or reduce the rights of the Purchaser or the Sellers (or any of them) under this agreement.

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22.2	Except as permitted by this clause 22, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Sellers’ Representatives and the Purchaser.
23.	Payments
23.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement shall be made in pounds by wire transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:
(a)	if that payment is to a Seller, such account as the Seller shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and
(b)	if that payment is to the Purchaser, such account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers’ Representatives for the purpose of that payment.
23.2	If any Seller is required by law to make a deduction or withholding in respect of any sum payable under this agreement to the Purchaser, that Seller shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser of such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
23.3	If any sum payable by a Seller to the Purchaser as a result of a breach of its obligations under this agreement or pursuant to a warranty, indemnity, covenant to pay or other compensation provision thereunder is, or but for the availability of any Relief would be, subject to Tax, then the sum so payable shall be increased by such amount as will ensure that the total amount paid less the Tax chargeable on such amount (or that would have been so chargeable) is equal to the amount that would otherwise be payable.
23.4	If the Purchaser is required by law to make a deduction or withholding in respect of any part of the consideration payable for the Shares under this agreement, it shall be entitled to do so and shall not be under an obligation to make an additional payment to ensure that the Sellers receive the same amount they would have received had no such deduction or withholding been required to be made.
24.	Set-off against Earn-out Payments
24.1	This clause 24 applies where prior to the date upon which any of the Earn-out Payments becomes payable (“Earn-out Payment Date”), the Purchaser has given the Sellers’ Representatives notice of any one or more claims under this agreement (each a “Set-Off Claim”).
24.2	Any Set-off Claim which has:
(a)	been Settled, but which has not been paid in full by the Sellers, may, without notice by the Purchaser, be set-off against any Earn-out Payment, by being withheld by the Purchaser and the Purchaser’s liability to pay the Earn-out Payment will be reduced by an amount equal to the amount of the Set-Off Claim as Settled; or
(b)	not been Settled, but in respect of which the Purchaser has delivered to the Sellers’ Representatives the advice, in writing, of external legal counsel to the Purchaser, to the effect that, on the balance of probabilities, the Purchaser will be successful in respect of the Set-Off

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Claim (as detailed in such written advice), may, without notice by the Purchaser, be set-off against any Earn-Out Payment, by the Purchaser withholding the amount which is the Purchaser’s bona fide estimate of such claim, or, if any lesser amount is stated in the opinion, then that amount.

24.3	If the Purchaser has set-off from any Earn-out Payment an amount pursuant to subclause 24.2(b) in respect of a Set-Off Claim, upon any such claim being Settled, any amount so set-off which is in excess of the Sellers’ actual liability in respect of the claim, up to the amount so set-off, will be paid by the Purchaser to the Sellers in cash within 10 Business Days of being Settled in accordance with subclause 7.5.
24.4	If the advice obtained for the purposes of subclause 24.2(b) states that, on the balance of probabilities, the Purchaser would be successful in respect of the Set-Off Claim, the Purchaser may set-off the reasonable and properly incurred costs of obtaining that opinion against any of the Earn-Out Payments. Such costs will in all other cases be payable by the Purchaser, save to the extent Settled.
24.5	Nothing in this clause 24 will act as a waiver by, or prejudice the right of, the Purchaser to recover amounts due to it from the Sellers under this agreement, whether before or after any Earn-out Payment is paid or in respect of any amount which is in excess of any Earn-out Payment.
25.	Several liability

Unless otherwise expressly provided in this agreement, where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers, each Seller shall be individually and severally (and not jointly or jointly and severally) responsible in respect of it. The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.

26.	Sellers’ Representatives
26.1	Adam Mumford and Mark Owen) (the Sellers’ Representatives) shall serve as the representatives of each Seller to act on behalf of the Sellers with respect to any and all notices, consents or approvals required to be given or accepted by one or more Sellers.
26.2	Each Seller irrevocably appoints the Sellers’ Representatives as its agent to act on its behalf to do all acts and to execute and deliver and receive all such documents as may be required to resolve or address any matters contemplated in subclause 26.1.
26.3	Any action taken or document executed by the Sellers’ Representatives on behalf of the Sellers in connection with this agreement shall be deemed to have been made on behalf of such Seller and shall be binding on such Seller as if it had expressly made, given or concurred with it.
27.	Timing of performance

Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or
(b)	subject to the provisions of clause 5, one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

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28.	Costs and expenses

Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into of this agreement and Completion.

29.	Counterparts

This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

30.	Remedies and waivers
30.1	The rights of each party under this agreement:
(a)	may be exercised as often as necessary;
(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and
(c)	may be waived only in writing and specifically.
30.2	Delay in exercising or non-exercise of any such right is not a waiver of that right.
30.3	No variation of this agreement will be effective unless it is in writing and signed by or on behalf of each of the parties.
31.	Invalidity
31.1	If at any time any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any Applicable Law of any jurisdiction, that shall not affect or impair:
(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision of this agreement; and
(b)	the validity, legality and enforceability under any Applicable Law of any other jurisdiction of that or any other provision,
31.2	If any invalid, unenforceable or illegal provision of this agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.
32.	Third party rights
32.1	A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, except that:
(a)	the covenants in clauses 15 and 16 may with the prior written consent of the Purchaser be enforced by any Target Group Company against any Seller; and
(b)	the provisions of paragraph 4 of Schedule 4 may with the prior written consent of the Purchaser be enforced by any Target Group Company or any employee, officer, director, consultant, secondee, agent or adviser of the Purchaser or any Target Group Company against any Seller.

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32.2	Notwithstanding subclause 32.1, the Sellers or the Sellers’ Representatives and the Purchaser may vary or terminate by agreement between them in writing the provisions of this clause 32, clauses 15 and 16 and paragraph 4 of Schedule 4 without the consent of any person named in subclause 32.1 who is not a party to this agreement.
32.3	Notwithstanding subclause 32.1, without the consent of any person named in subclause 32.1 who is not a party to this agreement the Purchaser may release or compromise in whole or in part any liability in respect of rights or claims contemplated by clauses 15 and 16 and paragraph 4 of Schedule 4.
33.	Whole agreement
33.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersedes all previous agreements, whether oral or in writing, between the parties relating to the same. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.
33.2	Each party:
(a)	acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this agreement) made by or on behalf of any other party before the entering into of this agreement; and
(b)	waives all rights and remedies which, but for this subclause 33.2, might otherwise be available to that party in respect of any such express or implied representation, warranty, collateral contract or other assurance.
33.3	Nothing in this clause 33 limits or excludes any liability for fraud.
34.	Governing law and jurisdiction
34.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
34.2	Except where the parties have agreed a particular method of resolving disputes under particular provisions of this agreement, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.
34.3	The parties waive any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any such dispute.
35.	Process agent
35.1	The Purchaser irrevocably appoints Embecta U.K. Limited, of Winnersh Triangle, Building 220, Wharfedale Road, Wokingham, United Kingdom, RG41 5T, as its agent in England for service of process.
36.	Language

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement

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and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

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sCHEDULE 1

The Sellers and the Shares

(A)	(B)	(C)
Name and address of Seller	Number of Shares	Percentage (%)
Mark Owen [***]	135 Ordinary A Shares 669 Ordinary B Shares	14.24%
Adam Mumford [***]	379 Ordinary A Shares 1896 Ordinary B Shares	40.00%
Adam Mumford and Anne Mumford each in their capacity as trustee (the “Trustees”) of the Mumford Family 2026 Trust (the “Trust”) whose addresses are: Adam Mumford: [***] Anne Mumford [***]	95 Ordinary A Shares 474 Ordinary B Shares	10.00%
Ellen Owen [***]	113 Ordinary A Shares 567 Ordinary B Shares	11.92%
Kim Priddis [***]	113 Ordinary A Shares 567 Ordinary B Shares	11.92%
Nancy Millington [***]	113 Ordinary A Shares 567 Ordinary B Shares	11.92%
	TOTAL	100.00%

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SCHEDULE 2

The Company

Company name:	Owen Mumford Holdings Limited
Registered number:	00555254
Registered office:	Primsdown Industrial Estate, Worcester Road, Chipping Norton, England, OX7 5XP
Date and place of incorporation:	England and Wales, 29 September 1955
Director(s):	Mark Ivan Owen; Adam John Mumford
Secretary:	Mark Ivan Owen
VAT number:	GB 195 9293 07
Accounting reference date:	30 September
Auditors:	The MGroup Partnership C9 Clyme Court, Oxford Office Village, Langford Lane, Kidlington, Oxford, OX5 1LQ
Issued share capital:	948 ordinary shares with a nominal value of £0.50 each 4,740 B ordinary shares with a nominal value of £0.10 each

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Schedule 3

Sellers’ Warranties

1.	Corporate matters
1.1	Ownership of shares
(a)	The Shares constitute the whole of the issued and allotted share capital of the Company, have been validly issued and allotted and are fully paid up.
(b)	The shares, details of which are set out opposite “issued share capital” under a Subsidiary’s name in schedule 3 of the Disclosure Letter, constitute the whole of the issued and allotted share capital of that Subsidiary. All such shares are beneficially owned by the Company or another Target Group Company free from any Encumbrance and are fully paid up.
(c)	No person is entitled, or has claimed to be entitled, to require any Target Group Company to issue or any Seller or Target Group Company to transfer any right to any share or loan capital either now or at any future date whether contingently or not.
(d)	There is no Encumbrance on, over or affecting any of the Shares and no person has claimed to be entitled to any such Encumbrance.
(e)	Each Seller is the sole legal and beneficial owner of the Shares set opposite such Seller’s name in column (B) of Schedule 1 and is entitled to transfer, or procure the transfer of, the full legal and beneficial ownership in those Shares to the Purchaser on the terms and subject to the Conditions set out in this agreement.
1.2	Capacity and consequences of sale
(a)	The Trust has been validly constituted, is in existence and has not been terminated, and was established and is subsisting in accordance with the laws of England and Wales.
(b)	Each Seller has the requisite capacity, power and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them.
(c)	The Trust and the Trustees have taken all actions necessary to authorise such execution and delivery and the performance of such obligations.
(d)	This agreement constitutes and each of the other Transaction Documents to which any of the Sellers is or will be a party will, when executed, constitute legal, valid and binding obligations on each relevant Seller in accordance with their respective terms.
(e)	The execution and delivery by each Seller of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of each Seller under it and each of them do not and will not:
(i)	conflict with or constitute a default under any provision of:
(A)	any agreement or instrument to which any Seller or any Target Group Company is a party; or
(B)	the constitutional documents of any Target Group Company; or

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(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Seller or any Target Group Company is bound, or result in the creation or imposition of any Encumbrance on any of the Shares or any of the property or assets of any Target Group Company.

(f)	Other than as expressly contemplated in clause 3 of this agreement, all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable each Seller to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.
1.3	Subsidiaries and associations
(a)	No Target Group Company:
(i)	holds or beneficially owns or has agreed to acquire any securities of any other company other than another Target Group Company; or
(ii)	is, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).
(b)	The particulars relating to the Company and the Subsidiaries set out in the recitals and, respectively, Schedule 2 and schedule 3 of the Disclosure Letter are true and accurate in all respects and are not misleading because of any omission or ambiguity or for any other reason.
1.4	Sellers’ other interests
(a)	No Seller (nor any other Related Person of a Seller) is concerned in any business which is competitive or likely to be competitive with the business of any Target Group Company.
(b)	No Target Group Company is a director or officer of any company other than another Target Group Company.
1.5	Constitutional documents and statutory books and registers
(a)	The copies of the constitutional documents of each Target Group Company which are in the Data Room are:
(i)	accurate and complete in all respects;
(ii)	have annexed or incorporated copies of all resolutions or agreements required by Applicable Law to be so annexed or incorporated; and
(iii)	fully sets out the rights and restrictions attaching to each class of share capital of the Target Group Companies.
(b)	The register of members and other statutory books and registers of each Target Group Company:
(i)	have been properly kept;

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(ii)	contain a materially accurate and complete record of the matters which should be dealt with in those statutory books and registers; and
(iii)	no notice or allegation that any of them is incorrect or should be rectified has been received.
(c)	All returns, particulars, resolutions and other documents which a Target Group Company is required by Applicable Law to file with or deliver to the relevant company authority have been correctly made up and duly filed or delivered.
1.6	Dividends and distributions

All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of each Target Group Company have been declared, made and paid in accordance with Applicable Law and the relevant Target Group Company’s constitutional documents.

1.7	Powers of attorney

No Target Group Company has granted any power of attorney or similar authority which remains in force.

1.8	Business names

Each Target Group Company carries on business under its own corporate name and not any other name.

2.	ACCOUNTS
2.1	Accuracy of Accounts

The Accounts:

(a)	have been prepared in accordance with (i) Applicable Law and accounting principles and practices generally accepted in relevant jurisdictions (based on the country of incorporation for each of the Target Group Companies) at the time the Accounts were prepared, and (ii) UK GAAP for the consolidated Accounts of the Target Group; and
(b)	give (in respect of the consolidated Accounts of the Target Group only) a true and fair view of the state of affairs of the Target Group Companies on a consolidated basis and (on a consolidated basis) the Target Group as at 30 September 2023, 30 September 2024, and the Accounts Date and of the profit or loss and of the cash flows of each of the Target Group Companies for the applicable financial period (as the case may be) for which they were prepared.
2.2	Book debts

None of the Sellers has reason to believe that any debt owing to a Target Group Company at the date of this agreement (other than the debts provided for in the Accounts) will not in the ordinary course of collection realise its nominal amount plus any costs of collection and any accrued interest.

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2.3	Capital commitments

As at the Accounts Date, no Target Group Company had any commitment on capital account outstanding which is not adequately Disclosed or provided for in the Accounts.

2.4	Events since Accounts Date

Since the Accounts Date:

(a)	each Target Group Company has conducted its business in the ordinary and usual course consistent with past practice and without any material interruption and without any material alteration to its nature, scope or manner;
(b)	no Target Group Company has entered into any contract or commitment other than on an arm’s length basis or other than in the ordinary course of business;
(c)	there has been no material adverse change in the turnover, trading performance, financial position of any Target Group Company;
(d)	no Target Group Company has acquired or disposed of, or agreed to acquire or dispose of, any asset with a book value or market value (whichever is higher) in excess of GBP 150,000;
(e)	there has been no material change in the policy or procedures by which any Target Group Company collects its debts or pays its creditors;
(f)	each Target Group Company has paid its creditors within the normal periods for payment of those creditors in accordance with their respective terms and each Target Group Company has issued invoices and collected debts in the usual manner;
(g)	no Target Group Company has declared, authorised, paid or made any dividend or other distribution (whether in cash or in kind) nor reduced its paid-up share capital;
(h)	no Target Group Company has incurred or agreed to incur capital expenditure in excess of GBP 500,000 (in the case of all such commitments) or in excess of GBP 150,000 (in the case of any one such commitment); and
(i)	no Target Group Company has issued or agreed to issue any share or loan capital.
2.5	No Undisclosed liabilities

The Target Group Companies do not have any liabilities of any kind other than liabilities (i) that were specifically reflected and adequately reserved for on the balance sheet as of the Accounts Date, and (ii) incurred since the date of the Accounts Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit).

3.	Assets
(a)	At the Accounts Date all the assets included in the Accounts were owned by the relevant Target Group Company and full and accurate particulars of all fixed assets acquired or agreed to be acquired by any Target Group Company since the Accounts Date are set out in the Data Room.

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(b)	Except for current assets offered for sale or sold in the ordinary course of trading, no Target Group Company has since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.
(c)	None of the fixed assets included in the Accounts, nor any fixed asset acquired or agreed to be acquired since the Accounts Date, is subject to any Encumbrance and there is not in existence any agreement or commitment to create any Encumbrance.
(d)	The assets included in the Accounts, together with each and every fixed asset acquired or agreed to be acquired since the Accounts Date, constitute all of the assets necessary for each Target Group Company to carry on its respective business in the manner in which it is conducted as at the date of this agreement.
4.	Plant and machinery

Each item of machinery or plant of each Target Group Company, including its fixed machinery or plant, and each vehicle owned or used by it (having regard to each items’ actual use and purpose within the business of any Target Group Company):

(a)	is in good repair and condition (subject to fair wear and tear);
(b)	is in working order as required to enable any item to perform its usual and satisfactory function;
(c)	has been properly serviced and maintained; and
(d)	is not surplus to that Target Group Company’s requirements.
5.	Financial arrangements
(a)	In relation to each agreement, trust deed, instrument or arrangement under which any Target Group Company has outstanding any Financial Indebtedness:
(i)	there has not been any contravention of, non-compliance with, or material alteration to any of its terms or conditions;
(ii)	no steps for the enforcement of any security constituting Financial Indebtedness have been taken or threatened;
(iii)	none of the Sellers nor any Target Group Company has done anything which might affect or prejudice its continuation; and
(iv)	that agreement, trust deed, instrument or arrangement is not terminable, and no amount is or may become repayable under it, by reason of the sale of the Shares.
(b)	The total amount borrowed by each Target Group Company does not exceed:
(i)	any limitation on borrowing contained in its constitutional documents; or
(ii)	any limitation in any contract or arrangement to which it is a party (including its overdraft facilities).

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5.2	Loans

No Target Group Company has lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent), other than amounts owing by way of trade credits with third parties in the ordinary course of trading as a result of goods or services supplied by any Target Group Company on normal arm’s length terms.

5.3	Government grants

No Target Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.

5.4	Bank accounts

Full and accurate details of the Target Group Companies’ bank accounts are set out in schedule 5 of the Disclosure Letter, and no Target Group Company has any other bank or deposit account (whether in credit or overdrawn).

6.	Insolvency
(a)	No administrative or other receiver has been appointed in respect of any Target Group Company or in respect of the whole or any part of the assets or undertaking of any Target Group Company.
(b)	No moratorium under any applicable insolvency legislation in any relevant jurisdiction has been sought by, or granted in respect of, any Target Group Company.
(c)	No administration order has been made, no petition or application has been presented for such an order and no documents have been filed with a court of competent jurisdiction for the appointment of an administrator in respect of any Target Group Company and no notice of intention to appoint an administrator has been given in respect of any Target Group Company.
(d)	No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Target Group Company and no provisional liquidator has been appointed to any Target Group Company.
(e)	No Target Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.
(f)	No voluntary arrangement under any applicable insolvency legislation in any relevant jurisdiction has been proposed by or approved in respect of any Target Group Company.
(g)	No compromise or arrangement has been proposed by any Target Group Company and no such compromise or arrangement has been approved, agreed to or sanctioned by all or any classes of creditors of any Target Group Company.
(h)	No person has been appointed, no proceedings have been commenced, no order has been obtained and no other action has been taken of a type mentioned in any of the subparagraphs above in any jurisdiction outside England and Wales.
(i)	No circumstances have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type mentioned in subparagraphs (a) to (h) above in any relevant jurisdiction.

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7.	Contracts and arrangements

Schedule 6 of the Disclosure Letter sets forth a true and complete copy of all material contracts to which any Target Group Company is a party of the type set forth in this paragraph 7 (each a Material Contract, and together the Material Contracts) and, other than in respect of a Material Contract, no Target Group Company is a party to any contract, arrangement or obligation which:

(i)	was entered into otherwise than in the ordinary course of business on an arm’s length terms;
(ii)	includes a joint venture, limited liability company or partnership agreement or other agreement involving the sharing of profits, losses, costs or liabilities with any other person, or any collaboration, development, or similar agreement;
(iii)	is an agreement or arrangement between, on the one hand, a Target Group Company and, on the other hand, a Seller;
(iv)	is an agreement or arrangement which restricts the freedom of any Target Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;
(v)	is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken;
(vi)	is expected by the Sellers to result in a financial loss to any Target Group Company on completion of performance;
(vii)	is of an onerous nature, cannot be fulfilled or performed by the relevant Target Group Company on time or without undue or unusual expenditure of money or effort; and
(viii)	is not terminable by the relevant Target Group Company on less than three months’ notice without compensation or other penalty payable or incurred by any Target Group Company; or
(ix)	provides for any change of control payment and/or change in the terms of the relevant agreement (including any termination right) which would be due or which would arise as a result of the Transaction.
(b)	The Data Room contains a full and accurate copy of each Material Contract.
(c)	Each Material Contract is in full force and effect.
(d)	Save for the Material Contracts, no Target Group Company is a party to any contract, agreement, arrangement or commitment (whether written or oral) which is material to the business of the Target Group.
(e)	So far as the Sellers are aware, there has been no breach of any Material Contract or any allegation that there has been such a breach in the 12 months prior to the date of this agreement.
(f)	No counterparty to any Material Contract has in the 12 months prior to the date of this agreement terminated the relevant Material Contract nor has it ceased or reduced or indicated an intention to cease or reduce its trading or terminate the relevant Material Contract with the relevant Target Group Company and, no such counterparty has given any notice or made any representation to the Sellers (either in writing or orally) that they would or may take any such action as a result of the Transaction.

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(g)	No offer, tender or the like which is capable of being converted into an obligation of any Target Group Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of trading of that Target Group Company.
(h)	The execution and delivery by each Seller of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of each Seller under it and each of them do not and will not relieve any other party to a contract with any Target Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract.
8.	Supply chain
(a)	The Target Group has reliable supply chains for the supply of Products as to meet the needs of the business of the Target Group and has not experienced any material disruptions, delays, shortages, or quality issues in its supply chain in the past 24 months.
(b)	So far as the Sellers are aware, the Target Group’s supply chain in respect of Products has operated and is operating at the date of this agreement in compliance with Applicable Law and the Authorisations.
(c)	The Target Group has in place documented policies and procedures to ensure that its supply chain is in compliance with Applicable Law, regulations and industry standards, including with respect to Environmental, Health and Safety Laws, human rights, labour, modern slavery and health and safety and the Sellers are not aware of any instances of any non-compliance with respect to any of the foregoing in its supply chain.
9.	PRODUCTS AND PRODUCT LIABILITY
(a)	No proceedings are pending or have been threatened in writing against any Target Group Company in the five years prior to the date of this agreement in which it is claimed that any products Manufactured, produced, distributed, supplied or sold by or on behalf of any Target Group Company are defective, not appropriate for their intended use, do not comply with any warranty or representation expressly or impliedly made in relation to them, and/or have caused bodily injury or material damage to any person or animal when applied or used as intended.
(b)	No Target Group Company has received notice of any pending Actions, nor so far as the Sellers are aware, are any threatened in writing, which could reasonably be expected to result in the revocation, termination or non-renewal of any licence, permission, authorisation or consent referred to in subparagraph 9(a) above, or which allege a material breach of any quality, efficacy or safety standard set by any Governmental Authority.
(c)	So far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any Action by any Governmental Authority alleging that any Products are materially dangerous, faulty or defective or otherwise materially noncompliant with Applicable Law.
(d)	No Product (or any component thereof) has been recalled, suspended, withdrawn, replaced, seized, discontinued or the subject of a refusal to file, clinical hold, deficiency, shut down or suspension of manufacture or supply, import or export prohibition, warnings, “dear doctor” letters or like correspondence, notifications, market actions, investigator notices, serious adverse event reports, safety alerts or other similar notice of action (including any correspondence questioning data integrity or any requirements from a Governmental Authority to make any change to any product Manufactured by the Business or any of the Business’ processes or procedures relating to the Manufacture of any product Manufactured by the Business) in the three years prior to the date of this agreement as a result of any action by any Governmental Authority, by any Target Group Company; nor are any such actions

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pending or under consideration (or any facts, conditions or circumstances known) by the Sellers or any Target Group Company, or, as far as the Sellers are aware, by any Governmental Authority.

(e)	No Adverse Event or pattern of Adverse Events reportable with respect to the safety or efficacy of any Product has arisen in the three years prior to the date of this agreement which, individually or in aggregate, has had a material adverse effect on the Business of the Target Group.
(f)	No Target Group Company has within the twelve months before the date of this agreement Manufactured, sold or supplied any Products in respect of the Business which are faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made or given by any Target Group Company and no Products have been subject to a recall (whether voluntary or involuntary) as a result of a determination that such Product creates an unreasonable safety risk or fails to meet minimum legally-required safety standards.
(g)	The packaging materials and labels used in respect of the Products do not contain false and misleading or deceptive statements or representations and are not contrary to any law.
(h)	During the last five years:
(i)	the Products have been Manufactured and sold at usual rates of volume in line with applicable contracts (including minimum order quantities therein) and Commercialised in the ordinary course of business of the Target Group Companies;
(ii)	the Products have been in conformity with any and all contractual obligations, and express warranties made by the Sellers or the Target Group Companies in the ordinary course of business; and
(iii)	no Target Group Company has sold Products at volumes or prices in a manner inconsistent with the ordinary course of business, or offered any incentives (or taken any actions that would have the effect of an incentive) to their customers to purchase or hold excess inventory.
10.	RESEARCH AND DEVELOPMENT
(a)	Each Product is being and has been (as applicable) researched, developed, Manufactured and Commercialised in all material respects in accordance with: (i) the specifications and standards contained in the relevant Authorisations; (ii) all Applicable Law, including Applicable Law concerning medical devices; and (iii) the then-current standard of The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) applicable to medical devices.
(b)	In the jurisdictions in which any Target Group Company Manufactures, imports, markets, distributes or sells any Product (whether directly or, so far as the Sellers are aware, indirectly via third parties), such activities are being conducted in all material respects in accordance with the specifications and standards set by the relevant Governmental Authority and Applicable Law.
(c)	So far as the Sellers are aware, all preclinical and clinical investigations, studies, tests and trials with respect to the Products carried out in the five years prior to the date of this agreement have at all times been conducted in compliance with Applicable Law. No Target Group Company nor, so far as the Sellers are aware, any third party has received any written notice or other correspondence from any Governmental Authority with respect to any preclinical or clinical investigation, study, test or trial of any Product requiring the termination, suspension or modification of such investigation, study, test or trial.
(d)	There are no ongoing clinical trials in respect of the Products.

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(e)	No Target Group Company has withheld from any Governmental Authority any information in the possession of any Target Group Company relating to the safety, toxicity, quality or efficacy of any Products (or any component thereof) that has been requested by any Governmental Authority or is required by Applicable Law to be disclosed to a Governmental Authority.
11.	Regulatory, Licences and Consents
(a)	Each Target Group Company holds all product-specific licences, permissions, authorisations and consents required under Applicable Law from any Governmental Authority to permit the manufacture, import, marketing, distribution and sale of any products or medical devices manufactured or supplied by any Target Group Company in the jurisdictions in which such activities are carried on, and all such licences, permissions, authorisations and consents are in full force and effect.
(b)	All pending variations, amendments, extensions or renewals in respect of the licences, permissions, authorisations and consents referred to in subparagraph 11(a) above which have been initiated by any Target Group Company are set out in schedule 7 of the Disclosure Letter, and the Target Group has received no notice of any other pending variations, amendments, extensions or renewals.
12.	Insurance
(a)	Each Target Group Company has maintained adequate insurance cover against risks normally insured against by companies carrying on a similar business (including, but not limited to, adequate product liability and environmental liability insurance) and, in particular, has maintained all insurance required by Applicable Law.
(b)	Full and accurate particulars, or in the case of a document a copy, of each of the insurance policies currently maintained in whole or in part for the benefit of any Target Group Company are in the Data Room.
(c)	In respect of the insurance policies referred to in subparagraph (b) above:
(i)	all such policies are currently in full force and effect;
(ii)	all premiums have been duly paid to date;
(iii)	nothing has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could make any such policy void or voidable in whole or in part or which could cause any premiums or deductibles under such policies to be materially increased; and
(iv)	no Target Group Company has received any notification that any such policy is not valid or enforceable.
(d)	Details of any and all insurance claims and notifications of claims under any insurance policy referred to in subparagraph (b) above made during the three years prior to the date of this agreement are in the Data Room.
13.	Intellectual property
(a)	Full and accurate particulars of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned by any Target Group Company are set out in schedule 8 of the Disclosure Letter. Each registered Intellectual Property Right listed in schedule 8 of the Disclosure Letter is owned by a Target Group Company.

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(b)	Each Intellectual Property Right owned by any Target Group Company is legally and beneficially owned, free from any Encumbrance, solely by the Target Group Company identified in the Data Room as its owner.
(c)	No Intellectual Property Right owned by any Target Group Company is subject to any restriction which adversely affects any Target Group Company’s ability to use it for the purpose of its business.
(d)	No registered Intellectual Property Right owned by any Target Group Company has lapsed or been cancelled or is the subject of any pending or threatened proceedings or administrative action (including opposition, revocation and invalidity actions) and, so far as the Sellers are aware, nothing has been done or omitted to be done which would prejudice the validity, subsistence or enforceability of any of those registered Intellectual Property Rights.
(e)	All fees have been paid and required steps taken, in each case, within the required period, for the registration, renewal and maintenance of all registered Intellectual Property Rights (including applications to register the same) owned by any Target Group Company.
(f)	Full and accurate particulars, of all licence and other agreements relating to: (i) any Intellectual Property Right to which any Target Group Company is a party (whether as licensor, licensee or otherwise); or (ii) any Intellectual Property Right owned by any Target Group Company, are set out in schedule 9 of the Disclosure Letter. A copy of each such agreement is included in the Data Room and agreements which are material in this regard are referred to in schedule 9 of the Disclosure Letter.
(g)	Each of the agreements referred to in subparagraph 13(f) is in full force and effect and no counterparty to any of those agreements has terminated the relevant agreement, nor has such counterparty in the 12 months prior to the date of this agreement indicated an intention to terminate the relevant agreement. The rights or obligations of any Target Group Company under those agreements will not be affected by the acquisition, direct or indirect, of the Target Group Companies by the Purchaser.
(h)	So far as the Sellers are aware, no person is infringing or misusing or has infringed or misused any Intellectual Property Right owned or controlled by any Target Group Company.
(i)	Each Target Group Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the 12 months immediately preceding the date of this agreement. So far as the Sellers are aware, each Target Group Company has the right, pursuant to binding written agreements, to use all Intellectual Property Rights licensed to it in the manner currently being used by each Target Group Company.
(j)	No activities of any Target Group Company (or of any licensee under any licence granted by a Target Group Company) infringe or misuse, or are likely to infringe or misuse, any Intellectual Property Right owned or controlled by any third party and no claim or allegation has been made against any Target Group Company (or any such licensee) in respect of any actual or purported infringement or misuse.
(k)	All current and former employees, officers, directors, consultants, secondees and independent contractors of any Target Group Company who have contributed to the creation or development of any Intellectual Property Rights relating to the business of any Target Group Company have created those Intellectual Property Rights either: (i) in a manner such that the ownership of such Intellectual Property Rights vested in, or transferred by operation of Applicable Law to, the relevant Target Group Company; or (ii) pursuant to a written agreement with the relevant Target Group Company which validly assigns to that Target Group Company all of their right, title and interest in and to those Intellectual Property Rights. So far as the Sellers are aware, no current or former employee, officer, director, consultant, secondee or independent contractor of any Target Group Company who has contributed to the creation or development of any Intellectual Property Rights is in breach of any term of its employment agreement or similar contract relating to any Intellectual Property Rights.

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(l)	So far as the Sellers are aware, no Target Group Company has received a claim for compensation by or on behalf of one of its current or former employees, officers, directors, consultants, secondees or independent contractors in respect of any invention in relation to any patent or utility model owned by the Target Group Company and, so far as the Sellers are aware, there are no grounds for any such claim.
(m)	Full and accurate particulars, or in the case of a document a copy, of the policies and procedures applicable to any Intellectual Property Rights relating to the business of the Target Group Companies are in the Data Room. Those policies and procedures are up-to-date and enforced.
14.	Confidential information and trade secrets
(a)	Neither any Target Group Company nor any predecessor in business of any Target Group Company has at any time (except (A) in the normal and proper course of a Target Group Company’s day-to-day business and subject to an obligation of confidentiality or (B) in compliance with its obligations under the terms of any non-disclosure / confidentiality agreement, or (C) to a Target Group Company’s professional advisers and subject to an obligation of confidentiality) disclosed to any person other than the Purchaser or the Purchaser’s advisers:
(i)	any of the secret or confidential information or property of any Target Group Company, including any financial information, plan, statistics, document, file, client list, marketing information, records or papers;
(ii)	any other information relating to any Target Group Company’s business or affairs the disclosure of which might or could cause loss or damage to or adversely affect any Target Group Company; or
(iii)	any secret or confidential information relating to any customer, client, employee or agent of any Target Group Company or to any other person who has or has had any dealings with any Target Group Company.
(b)	So far as the Sellers are aware, no person is making unauthorised use of, or has made unauthorised use of, any confidential information (including any Intellectual Property Rights subsisting in that confidential information) owned or controlled by any Target Group Company.
(c)	Full and accurate particulars, or in the case of a document a copy, of each Target Group Company’s policies and procedures applicable to the protection of confidential information and trade secrets are in the Data Room. Those policies and procedures are up-to-date and enforced.
15.	Systems, software, websites and cybersecurity
15.1	Interpretation

In this paragraph 15 of this Schedule 3:

(a)	Cybersecurity Law means all Applicable Laws and all guidelines and codes of practice (in each case which are mandatory and legally binding) concerning cybersecurity;
(b)	Incident means:
(i)	any actual or attempted unauthorised access to a System or breach of a System’s security policy that affects or threatens the security, confidentiality, integrity, or availability of any System, other information technology system, infrastructure, communications network, device or data, including denial of service attacks, infection

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with malware (including ransomware, spyware, worms, trojans and viruses), hacking, breach of confidence or electronic theft, fraud or extortion (including in each case by any current or former employee, officer, director, consultant, secondee, agent or independent contractor) or “man in the middle” attacks; or

(ii)	any other event having an actual adverse effect on the security of a System; or
(iii)	any incidents similar to the foregoing; and
(c)	Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology (including cloud services) that are used by any Target Group Company in connection with the operation of its business as currently conducted and System means any of the foregoing.
15.2	Systems
(a)	All material agreements relating to the Systems to which any Target Group Company is party to are in the Data Room. Each of those agreements is in full force and effect and no counterparty to any of those agreements has terminated the relevant agreement, nor has such counterparty in the 12 months prior to the date of this agreement indicated an intention to terminate the relevant agreement.
(b)	Full and accurate particulars of the Systems that are material to the operation of the business of any Target Group Company, including its architecture and constituent elements, where a Target Group Company is either: (i) the exclusive owner and has direct control of the Systems; or (ii) is validly licensed or otherwise authorised to use the Systems, are set out in folder 2.20.4.2 of the Data Room. Neither the Systems nor each Target Group Company’s ability to use all or any part of the Systems nor any Target Group Company’s rights and obligations under the material agreements relating to the Systems will be affected by the acquisition, direct or indirect, of the Target Group Companies by the Purchaser.
(c)	The Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software, network and telecommunications equipment and internet-related information technology and technical and other documentation relating to any computer system) required by any Target Group Company in the continuance of its business in the ordinary course to the same extent as carried on at the date of this agreement.
(d)	The Systems that are material to the operation of the business of any Target Group Company have been maintained in accordance with the manufacturer’s instructions and good industry practice.
(e)	In the two years immediately preceding the date of this agreement, there have been no breakdowns, malfunctions, failures or other defects in the Systems, nor any downtime of any System for more than four hours, in each case, which have had an adverse effect on the operations or commercial activities of a Target Group Company and, so far as the Sellers are aware, no circumstance exists which is reasonably likely or expected to give rise to any of the foregoing.
15.3	Websites and domain names
(a)	Full and accurate particulars of all domain names used by each Target Group Company in connection with the operation of its business as currently conducted are set out in schedule 10 of the Disclosure Letter. The Target Group Company identified in schedule 10 of the Disclosure Letter as registrant is the registrant of each such domain name.
(b)	Each Target Group Company is the owner of, or has a licence pursuant to a binding written agreement to use (as the case may be) the Intellectual Property Rights relating to the design and layout of its

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websites and either the owner or licensee of all software relating to the operation, functionality and performance of those websites.

15.4	Cybersecurity
(a)	Full and accurate particulars of or, in the case of a document, a copy of each Target Group Company’s policies and procedures applicable to any Incident (including the monitoring, prevention, detection and management of any Incident) and all other policies and procedures required or recommended by any Cybersecurity Law are in the Data Room. Those policies, procedures and plans are in each case up-to-date and have been developed, maintained and regularly tested in accordance with good industry practice. No Target Group Company (nor, so far as the Sellers are aware, any of the employees, officers, directors, consultants or secondees of any Target Group Company has) done or omitted to do anything which is a contravention of any of those policies, procedures and plans.
(b)	In the three years prior to the date of this agreement, there has been no Incident affecting any System owned or controlled by any Target Group Company which has had an adverse effect on the security or availability of any System.
(c)	So far as the Sellers are aware, in the three years prior to the date of this agreement, there has been no Incident affecting any software, hardware, network and telecommunications equipment, internet-related information technology (including cloud services), device or data used by any third party in the provision of services to any Target Group Company.
(d)	The Sellers have not received written notice and, so far as the Sellers are aware, no Target Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by, or duty to notify, any Governmental Authority in relation to any Incident or its compliance with Cybersecurity Laws.
(e)	Each Target Group Company has complied with all Cybersecurity Laws in all material respects.
16.	Compliance and disputes
(a)	Each Target Group Company, and each of their employees, officers, directors, consultants or secondees is conducting, and has conducted at all times the business and operations of each Target Group Company in all material respects in compliance with Applicable Law and has not done or omitted to do anything which has resulted or may result in any Losses or any sanction on the part of any Target Group Company.
(b)	No Target Group Company is engaged in any Action (other than being engaged in the collection of commercial debts in the ordinary course of business) whether as claimant, defendant or otherwise and, the Sellers have not received notice that any Actions are pending or threatened, and so far as the Sellers are aware, there are no circumstances which could reasonably give rise to any Action by or against any Target Group Company.
17.	Information security

All the Books and Records and all other data and information of each Target Group Company are recorded, stored, maintained, operated or otherwise held exclusively by one or more of the Target Group Companies and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of one or more of the Target Group Companies.

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18.	Data and data protection
(a)	In this paragraph 18 of this Schedule 3:
(i)	Data Protection Authority means any Governmental Authority responsible for the enforcement of Data Protection Law; and
(ii)	Data Protection Law means all Applicable Laws and all guidelines and codes of practice (in each case which are mandatory and legally binding) issued by an applicable Data Protection Authority concerning the protection and/or processing of personal data or e-privacy.
(b)	Each Target Group Company has complied with all relevant requirements of Data Protection Law.
(c)	No Target Group Company has received any notice or allegation from any Data Protection Authority in any jurisdiction, a controller or a data subject alleging non-compliance with any Data Protection Law, requiring a Target Group Company to cease processing personal data, including any international transfer of personal data or disclosure of personal data.
(d)	No person has claimed or has the right to claim compensation from any Target Group Company under any Data Protection Law.
19.	AML Laws, Prohibited Payments, ABAC Laws, Fraud and Sanctions
(a)	In this paragraph 19 of this Schedule 3:
(i)	ABAC Laws means all Applicable Laws concerning anti-bribery or anti-corruption, including (but not limited to) the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 (and, for the avoidance of doubt, excluding any AML Laws and Fraud Laws);
(ii)	AML Laws means all Applicable Laws concerning anti-money laundering, financial record keeping or counter-terrorist financing (and, for the avoidance of doubt, excluding any ABAC Laws or Fraud Laws);
(iii)	Fraud means fraud or fraudulent activity of any kind, including: (A) any dishonest act or omission committed in order to gain an advantage, or to disadvantage another; (B) being a knowing participant to the carrying on of an activity with an intent to defraud creditors; (C) cheating the public revenue; (D) false accounting; (E) false statements by company directors; (F) fraudulent trading; (G) participating in a fraudulent business; (H) obtaining services dishonestly; (I) fraud by false representation, by failing to disclose information, or by abuse of position; or (J) any aiding, abetting, counselling or procuring the commission of any fraudulent act or omission;
(iv)	Fraud Laws means all Applicable Laws concerning Fraud or fraudulent activity of any kind, including the UK Fraud Act 2006, and the UK Economic Crime and Corporate Transparency Act 2023 (and, for the avoidance of doubt, excluding any ABAC Laws or AML Laws);
(v)	Prohibited Payment means any:
(A)	bribe, grease payment, influence payment, facilitation payment, kickback or other similarly corrupt payment;
(B)	gift of money or anything of value prohibited under any ABAC Laws; or

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(C)	gift of money or anything of value to a Public Official, or a person connected to a Public Official, with the intention that such Public Official is:
I.	influenced to make any act or omission in the course of their duties as a Public Official; and
II.	neither permitted nor required by the written laws applicable to them to be influenced in such a way;
(vi)	Public Official means an individual who:
(A)	holds a legislative, administrative, or judicial position of any kind;
(B)	exercises a public function for or on behalf of any country or territory or any public agency or enterprise; or
(C)	is an official or agent of a public international organisation;
(vii)	Sanctioned Country means any country or territory that is either:
(A)	the target of any comprehensive country- or territory-wide Sanctions (being, as at the date of this agreement, the territories of Crimea, Donetsk and Luhansk, and the countries of Cuba, Iran and North Korea); or
(B)	has a government that is explicitly targeted with Sanctions (including, as at the date of this agreement, Russia, Belarus, Iran, Syria, Afghanistan and Venezuela);
(viii)	Sanctioned Person means a person or entity that is:
(A)	listed or referred to on any Sanctions List;
(B)	resident in, ordinarily located in, or incorporated or domiciled under the laws of any Sanctioned Country;
(C)	“owned” or “controlled” by, or otherwise “acting on behalf or at the direction of”, a person or persons who are referred to in (A) or (B)(as the terms “owned”, “controlled”, and “acting on behalf or at the direction of” are defined in the relevant Sanctions and/or any associated guidance on the same produced by any relevant Sanctions Authority from time to time); or
(D)	otherwise a target of Sanctions;
(ix)	Sanctions means any economic, financial or trade sanctions- and/or export control-related laws, regulations, embargoes, rules and/or restrictive measures administered, enacted or enforced by any Sanctions Authority from time to time;
(x)	Sanctions Authority means:
(A)	the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, and any other U.S. government entity);
(B)	the United Nations (including its Security Council, and any United Nations Security Council Sanctions Committee);

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(C)	the European Union;
(D)	each Member State of the European Union;
(E)	the United Kingdom; and
(F)	any Governmental Authority of the aforementioned; and
(xi)	Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons, Groups and Entities subject to Financial Sanctions maintained by the European Commission, the UK Sanctions List published by the Foreign, Commonwealth and Development Office, or any other public list of persons targeted by Sanctions maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authority (in all cases as supplemented, amended or substituted from time to time).
(b)	No Target Group Company, nor any employee, officer or director of any Target Group Company, nor, so far as the Sellers are aware, any other person providing services to or acting on behalf of any Target Group Company (whilst so acting) has:
(i)	violated, or is in violation of, any AML Laws or Fraud Laws; or
(ii)	committed or participated in, or attempted to commit, any Fraud.
(c)	No Target Group Company, nor any employee, officer or director of any Target Group Company, nor, so far as the Sellers are aware, any other person providing services to or acting on behalf of any Target Group Company (whilst so acting) has:
(i)	violated or is in violation of any ABAC Laws; or
(ii)	made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any Prohibited Payment.
(d)	No Target Group Company nor any of their respective employees, officers or directors, nor, so far as the Sellers are aware, any other person providing services to or acting on their behalf (whilst so acting):
(i)	is in violation of, is likely in violation of, or has violated or likely violated, any Sanctions;
(ii)	is, or has been, a Sanctioned Person;
(iii)	is, or has been, owned (in whole or in any part) or controlled (directly or indirectly) by, a Sanctioned Person;
(iv)	has engaged in any transaction or conduct that is likely to result in it becoming a Sanctioned Person;
(v)	has conducted or is conducting any business dealings or activities with or for the benefit of any Sanctioned Person or otherwise in any Sanctioned Country;
(vi)	has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions; and/or
(vii)	is causing, or has caused, any other person to be in violation of any Sanctions.

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(e)	None of the assets and/or financial or commercial interests of the Target Group Companies are, or have been, subject to any freeze, prohibition, restriction or block under or in connection with any Sanctions.
(f)	Each Target Group Company (having regard to the scope of operations of the business of each Target Group Company) has put in place and is appropriately implementing adequate policies and procedures designed to prevent Prohibited Payments, Fraud and violations of ABAC Laws, AML Laws, Fraud Laws and Sanctions.
(g)	No Target Group Company, nor any of their respective employees, officers or directors, nor, so far as the Sellers are aware, any other person providing services to or acting on their behalf (whilst so acting) is or has been, in the period of six years prior to the date of this agreement, engaged in or been subject to any Action concerning or relating to any Prohibited Payments, Fraud, ABAC Laws, AML Laws, Fraud Laws, Sanctions and/or Sanctioned Persons nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such Action.
20.	Defective products

No Target Group Company has manufactured or sold products which are in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by any Target Group Company.

21.	Anti-competitive arrangements
(a)	No Target Group Company is now, and has not during the last six years been, a party to any agreement or concerted practice or involved in any business conduct which infringes, or is otherwise void or unenforceable in whole or in part under any antitrust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including, where relevant, Articles 101 and 102 of the Treaty on the Functioning of the European Union and/or Chapters I and II of the Competition Act 1998) and has not, under any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority.
(b)	No Target Group Company has during the last 10 years been in receipt of any state aid within the meaning of Article 107(1) of the Treaty on the Functioning of the European Union, any subsidy within the meaning of Part 1 of the Subsidy Control Act 2022, any subsidy within the meaning of Part Two, Title XI, Chapter 3 of the Trade and Cooperation Agreement between the United Kingdom and the European Union, or any foreign subsidy within the meaning of Article 3(1) of EU Regulation 2022/2560 on foreign subsidies distorting the internal market involving products or services sold or to be sold or manufactured in the European Union and granted after 12 July 2018.
22.	Environmental matters
22.1	Interpretation

In this paragraph 22 of this Schedule 3:

(i)	Dangerous Substance means any natural or artificial substance (whether in a solid, liquid, gas, vapour or other form) that is:
(A)	capable (alone or in combination) of causing harm to humans or any other living organism or of damaging the Environment or public health or welfare; and/or

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(B)	toxic, radioactive, flammable, corrosive, polluting, explosive or otherwise hazardous in nature (including any waste);
(ii)	Environment means:
(A)	air (including air within any building or other natural or man-made structure, whether above or below ground);
(B)	water (including surface waters, underground waters, groundwater, coastal water, the seas and oceans, and inland waters, and any water within any natural or man-made structure);
(C)	land (including land under water, and land which has been altered by humans);
(D)	natural habitats, biodiversity and ecosystems;
(E)	the climate; and
(F)	humans, animals, plants and all other living organisms;
(iii)	Environmental, Health and Safety Law means all Applicable Laws and all circulars and guidance (which is legally binding or has the force of law) issued, enacted or administered by any Governmental Authority in relation to Applicable Laws, in all cases concerning or relating to:
(A)	the pollution or protection of the Environment and/or sustainable development (including biodiversity conservation and/or the sustainable management of living natural resources);
(B)	the emission of greenhouse gases and/or climate change (including climate change transition planning);
(C)	the handling, use, management, or disposal of waste;
(D)	natural resource efficiency and use;
(E)	human health, safety or welfare; and/or
(F)	the release, emission, leakage, spillage, management, or handling of any Dangerous Substance;
(iv)	Environmental Licence means any permit, licence, authorisation, permission, accreditation, consent, exemption or other approval required under or in relation to any applicable Environmental, Health and Safety Law for the operation of the business of each Target Group Company or in relation to the use of each of the Properties as at the date of this agreement; and;
(v)	Relevant Period means the lesser of:
(A)	the ten years prior to the date of this agreement;
(B)	the period of the Sellers’ ownership of a Target Group Company; or
(C)	the period of the Sellers’ or Target Group Company’s ownership of a Property, as applicable.

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(vi)	Relevant Property means any property or part of any property now or previously owned, leased, occupied or controlled by any Target Group Company.
22.2	Compliance
(a)	So far as the Sellers are aware, each Target Group Company is in compliance with, and has at all times complied in the Relevant Period, in all material respects with, all applicable Environmental, Health & Safety Laws in relation to the operation of the business of each Target Group Company and the use of each of the Relevant Properties.
(b)	So far as the Sellers are aware, each Target Group Company:
(i)	has obtained all Environmental Licences that are necessary for it to conduct its current business and to hold its current assets, all of which are valid and subsisting; and
(ii)	is in compliance with, and has at all times complied in the Relevant Period, in all material respects with, the terms and conditions of all of its Environmental Licences as held by it from time to time, and, so far as the Sellers are aware, no circumstances exist (including those circumstances which would arise as a result of this agreement) which may result in any of the Target Group Companies’ current Environmental Licences being materially modified, cancelled, or terminated or otherwise being unable to be transferred.

(c)	So far as the Sellers are aware no material works or expenditures are required in order for any Target Group Company to comply with any of its Environmental Licences, or otherwise comply with any and all applicable Environmental, Health and Safety Laws.
(d)	No Target Group Company has received, in the Relevant Period any written notice, claim or complaint specifying any breach of or liability under any Environmental, Health and Safety Law in any material respect.
22.3	Disputes
(a)	So far as the Sellers are aware, no Target Group Company is, or has been in the Relevant Period engaged in Action concerning any breach of or liability under any Environmental, Health and Safety Law in any material respect, and, so far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any such prosecution, litigation, arbitration, action or other proceedings or settlement by or against any Target Group Company.
(b)	So far as the Sellers are aware, no person has used, disposed of, generated, stored, treated, transported, dumped, released, deposited, buried or emitted any Dangerous Substance at, on, or under any of the Relevant Properties owned or occupied by a Target Group Company in the in the Relevant Period in a manner which could reasonably be expected to result in any liability under any Environmental, Health and Safety Laws arising for any Target Group Company.
22.4	Particulars Disclosed
(a)	All of the following are in the Data Room:
(i)	all of the Environmental Licences currently held by any Target Group Company;

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(ii)	all environmental or health and safety, audits or investigations by any competent authority, produced in the five years prior to the date of this agreement relating to the Environment at any of the Properties; and
(iii)	material correspondence between any of the Target Group Companies and any competent authority in the five years prior to the date of this agreement, in all cases concerning any Environmental, Health and Safety Laws, and, in all cases, relate to the operation of the business of a Target Group Company or to any of the Properties.

23.	PROPERTIES
23.1	Interpretation

In this paragraph 23 of this Schedule 3:

(a)	Lease means a lease under which a Leased Property is held;
(b)	Occupation Lease means any lease, tenancy, licence or agreement for occupation or use by a third party; and
(c)	Utilities means drainage, water, electricity and internet services.
23.2	Title and Encumbrances
(a)	The Properties are the only properties that any Target Group Company owns, controls, leases, uses or occupies and all deeds and documents necessary to prove title to each Property are in the possession of the relevant Target Group Company or are registered at the Land Registry.
(b)	The description and particulars of each Property in schedule 4 of the Disclosure Letter are accurate and complete.
(c)	One of the Target Group Companies is the sole legal and beneficial owner of each Property, and is in exclusive occupation of it.
(d)	So far as the Sellers are aware, the relevant Target Group Company has all legal rights necessary for the current use, enjoyment and upkeep of each Property and the facilities thereon.
(e)	None of the Properties are subject to any Encumbrances or rights in favour of any third party which materially interferes with its current use which are not noted on the title registers to the Properties.
(f)	No lease, sublease, right, easement, licence or informal arrangement, public or private, is enjoyed or is in the course of being acquired by or against the Properties and none has been proposed or is necessary for the full use and continued occupation of the Properties.
23.3	Contingent interests
(a)	No Target Group Company has any liability (whether actual or contingent) in respect of any property other than the Properties and has not given any guarantee including any such liabilities as a former tenant guarantor or landlord in respect of any other property.
(b)	No Target Group Company has entered into any agreement, option or right of pre-emption to acquire any property other than the Properties.

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(c)	No Target Group Company has a legal or beneficial interest in respect of any property other than the Properties.
23.4	Access

As far as the Sellers are aware, the means of access to and egress from each Property (including the means of escape in case of emergency) are over either roads which have been adopted by the local authority and are maintainable at public expense or roads in respect of the use of which the relevant Target Group Company and those deriving title under it to that Property have a permanent legal easement free from onerous or unusual conditions.

23.5	Covenants, rights and compliance
(a)	Save as disclosed in the title registers to the Properties provided in the Data Room, no Property is affected by any covenant, restriction, burden or stipulation which is onerous or unusual, which gives rise to expenditure, or which conflicts or interferes with its current use, or which materially affects its value.
(b)	No outgoings are payable for any Property except national non-domestic rates, charges for supply of Utilities and (in the case of each Property) rent and service charges.
(c)	All covenants affecting any Property have been properly performed and observed in all material respects and there is no material outstanding breach of any covenant or other obligation affecting any Property.
(d)	No Target Group Company has experienced any objection or interruption to the use and enjoyment of the passage and provision of mains services of water, drainage and electricity and so far as the Sellers are aware, where not directly connected to the mains services, the necessary easements are in place for the passage of services.
23.6	Disputes

Neither the Sellers nor any Target Group Company has received or served notice of any breach of covenant, easement or other matter relating to a Property or any other dispute, claim, demand, action, or proceeding relating to any Property.

23.7	Planning
(a)	So far as each Seller is aware, the current use of each Property as set out in schedule 4 of the Disclosure Letter is lawful under planning and zoning laws and under other Applicable Law. Neither the Sellers nor any Target Group Company have received any notification of breach of Applicable Law in relation to any Property that remains outstanding and/or unremedied and no injunction has been granted or applied for, in respect of any breach.
(b)	So far as each Seller is aware, any permissions authorising the current use of each Property are permanent and not subject to conditions which adversely affect the relevant Target Group Company’s use and enjoyment of the relevant Property.
(c)	None of the Sellers or any Target Group Company has, in relation to any Property, entered into nor, so far as the Sellers are aware, is any Property otherwise subject to, any planning agreement or planning obligation or agreement of a similar nature with authorities responsible for services, highways or other infrastructure.

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23.8	Insurance
(a)	The Properties are insured and full and accurate details of such insurance have been provided to the Purchaser.
(b)	Premiums payable on insurance policies with respect to the Properties have been duly paid.
23.9	Notices, orders and proposals
(a)	No Seller nor any Target Group Company has received notice of, or is otherwise aware of, any notice, judgment, order, decree, arbitral award or decision of a Governmental Authority affecting any Property which is outstanding and could have a material adverse effect on the current use of any Property.
(b)	No Seller nor any Target Group Company is aware of any proposal on the part of any Governmental Authority which would adversely affect any Property including compulsory purchase, expropriation, eminent domain or highway works.
23.10	Repair

So far as each Seller is aware, no Target Group Company has received any order, instruction or notice about any improvements or repairs.

23.11	Leases
(a)	In respect of each Lease:
(i)	all rent and other sums and outgoings have been paid up to date, save for any nominal rent where payment of such nominal rent has not been demanded;
(ii)	so far as the Sellers are aware, there are no material defaults by the relevant Target Group Company which are outstanding;
(iii)	no notice has been given or received by any Target Group Company and there is no subsisting dispute between any Target Group Company and the landlord of that Lease;
(iv)	a copy of that Lease (including all amendments and variations to it) is in the Data Room; and
(v)	where the rent is reserved by a Lease which is subject to review, there are no outstanding rent reviews.
(b)	No Lease has been varied and no licences or consents have been issued under any Lease and no collateral assurances or undertakings have been entered into with any landlord or any third party.
(c)	So far as the Sellers are aware, no major item of expenditure which is recoverable in whole or in part from any Target Group Company has been incurred by the landlord of any Lease and no Seller or any Target Group Company has been notified of any material item of expenditure that is expected to be incurred by the landlord within 12 months following the date of this agreement.
(d)	None of the Properties are a ’higher risk building’ or a ’relevant building’ for the purposes of the Building Safety Act 2022.
23.12	Occupation Leases
(a)	Full details of or, in the case of a document, a copy of every Occupation Lease to which any Property is subject are in the Data Room.

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(b)	No Occupation Lease has been varied and no licences or consents have been issued under any Occupation Lease and no collateral assurances or undertakings have been entered into with any tenant or any third party.
(c)	All consents needed for the grant of every Occupation Lease were obtained.
(d)	No notice has been given or received under any Occupation Lease, there is no subsisting dispute between any Target Group Company and any tenant in relation to any Occupation Lease and, so far as the Sellers are aware, there is no outstanding breach of covenant (excluding any covenants to keep any of the Properties in repair) by any Target Group Company or any tenant under any Occupation Lease.
(e)	There are no outstanding requests from any residential tenant under any Occupation Lease for repairs or improvements to the Property which exceed (in aggregate across all Occupation Leases to residential tenants) GBP 20,000 and all previous requests for repairs have been addressed within a reasonable time.
(f)	No management agent or other managing body has been appointed to manage any Property that is let to a residential tenant(s) under an Occupation Lease.
(g)	All Occupation Leases let to residential tenants are let on assured shorthold tenancies pursuant to the Housing Act 1988 and have been granted and are being administered in compliance with all Applicable Laws.
23.13	Construction

In this paragraph 23.13, “Construction Works” means any material construction works carried out to the Properties in the 10 years preceding the date of this Agreement.

(a)	No Construction Works have been carried out save for the matters set out in folder 2.14.2.2 of the Data Room.
(b)	So far as each Seller is aware, the Sellers have disclosed all written contracts (if any) in respect of the Construction Works (including building contracts, consultant appointments, collateral warranties or otherwise) which are contained in folder 2.14.2.2 of the Data Room and listed in schedule 11 of the Disclosure Letter (the Construction Documents).
(c)	So far as each Seller is aware, no notices under the Landlord and Tenant (Covenants) Act 1995 have been served on the Target Group Company in relation to the Properties.
(d)	No claims have been made by or against the Sellers nor any Target Group Company in respect of:
(i)	repairs, dilapidations or any similar liability pursuant to which a monetary claim or liability is outstanding; or
(ii)	any of the Construction Documents,

and there is and there is no monetary claim or liability which is outstanding in respect of any of the Construction Documents.

(e)	No Target Group Company is in breach or alleged breach of any Construction Document and so far as the Sellers are aware no other party to a Construction Document is in material breach of the same.

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(f)	So far as the Sellers are aware, no Construction Document have been assigned, charged, novated or otherwise transferred.
(g)	So far as the Sellers are aware, no Construction Document have been materially varied, amended, terminated, determined or repudiated.
(h)	So far as the Sellers are aware, there are no known defects in respect of the works and/or services carried out or being carried out under any Construction Document.
(i)	All sums due and payable under any Construction Document have been paid in full and no further sums will fall due.
(j)	No written waiver has been given under any unexpired construction warranty with respect to any of the buildings forming part of any Property.
24.	EMPLOYEES
24.1	Interpretation

In this paragraph 24 of this Schedule 3:

(a)	Employee means any person who is employed by any Target Group Company under a contract of employment; and
(b)	Worker means any individual who is engaged by any Target Group Company as an independent contractor, worker (of any kind), or consultant.
24.2	Particulars Disclosed
(a)	Full and accurate particulars of or, in the case of a document, a copy of the following are in the Data Room:
(i)	in respect of each Employee:
(A)	employee identification details (including job title and work location);
(B)	age;
(C)	base salary;
(D)	employing entity;
(E)	length of service;
(F)	notice period;
(G)	applicable bonus target; and
(H)	any international assignment arrangements to which they are currently subject;
(ii)	a list of the Key Employees and copies of all current contracts of employment for all Key Employees;
(iii)	template service agreements used by the Target Group Companies in respect of Employees or of application to a particular grade or category of Employee;

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(iv)	a list of any persons currently engaged by any Target Group Company as a Worker, including length of assignment, remuneration and notice provisions and copies of their terms of engagement;
(v)	details of any court or tribunal case, claim or action (including, for the avoidance of doubt, any claims or actions by statutory authorities in respect of social security contributions): (i) brought against any Target Group Company in the period of three years prior to the date of this agreement or (ii) that has been threatened against any Target Group Company in the period of twelve months prior to the date of this agreement by any Employee, former employee, Worker or former independent contractor, worker or consultant arising out of, or in connection with, their employment or engagement (as applicable); and
(vi)	the identity of any works council, trade union, staff association or other employee representative body, together with copies of all material recognition, procedural or other agreements or arrangements (excluding any agreements or arrangements which are of general application on a sector-wide basis) currently in place between any Target Group Company and any body representing the Employees or Workers.
(b)	No Employee is employed on terms and conditions which materially differ from the template terms referred to in subparagraph 24.2(a)(iii).
(c)	Except as disclosed under subparagraphs 24.2(a)(ii) and 24.2(a)(iii) no Target Group Company is party to any contract with any Employee or Worker that cannot be terminated by the relevant Target Group Company on six months’ notice or less without compensation (other than compensation pursuant to the Employment Rights Act 1996).
(d)	No arrangement has been entered into regarding any future variation to the terms and conditions of employment of any of the Employees or engagement of any Workers and no negotiations have commenced for any such variation.
(e)	No offer of employment or engagement has been made by any Target Group Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.
(f)	No Key Employee has given notice of termination of their contract of employment or is under notice of dismissal.
(g)	No Employee or Worker will, as a result of the entering into of this agreement or Completion, be entitled to receive any payment or benefit to which they would not otherwise have been entitled or be entitled to treat either such event as amounting to a breach of their terms and conditions of employment or treat themselves as dismissed or released from any obligation.
(h)	No Target Group Company has made any loan or advance to or for the benefit of any of the Employees, officers, former employees, Workers or any of its former officers, independent contractors, workers or consultants which is outstanding.
(i)	All personnel whose services are wholly or mainly utilised by any Target Group Company are employed by that Target Group Company. All the Employees are employed wholly or mainly in the business conducted by the Target Group Companies.
(j)	Neither the execution of this agreement nor any of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) result in any “excess parachute payments” within the meaning of Section 280(g)(b) of the U.S. Code, or (ii) require a “gross

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up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the U.S. Code.

(k)	No U.S. Employee Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the U.S. Code and similar state law).
(l)	No U.S. Employee Benefit Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the U.S. Code). No Employee or individual independent contractor is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the U.S. Code.
(m)	No Target Group Company nor any ERISA Affiliate of any Target Group Company sponsors, maintains or contributes to (or has ever sponsored, maintained or contributed to), has been required to contribute to, or has any liability with respect to: (A) an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the U.S. Code; (B) a “multiple employer plan” (within the meaning of Section 413(c) of the U.S. Code); (C) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (D) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
24.3	Compliance
(a)	There are no amounts owing by any Target Group Company to any Employee, former employee, or Worker other than amounts representing remuneration due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of business expenses.
(b)	Each Target Group Company has in relation to each of the Employees (and, insofar as relevant, in relation to each of its former, prospective and future employees), Workers complied with all its obligations under legislation, regulations, agreements with employee representatives and terms and conditions of employment or engagement.
(c)	All holiday pay for periods of holiday accrued and/or taken under Regulations 13 and 13A of the Working Time Regulations 1998 has been correctly calculated and paid to Employees and Workers, and they have been afforded the opportunity to take such holiday whether or not they have requested it.
(d)	So far as the Sellers are aware, no Target Group Company has inaccurately classified any Workers engaged by any Target Group Company in respect of their employment or engagement or any matter arising from that employment or engagement.
24.4	Disputes
(a)	There is no litigation, claim or other dispute existing, and so far as the Sellers are aware, none is pending or threatened by or in respect of any of the Employees, former employees, Workers or former independent contractors, workers or consultants of any Target Group Company, or against any person whom it is liable to compensate or indemnify, in respect of their employment or engagement or any matter arising from that employment or engagement or its termination and, so far as the Sellers are aware, there are no circumstances which may give rise to any such claim or action.
(b)	No Employee or former employee is subject to a current disciplinary process pursuant to any applicable disciplinary policy or procedure or is engaged in any grievance procedure pursuant to any applicable grievance procedure, and there are no appeals pending in relation to any disciplinary or grievance decisions.

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(c)	As at the date of this agreement there is not (nor are the Sellers aware of circumstances that could give rise to), and in the three years ending on the date of this agreement there has not been, any labour strike, dispute, work stoppage or lockout by any group of Employees.
(d)	So far as the Sellers are aware, no Employee, former employee, Worker or former independent contractor, worker or consultant of any Target Group Company is, or has within the three years ending on the date of this agreement been, involved in any criminal proceedings relating to the business of any Target Group Company (nor are the Sellers aware of circumstances that could give rise to any such proceedings).
24.5	Collective redundancies and relevant transfers
(a)	No Target Group Company is a party to, bound by or proposing to introduce in respect of any of its Employees (and, insofar as relevant, in relation to each of its former, prospective and future employees) any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.
(b)	During the year before the date of this agreement, no Target Group Company has given notice of any redundancies or started redundancy consultations with any body representing the Employees or Workers.
(c)	During the year before the date of this agreement, no Target Group Company has been a party to a relevant transfer of an undertaking or business or part for the purposes of legislation implementing the Acquired Rights Directive 2001/23/EC or the Transfer of Undertakings (Protection of Employment) Regulations 2006 or corresponding legislation outside the European Union and the United Kingdom.
25.	Retirement Benefits
25.1	In this paragraph 25 of this Schedule 3:
(a)	Relevant Person means an individual who has entered into or works under (or, where the employment has ceased, worked under) a contract of employment with any Target Group Company, but includes a director or officer of any Target Group Company whether or not that director or officer has (or, where that employment has ceased, had) a contract of employment.
(b)	Retirement Benefit means any benefit payable by reference to reaching, or expecting to reach, retirement or a particular age or by reason of incapacity or death.
(c)	Schemes means each of:
(i)	the US 401(k) plan administered by OM USA;
(ii)	the German pension schemes arranged through direct insurance (Direktiversicherung) arrangements;
(iii)	the French mandatory pension schemes arranged through the pension insurance of the French social security body, for the base pension scheme, and through the AGIRC ARCCO complementary pension fund for the complementary pension scheme;
(iv)	the UK defined contribution arrangement operated by The People’s Pension;
(v)	the UK group personal pension plan administered by Scottish Widows; and
(vi)	the UK life assurance policy administered by Legal and General.

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25.2	Other than the Schemes, no Target Group Company is under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards any Retirement Benefit for or in respect of any Relevant Person or towards any costs in respect of the provision of any Retirement Benefit.
25.3	No Target Group Company has at any time been an employer of an occupational pension scheme which is not a scheme that provides only money purchase benefits (as defined in sections 181(1) and 181B of the UK Pensions Schemes Act 1993).
25.4	Accurate and complete details of the material particulars of the Schemes, including the benefits and contribution rates applicable in respect of any Relevant Person, have been disclosed in the Data Room.
25.5	Each Target Group Company has complied in all material respects with all its obligations in relation to each Scheme under the documentation which governs it and with all applicable laws.
25.6	Wherever possible and/or required, each Scheme has been approved by and/or registered with the appropriate taxation, supervisory and regulatory authorities in the place in which it operates, and the Sellers are not aware of any circumstances which would likely provide grounds on which such approval or registration may cease to apply.
25.7	All amounts payable on or before Completion by any Target Group Company in relation to a Scheme (for the avoidance of doubt, including, where applicable, contributions to statutory protection schemes such as the German pension guarantee association (Pensionssicherungsverein)) have been or will be paid in full to the person to whom they are due on the due dates for such payments.
25.8	So far as the Sellers are aware, there are no pending or anticipated Actions (other than routine claims for benefits) in relation to the Scheme in respect of any Relevant Person which have not been finally settled or terminated, and the Sellers have not received notice of such Actions being threatened.
25.9	No notice, direction, enquiry or investigation affecting any Target Group Company has been received by any Target Group Company, and so far as the Sellers are aware, there are no circumstances in which the same would be reasonably likely to be made or be threatened by the Pensions Regulator or HM Revenue & Customs (or equivalent non-UK applicable supervisory, regulatory and taxation authorities) in respect of any act, event, omission or other matter arising out of or in connection with any of the Schemes.
25.10	In relation to any Scheme operating in the United Kingdom, each Target Group Company has always complied in all material respects and still complies with its automatic enrolment obligations under Part 1 of the Pensions Act 2008 and associated regulations.
25.11	No obligations under an occupational pension scheme in respect of any Relevant Person have transferred to any Target Group Company as a result of the application of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 to a past transfer of employment.
25.12	Each U.S. Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the U.S. Code has received a favourable determination or opinion letter as to its qualification, a copy of which has been made available to Purchaser, or has been established under a standardised master and prototype or volume submitter plan for which a current favourable Internal Revenue

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Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, a copy of which has been made available to the Purchaser.

25.13	Employer debt, moral hazard, Pension Schemes Act 2021

In relation to the United Kingdom:

(a)	no Target Group Company is liable or contingently liable for a debt under section 75 of the Pensions Act 1995 or may become so liable as a result of the Transaction;
(b)	no Target Group Company and no Relevant Person is engaged in any Action concerning any act or failure to act which falls within section 38(5) or sections 58A to 58D Pensions Act 2004 and there are no facts or circumstances:
(i)	which are likely to give rise to any such Action by or against any Target Group Company or any Relevant Person; or
(ii)	in relation to which a penalty might be imposed under section 88A of the Pensions Act 2004; and
(c)	other than in respect of the Schemes, no Target Group Company is or was in the two years prior to the date of this agreement an associate of or connected with any person who is an employer in relation to any occupational pension scheme in relation to which sections 38 to 56 of the Pensions Act 2004 apply; and
(d)	no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56, Pensions Act 2004) has been made or threatened against any Target Group Company.
26.	Incentives
26.1	There are no existing or promised equity share incentive schemes, cash incentive arrangements, bonus schemes or other incentive arrangements of any kind under which the Company is, or may become, liable to issue shares in the Company, or to make any cash or other payments, to any of the Employees.
27.	Tax
27.1	Compliance and disputes
(a)	Each Target Group Company:
(i)	has within applicable time limits (or, where relevant, for the requisite periods) made all returns and provided all information to Tax Authorities in relation to Tax as it is required to make or provide;
(ii)	has kept and maintained, and has within its possession or control, all records, invoices, information and documentation which:
(A)	it is required by law to have kept or maintained in relation to Tax; or
(B)	which would be required to enable the Tax position of that Target Group Company to be calculated accurately as at the date of this agreement (including what the Tax consequences for that Target Group Company would be if it were on the date of this agreement to dispose of or discharge any of its assets or liabilities); or

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(C)	would be needed to substantiate any claim made or position that it has taken in relation to Tax; and
(iii)	has complied with all notices served on it and any other requirements lawfully made of it by any Tax Authority,

and all such returns, information and records are accurate and complete.

(b)	Each Target Group Company has paid, and accounted in full for, all Tax which it has become liable to pay or for which it has become liable to account and which (in each case) has fallen due and has made all withholdings, deductions and retentions in relation to Tax as it has been obliged to make.
(c)	No Target Group Company is or has been liable to pay, and so far as the Sellers are aware there are no circumstances by reason of which any Target Group Company is likely to become liable to pay, a penalty, surcharge, fine or interest in connection with Tax.
(d)	Each Target Group Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made for the purposes of the Accounts. Each such claim, disclaimer, election, notice or consent was validly made and so far as the Sellers are aware is not likely to be disputed or withdrawn.
(e)	All claims made by any Target Group Company for any payable tax credit have been validly made and have been paid in full by the relevant Tax Authority.
(f)	The amount of Tax chargeable on any Target Group Company during the statutory limitation period in each relevant jurisdiction has not been affected by any concession, agreement or (formal or informal) arrangement with any Tax Authority, other than a concession, agreement or arrangement available to companies generally, and no Target Group Company is, under any concession, agreement or arrangement with a Tax Authority, subject to a special regime in respect of Tax.
(g)	No Target Group Company has entered into:
(i)	any arrangement with a Tax Authority for the deferred payment of any liability to Tax; or
(ii)	any transaction or arrangement for which:
(A)	it should have obtained a consent or clearance from a Tax Authority but failed to do so; or
(B)	it obtained such a consent or clearance but:
I.	obtained that consent or clearance on an invalid basis; or
II.	did not enter into the transaction or arrangement within the terms of that consent or clearance or in the manner disclosed to the Tax Authority.
(h)	No Target Group Company is or has been involved in any dispute or non-routine audit or investigation in relation to Tax with a Tax Authority, and so far as the Sellers are aware is not likely to become involved in such a dispute, audit or investigation.

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27.2	Residency
(a)	Each Target Group Company is and has at all times been resident in its country of incorporation for all relevant Tax purposes and is not and has not been treated as resident in any other jurisdiction for any Tax purpose.
(b)	No Target Group Company has or has had any branch, agency or permanent establishment, or is or has been under an obligation to file any Tax return, in each case outside its country of incorporation.
27.3	Groups of companies

No Target Group Company has, or has at any time had, any of its Tax affairs dealt with on a consolidated basis or formed a fiscal unity or entered into any Tax allocation or sharing arrangement (including any arrangement under which Tax losses or Tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses or those of any other company, except with another Target Group Company.

27.4	Secondary liabilities
(a)	No Target Group Company is liable to pay, reimburse or indemnify any person (including a Tax Authority) an amount in respect of a Tax liability which is the primary liability of any other person (or is a joint and several liability and is properly attributable to any other person (except another Target Group Company)) and which arose as a result of a transaction, event, act or omission occurring (or deemed for Tax purposes to have occurred) on or before the date of this agreement or by reference to any profits earned on or before the date of this agreement.
(b)	No Target Group Company is bound by or party to any indemnity for or covenant to pay in respect of Tax, in respect of which claims against that Target Group Company (and any other Target Group Companies party to such agreement or arrangement) would not be time barred.
27.5	Intangible assets
(a)	No Target Group Company holds, and has not held, any right to which Part 8A of CTA 2010 applies (including an exclusive license within the meaning of section 357BA of CTA 2010).
(b)	Any claim which has been made by any Target Group Company for research and development (R&D) tax relief, R&D tax credit or R&D expenditure credit has been validly made, correctly calculated, properly supported and not subject to any enquiry or clawback.
27.6	Transfer pricing

No transactions or arrangements involving a Target Group Company have taken place or are in existence in respect of which the Tax treatment of a Target Group Company could be adjusted under transfer pricing legislation as a result of such transaction or arrangement (or any provision in respect of such transaction or arrangement) not being on arm’s length terms.

27.7	Tax avoidance
(a)	No Target Group Company has participated in any transaction, scheme or arrangement of which the, or a main, purpose or effect is the avoidance or evasion of a liability to Tax.
(b)	No Target Group Company has entered into arrangements which are notifiable to a Tax Authority under Part 7 of the Finance Act 2004 (or similar legislation applying to other Tax, whether of the United Kingdom or elsewhere) and no Target Group Company is or has been a “promoter” in respect

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of any “notifiable proposal” or “notifiable arrangements”, as such terms are defined in Part 7 of the Finance Act 2004.

(c)	In relation to any transaction to which any Target Group Company has been a party, the Data Room contains full and accurate details of any disclosure made by a Target Group Company, or, so far as the Sellers are aware, any intermediary which acts on behalf of it in order to comply with Council Directive 2011/16/EU on administrative cooperation in the field of taxation or the OECD (2018) Model Mandatory Disclosure Rules for CRS Avoidance Arrangements and Opaque Offshore Structures, in each case as amended from time to time (or any legislation implementing these rules in its jurisdiction of incorporation or any jurisdiction in which it has a permanent establishment).
27.8	Documentary and transfer taxes
(a)	All documents which establish or are necessary to prove the rights or title of any Target Group Company to any of its assets, or which require stamping in order to be enforceable by any Target Group Company, have been duly stamped.
(b)	No relief from stamp duty, stamp duty reserve tax or stamp duty land tax previously granted will, or may, be withdrawn on or in connection with the Transaction.
27.9	VAT
(a)	Each Target Group Company is duly registered for the purposes of VAT in its country of incorporation and has quarterly prescribed accounting periods.
(b)	Each Target Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT.
(c)	No Target Group Company is or has been treated for VAT purposes as a member of any group of companies (other than a group of which the only members are, and have ever been, the Target Group Companies) and there has been no transfer of a business as a going concern in respect of which any Target Group Company could become, or has at any time since the Accounts Date been, liable for VAT purposes.
(d)	No Target Group Company has made any exempt supplies and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.
(e)	No act or transaction has been effected in consequence of which a Target Group Company is or may be held liable for any VAT arising from supplies made by another person (other than another Target Group Company).
27.10	Capital assets
(a)	No taxable profit or gain would accrue on the disposal or settlement of any debt owed to any Target Group Company at the value of that debt adopted for the purposes of the Accounts.
(b)	No Target Group Company has claimed any capital allowances with respect to any asset under the Capital Allowances Act 2001.

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27.11	Employment Tax
(a)	No Target Group Company has made any arrangement, and the Sellers are not aware of any employee benefit trust, family benefit trust or other third-party making arrangements, which could be a "relevant arrangement" (as defined in section 554A of ITEPA 2003) for the purposes of Part 7A of ITEPA 2003.
(b)	No Target Group Company nor any employee benefit trust has made or agreed to make, or provided or agreed to provide, any payment or benefit to or for or on behalf of any employee, former employee, officer or former officer, which is not allowable as a deduction in calculating the profits of any Target Group Company for Tax purposes.
(c)	No Target Group Company operates, nor has at any time operated, any profit sharing, share option, phantom share option, share incentive or bonus schemes or other employment-related schemes or arrangements for the benefit of its current or former officers or employees and no employment-related securities (as defined in sections 420 and 421B of ITEPA 2003) or securities options (as defined in sections 420(8) and 471 of ITEPA 2003) in relation to which any Target Group Company is, has been or will be the employer, have at any time been acquired by any person other than any Seller.
(d)	All acquisitions of restricted securities or restricted interests in securities (within the meaning of section 423 of ITEPA 2003) in respect of which any Target Group Company is, has been or will be the employer has been the subject of a valid election under section 431(1) of ITEPA 2003 and all such elections have been retained by the Target Group Companies.
27.12	Inheritance tax
(a)	So far as the Sellers are aware, no Target Group Company is liable to be assessed to inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition, chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person, nor could it become so liable in respect of any gift, disposition, chargeable transfer or transfer of value (actual or deemed) which has occurred prior to the date of this Agreement or is expected to occur at any time before Completion.
(b)	No asset owned by a Target Group Company nor the Shares is subject to any charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.
27.13	Effect of the Transaction

No charge to Tax will arise on any Target Group Company by virtue (whether alone or in conjunction with any other event or circumstance) of the entering into this agreement or any of the other Transaction Documents and/or the satisfaction of any Conditions and/or Completion, and/or the making of any preparatory steps and/or arrangements in relation to any of the foregoing.

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SCHEDULE 4

Limitations on liability

1.	NOTIFICATION

If the Purchaser becomes aware of a Claim, the Purchaser shall give notice to the Sellers’ Representatives or the Sellers’ Solicitors specifying the matter or circumstance giving rise to that Claim in reasonable detail (to the extent known) as soon as reasonably practicable after it becomes aware of that Claim. Any failure by the Purchaser to give notice as contemplated by this subclause shall not, for the avoidance of doubt, prevent the Purchaser from making any Claim or reduce the amount of any Claim.

2.	FINANCIAL LIMIT

The maximum aggregate liability of each Seller in respect of:

(a)	any and all Warranty Claims (other than Fundamental Warranty Claims) and any and all General Tax Covenant Claims shall not exceed GBP 1.00;
(b)	any claims made under the indemnities in subclauses 10.1(d) and 10.1(e) (Contamination Indemnity Claims) and any claims made under the indemnity in clause 10.1(f) (Specific Indemnity Claims) shall not exceed (in aggregate) an amount equal to 20% of the Consideration received by that Seller;
(c)	any and all Claims (other than Warranty Claims, General Tax Covenant Claims, Specific Tax Covenant Claims in respect of any IHT Liability (as defined in Schedule 7), Contamination Indemnity Claims and Specific Indemnity Claims) shall not exceed an amount equal to 100% of the Consideration received by that Seller.
3.	TIME LIMITS
3.1	The liability of the Sellers shall terminate:
(a)	on the seventh anniversary of Completion in respect of Tax Warranty Claims and Tax Covenant Claims;
(b)	on the fourth anniversary of Completion in respect of Fundamental Warranty Claims;
(c)	in the case of a Claim for breach of clause 17, on the date that is six months after:
(i)	the three-year period referred in subclause 17.3(a); and
(ii)	the five-year period referred to in subclause 17.3(b); and
(d)	on the seventh anniversary of Completion in respect of Indemnity Claims; and
(e)	on the second anniversary of Completion in respect of all other Claims,

except in respect of any Claim of which notice is given to the Sellers, the Sellers’ Representatives or the Sellers’ Solicitors under paragraph 1 above before the relevant date.

3.2	The time limits set out in subparagraph 3.1 shall not in any way affect the ability of the Purchaser to claim against the RWI Insurer under the RWI Insurance Policy.

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4.	WAIVER OF RIGHTS

Each Seller agrees with the Purchaser, each Target Group Company and each employee, officer, director, consultant, secondee, agent and adviser of the Purchaser or a Target Group Company to waive any rights or claims which that Seller may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by that Target Group Company or such employee, officer, director, consultant, secondee, agent or adviser in connection with the negotiation and preparation of this agreement and the Transaction Documents and the giving of the Seller Warranties.

5.	ASSESSMENT AND PAYMENT OF DAMAGES

Any payment made by any Seller in respect of a Claim shall, to the extent possible, be deemed to be a reduction in the Consideration.

6.	MITIGATION

Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to take reasonable steps to mitigate any Losses suffered or incurred by it as a result of any of the Fundamental Warranties, Seller Warranties or Tax Warranties being untrue, inaccurate or misleading or in connection with the subject matter of any Indemnity Claim.

7.	FRAUD

The limitations and exclusions set out in this Schedule 4 and clause 9 shall not operate to exclude or limit the Seller’s liability to the extent any Claim arises as a result of any wilful concealment, fraudulent act or fraudulent omission or fraudulent misrepresentation on the part of each Seller or any, or on behalf of any, Target Group Company.

8.	NO DUPLICATION OF LIABILITY
8.1	The Purchaser and the Company hereby agree for themselves and on behalf of every Target Group Company with the Sellers that, in respect of any matter which may give rise to a liability of any of the Sellers under this agreement:
(a)	such liability shall not be met more than once; and
(b)	any liability with respect to such matter to any of the Purchaser or the Company or any other Target Group Company shall be deemed to be satisfied by the satisfaction of the full amount of that liability with respect to such matter to any other of them.
9.	OTHER LIMITATIONS
9.1	No Seller shall have any liability to the Purchaser under this agreement or otherwise (other than in respect of a Tax Covenant Claim):
(a)	in respect of any liability or other matter or thing to the extent that it occurs as a result of or is otherwise attributable to:
(i)	any legislation not in force at the date of this agreement or any change of law having retrospective effect which comes into force after the date of this agreement; or
(ii)	any change in the basis or method of calculation of or increase in the rates of taxation in force at the date of this agreement; or

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(iii)	in respect of a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable.
9.2	Where the Purchaser, the Company or any other relevant Target Group Company (the Insured) is entitled under the terms of an existing insurance policy to make a claim (Insured Claim) under a policy of insurance in respect of any matter, event or circumstance giving rise to a Warranty Claim, a Tax Warranty Claim, a Tax Covenant Claim or a Fundamental Warranty Claim (Relevant Claim), the Insured shall use commercially reasonable endeavours to pursue the Insured Claim. If:
(a)	any Seller makes a payment to the Purchaser in respect of a Relevant Claim (the amount of such payment, to the extent it does not comprise interest on a late payment, being the Damages Payment); and
(b)	within six months of the making of such payment if any Target Group Company or the Purchaser receives any sum other than from a Seller in respect of an Insured Claim; and
(i)	the receipt of such recovered amount was not taken into account in calculating the Damages Payment; and
(ii)	the aggregate of such recovered amount and the Damages Payment exceeds the amount required to compensate the Target Group Company concerned or the Purchaser (as the case may be) in full for the Losses (such excess being the Excess Recovery), the Purchaser shall, within 15 Business Days following receipt of such recovered amount by it or the Target Group Company concerned, repay to that Seller an amount equal to the lower of the Excess Recovery and the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the relevant member of the Purchaser’s Group or any Target Group Company in recovering such recovered amount, any amount by which the premium payable by the insured person increases as a direct result of making such Insured Claim and any and all Tax payable by the Purchaser or the relevant member of the Purchaser’s Group or any Target Group Company on that amount.

10.	CONDUCT OF INDEMNITY CLAIMS
10.1	If the Purchaser or any Target Group Company becomes aware that matters have arisen which will or are likely to give rise to an Indemnity Claim (a “relevant third party claim”), the Purchaser shall (or shall procure that the relevant Target Group Company shall):
(a)	give notice to the Sellers’ Representatives within 90 days of any relevant third party claim or any circumstance giving or likely to give rise to a relevant third party claim coming to its notice or to the notice of the relevant Target Group Company;
(b)	provide to the Sellers’ Representatives such information and documents as the Purchaser deems appropriate and relating to the potential Indemnity Claim or the matters which will or are likely to give rise to the potential Indemnity Claim (subject always to the Purchaser being able, in its sole discretion to withhold such information in circumstances where it constitutes confidential information or in the Purchaser’s opinion disclosure of such information could have a detrimental effect on the profitability, reputation or goodwill of the relevant Target Group Company);
(c)	if requested by the Sellers’ Representatives, and upon agreement by the Purchaser, give the Sellers’ Representatives and their professional advisers reasonable access to:

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(i)	the personnel of the Purchaser and/or the relevant Target Group Company in order to interview the personnel; and
(ii)	any relevant premises, accounts, documents and records within the possession or control of the Purchaser and/or the relevant Target Group Company in order to, at the Sellers’ own expense, examine and (where legitimate to do so) photograph such premises or take copies of such accounts, documents and records;
(d)	should the Purchaser consider in its sole discretion that it would not have a detrimental effect on the profitability, reputation or goodwill of the relevant Target Group Company or on the business relationship with the relevant third party, consider all reasonable proposals of the Sellers’ Representatives to avoid, resist, contest, defend, compromise or remedy the potential Indemnity Claim or the matters which will or are likely to give rise to such Indemnity Claim and in each case on the basis that the Sellers will indemnify the Purchaser for all reasonable costs incurred as a result of such a request by the Sellers’ Representatives.
10.2	The Purchaser shall not, for the avoidance of doubt, be bound by the provisions of this paragraph 10 as a condition precedent of bringing any Indemnity Claim and any failure by the Purchaser to adhere to the provisions of this paragraph 10 shall not in any way prejudice the ability of the Purchaser to bring any such Indemnity Claim.
11.	TRUSTEE LIABILITY
11.1	Notwithstanding any other provision of this agreement, the liability of the Trustees in respect of any Claim shall be limited to, and enforceable only against, the assets of the Trust from time to time under the control of the Trustees, and no Trustee shall have any personal liability whatsoever PROVIDED THAT the Trustees undertake to the Purchaser that:
(a)	they shall procure that the Trust retains, from time to time, sufficient assets to enable the Trustees to meet any Claim for which they are liable under this agreement (taking into account in particular the financial limits in paragraph 2 and time limits in paragraph 3 of this Schedule 4); and
(b)	they shall not, and shall procure that no distribution, appointment, transfer, charge, disposal or other dealing with the assets of the Trust is made or effected, if such dealing would (or would reasonably be expected to) cause the Trust to hold assets insufficient to satisfy any Claim for which the Trustees are liable.

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Schedule 5

Pre-Completion conduct of business

Part 1

Conduct of business

The acts and matters for the purposes of subclause 4.2(a) are as follows:

(a)	create, allot or issue or grant any option over or other right to subscribe for or purchase or redeem, buy back, cancel or reduce or otherwise alter (including, without limitation, by way of sub-division, consolidation or re-denomination) any of its share or loan capital or any securities convertible into share or loan capital or any rights attaching to any of the foregoing (other than between the Target Group Companies); or
(b)	grant, issue or redeem any mortgage, charge, debenture, right to acquire, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the whole or any part of its undertaking or assets or any of the Shares or give any guarantee, indemnity or other assurance for the obligations of any person (other than the Target Group Companies); or
(c)	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise, or alter its constitutional documents; or
(d)	declare, authorise, make or pay any dividend (in cash or in specie) or other distribution of a similar nature to any person that is not a Target Group Company; or
(e)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture or participate in any kind of corporate reconstruction; or
(f)	ensure that the advertising and promotional expenditure relating to the Business is not materially lower than the past practice in the 12 months prior to the date of this agreement;
(g)	not accelerate or decelerate the Manufacture or Commercialisation of the Products (other than as a result of customary seasonal variations) and, in particular, not engage in the practice of "channel stuffing" or any similar programme, activity or other action (including any excessive rebate, discount, chargeback or refund policy or practice) that, in each case, is intended to or would reasonably be expected to result in a trade buy-in that is materially in excess of customer demand in comparison to customer demand in the 12 months prior to the date of this agreement;
(h)	take any action to ensure that the Products are compliant with the then-current standard of The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) applicable to medical devices and the then-current Applicable Laws concerning medical devices, where such action is not in the ordinary course of business and consistent with past practice in the 12 months prior to the date of this agreement;
(i)	permit any of its insurances to lapse, do anything which would make any policy of insurance void or voidable, effect any change to the terms of level of cover of any of its insurances or fail to notify and pursue any potential claim under any insurance policy; or
(j)	initiate, propose or take any steps in connection with any winding up, liquidation, administration, receivership or other insolvency proceedings or make any composition, compromise, assignment or arrangement with creditors in respect of any of the Target Group Companies (otherwise than on the advice of a insolvency practitioner); or

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(k)	save in respect of the Pending Aidaptus Capex up to an amount of capital expenditure or capital commitment equal to in aggregate GBP 2,038,843, incur any capital expenditure or make any capital commitment which individually or together in a series of linked expenditures or commitments exceeds GBP 50,000 or which, taken together with all other capital expenditures and capital commitments entered into by the Target Group Companies between the date of this agreement and Completion, exceeds GBP 150,000 in aggregate; or
(l)	acquire or dispose of or create any Encumbrance in respect of any part of its assets (whether by one transaction or a series of related transactions) except in the ordinary course of trading or where, in the case of an acquisition or disposal, the transaction is on arm’s length terms for consideration of less than GBP 150,000; or
(m)	prepay or incur any borrowing, credit, finance or other indebtedness in the nature of borrowing (except (i) borrowings from its bankers not exceeding GBP 25,000; or (ii) any indebtedness which is repayable at or prior to Completion) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or
(n)	make any loan (other than the grant of trade credit in the ordinary course of business and in accordance with its normal practice) to any person (other than between the Target Group Companies); or
(o)	enter into any arrangement, contract or commitment with any Seller other than on terms consistent with past practice in the 12 months prior to the date of this agreement; or
(p)	enter into any arrangement, contract or commitment:
(i)	not on arm’s length terms or for full value; or
(ii)	not in the ordinary course of business; or
(iii)	on unusual or onerous terms; or
(iv)	which involves or may involve total annual expenditure in excess of 150,000; or
(v)	which would materially restrict the freedom of the Target Group Companies to carry on the whole or a substantial part of its business in any part of the world (including, but not limited to, any arrangement, contract or commitment that would involve exclusivity or non-compete provisions being applied to any activity of the Target Group Companies; or
(q)	amend, assign, terminate or fail to observe or perform any material term or condition of or waive any rights under, any Material Contract; or
(r)	do or omit to do anything which might result, either immediately or in the future, in:
(i)	the contravention of any Applicable Law; or
(ii)	the termination, revocation, suspension, modification or non-renewal of any licence, authorisation, permission, registration, approval, waiver or consent held by it; or
(iii)	any adverse effect on its business goodwill; or
(s)	commence, settle, cease, assign, compromise, waive any right to or make any admission or take any material step in relation to any Action, where the amount claimed in respect of the particular Action is likely to exceed GBP 50,000, other than debt collection in the ordinary course of business; or

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(t)	except in the ordinary course of business, assign, licence, charge, abandon, cease to prosecute or otherwise dispose of or fail to maintain, defend or diligently pursue applications for any of its Intellectual Property Rights or enter into any licence, sub-licence, assignment or other agreement in respect of or affecting any licences of Intellectual Property Rights; or
(u)	grant any lease, option or third party right in respect of any of the Properties (including, but not limited to, any restriction, covenant or Encumbrance affecting any of the Properties) or transfer or otherwise dispose of any of the Properties; or
(v)	terminate, or give notice to terminate, or enter into any material variation of the terms of any lease, option or third party right in respect of any of the Properties or agree any review of the rent or other material fees payable under any lease, option or third party right in respect of any of the Properties; or
(w)	apply for or implement any planning permission in respect of, or make any material alteration, addition or change of use to, any of the Properties; or
(x)	acquire any property, except for any acquisition of any property or collection of properties where the consideration for such acquisition is less than GBP 150,000; or
(y)	make any material change to the terms and conditions of employment (including, but not limited to, increasing emoluments) of any of its directors or Key Employees, except where such change is made pursuant to the retention bonus plan as agreed by the Purchaser in advance and in writing; or
(z)	offer to engage any new employee, officer, director, consultant or secondee, except for any employee, officer, director, consultant or secondee with a salary or fee (on the basis of full-time employment or consultancy) that is less than GBP 75,000 per annum (or equivalent), provided that the aggregate per annum salaries and fees so offered do not exceed GBP 75,000; or
(aa)	dismiss or terminate the employment of any employee, officer, director, consultant or secondee, except where such dismissal is:
(i)	for good cause; or
(ii)	in the ordinary course of business and the person in question has a salary or fee (on the basis of full-time employment or consultancy) that is less than GBP 75,000 per annum (or equivalent) and is not a Key Employee; or
(bb)	alter, amend or vary the accounting policies, procedures or principles by reference to which its accounts are drawn up or change its accounting reference date or change its auditors; or
(cc)	alter, amend or vary its methods, policies, principles or practices of Tax accounting or its methods of reporting or claiming income, losses, or deductions for Tax purposes, except where such alterations, amendments or variations are required by Applicable Law; or
(dd)	make or accept any surrender of losses for corporation tax purposes; or
(ee)	retract, disclaim or amend any Tax return, claim, election, surrender or other document which has been submitted or notified to any Tax Authority; or
(ff)	consent to any extension or waiver of a limitation period relating to Tax, or commence, settle or compromise any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority; or

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(gg)	become a member of or cease to belong to, or change (or consent to any change to) any terms on which it belongs to, any Tax or fiscal group or unity or similar arrangement; or
(hh)	change its residence for Tax purposes or create any permanent establishment or other place of business in any jurisdiction other than those in which it operates as at the date of this agreement; or
(ii)	agree, conditionally or otherwise, to do any of the foregoing.

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Part 2

IP conduct

The acts and matters for the purposes of subclause 4.2(b) are as set out in clause 2 of schedule 12 of the Disclosure Letter.

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Schedule 6

General Tax Covenant

1.	COVENANT
1.1	The Sellers severally covenant with the Purchaser, subject to the following provisions of this Schedule 6, to pay to the Purchaser an amount equal (without duplication) to:
(a)	any Actual Tax Liability of any Target Group Company which arises:
(i)	as a result of any Event or Events occurring on or before Completion (other than an Actual Tax Liability arising in respect of profits earned after Completion as a result of any such Event or Events); or
(ii)	in respect of any profits earned on or before Completion or in respect of any period ending on or before Completion; or
(iii)	in respect of (A) any option or other right granted on or before Completion to acquire securities, (B) the exercise of any option or other right granted on or before Completion to acquire securities; or (C) any employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) acquired on or before Completion or acquired as a result of a right or obligation (whether or not legally binding) created on or before Completion; or
(iv)	in consequence of a relevant step (within the meaning of Part 7A of ITEPA 2003) having been entered into where the relevant arrangement (within the meaning of Part 7A of ITEPA 2003), pursuant to which the relevant step is taken, was entered into before Completion; or
(b)	any Actual Tax Liability which is a liability to employer national insurance contributions or apprenticeship levy arising in respect of any Earn-out Payment made under this agreement;
(c)	any Deemed Tax Liability; and
(d)	any reasonable costs or expenses properly incurred by the Purchaser or a Target Group Company in connection with:
(i)	any Tax Liability referred to in this paragraph 1 (including such costs or expenses so incurred in taking any action to avoid, eliminate, resist or settle any such item at the request of the Sellers); or
(ii)	successfully taking any action under this Schedule 6,

whether or not the Purchaser or any Target Group Company is or may be entitled to claim reimbursement in respect of the matter from any person and whether or not the liability, cost or expense is or has been discharged.

2.	EXCLUSIONS
2.1	Subject to paragraph 2.2, the covenants contained in paragraph 1 shall not apply to a Tax Liability, and the Sellers shall have no liability for breach of any Tax Warranty in respect of a Tax Liability, if and to the extent that:

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(a)	provision or reserve in respect of the Tax Liability (excluding any provision or reserve made in respect of deferred Tax) has been made in the Completion Statement; or
(b)	the Tax Liability is a liability that was paid or discharged before Completion and such payment or discharge was reflected in the Completion Statement; or
(c)	the Tax Liability would not have arisen but for a Relevant Change of Law or a Relevant Accounting Change; or
(d)	the Tax Liability would not have arisen but for a Relevant Voluntary Act, in circumstances where any member of the Purchaser’s Group or any Target Group Company knew or ought reasonably to have known that the Relevant Voluntary Act would give rise to the Tax Liability; or
(e)	that Tax Liability has been made good without cost to any Target Group Company or to any other member of the Purchaser’s Group.
2.2	The covenants contained in paragraph 1 shall not apply to any cost or expense within paragraph 1.1(d) if and to the extent that, as a result of the exclusions contained in this paragraph 2, those covenants do not apply to the Tax Liability to which that cost or expense relates.
3.	PAYMENT
3.1	The Sellers shall make any payment under paragraph 1: (i) within ten Business Days after the date on which written demand of the amount due is received by the Sellers from the Purchaser; or (ii) if later, if the payment relates to:
(a)	an Actual Tax Liability, on the date five Business Days before the date on which payment is due in respect of that Actual Tax Liability;
(b)	a Deemed Tax Liability falling within paragraph (a) of that definition, the date falling five Business Days before the date on which the relevant Target Group Company becomes due to pay any Tax which it would not, but for such loss, non-availability, cancellation or reduction, have had to pay;
(c)	a Deemed Tax Liability falling within paragraph (b) of that definition, on the date five Business Days before the date on which the Actual Tax Liability would have been due but for the use or set-off of the relevant Purchaser’s Relief; and
(d)	a Deemed Tax Liability falling within paragraph (c) of that definition, the date on which the repayment would have been made had it not been for the unavailability, loss, reduction or cancellation.
4.	CONDUCT OF TAX CLAIMS
4.1	If the Purchaser or a Target Group Company receives or becomes aware of any Tax Claim that may give rise to a Tax Covenant Claim or any Tax Warranty Claim (disregarding any applicable financial limitations), then the Purchaser shall notify, or shall procure that notice in writing is given to, the Sellers as soon as reasonably practicable, provided that the Purchaser shall have full conduct to resist, appeal, compromise and otherwise deal with any such Tax Claim without further reference to the Sellers.
4.2	Provided that the Purchaser gives the Sellers written notice pursuant to paragraph 4.1 above within seven years of the Completion Date, the Sellers shall give such reasonable information in connection

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with the affairs of the relevant Target Group Company as is within their power, possession or control and is not already within the power, possession or control of any Target Group Company or any member of the Purchaser’s Group and as the Purchaser may reasonably and in writing request in relation to a Tax Claim, provided that any third party costs and expenses reasonably and properly incurred by any Seller in complying with any such request shall be borne by the Purchaser.

5.	INTERPRETATION
5.1	In this Schedule, the following words and expressions where used in this Schedule 6 have the meanings given to them below:

Accounts Relief means any Relief (other than a right to a repayment of Tax) which has been taken into account in:

(a)	computing (and so reducing) any provision for deferred tax which appears in the Completion Statement or in eliminating such a provision that would otherwise have appeared; or
(b)	the Completion Statement as an asset;

Actual Tax Liability means a liability of a Target Group Company to make an actual payment of Tax;

Deemed Tax Liability means:

(a)	the loss, unavailability or cancellation of, or a reduction in the amount of, any Accounts Relief as a result of any Event or Events occurring on or before Completion (except as a result of the use or set-off of the relevant Accounts Relief), in which case the amount of the Deemed Tax Liability shall be the amount of Tax which (on the basis of the rates prevailing on the Completion Date) would have been saved if that Accounts Relief were not lost, unavailable, cancelled or reduced and had been fully used or set off; and
(b)	the use or set-off of any Purchaser’s Relief in circumstances where, but for that use or set-off, an Actual Tax Liability would have arisen in respect of which the Sellers would have been liable under paragraph 1, disregarding any applicable financial limitations, in which case the amount of the Deemed Tax Liability shall be the amount of the Actual Tax Liability in respect of which the Sellers would have been liable under paragraph 1 but for such use or set-off; and
(c)	the amount of any repayment of Tax to a Target Group Company to the extent that the right to that repayment has been taken into account in the Completion Statement as a current tax asset but is unavailable, lost, reduced or cancelled;

Event means any transaction, event, circumstance, expiry of any time period, act or omission (or any transaction, event, circumstance, expiry of any time period, act or omission deemed to occur for Tax purposes), and references to an Event or Events occurring on or before Completion shall include an Event or Events deemed for Tax purposes to occur on or before Completion;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Purchaser’s Group means the Purchaser and those companies (other than the Target Group Companies) which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;

Purchaser’s Relief means:

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(a)	a Relief arising to a Target Group Company:
(i)	as a result of an Event or Events occurring (or deemed to occur) after Completion; or
(ii)	in respect of a period beginning on or after Completion (other than a Relief arising as a result of an Event or Events which took place wholly before Completion);
(b)	an Accounts Relief;
(c)	a Relief arising to any member of the Purchaser’s Group at any time; or
(d)	a repayment of Tax which is taken into account in the Completion Statements as an asset;

Relevant Accounting Change means any change after Completion of the date to which any of the Target Group Companies makes up its accounts, or in the bases, methods or policies of accounting of the Purchaser or any of the Target Group Companies other than a change which is necessary in order to correct a failure before Completion to comply with accounting standards with which the relevant Target Group Company was required to comply;

Relevant Change of Law means a change in legislation announced after Completion, or a change in the interpretation of legislation on the basis of case law made after Completion (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

Relevant Voluntary Act means a voluntary act or omission carried out or effected by the Purchaser or any member of the Purchaser’s Group or any Target Group Company after Completion, excluding any act or omission which:

(a)	is in the ordinary course of business as carried on by the relevant Target Group Company at Completion; or
(b)	is required in order to comply with a legal commitment of the relevant Target Group Company that existed on or before Completion; or
(c)	is required to comply with any law, or any regulatory, financial reporting or accounting practice or requirement that existed on or before Completion; or
(d)	is made at the prior written request of the Sellers;

Tax Claim means:

(a)	any notice, enquiry, demand, assessment, determination, letter or other document issued, or other action taken, by or on behalf of a Tax Authority from which it appears that the Purchaser or a Target Group Company may incur a liability or increased liability to Tax, or may suffer the unavailability, loss, reduction or cancellation of a Relief; or
(b)	any return, amended return, computation or any other documents required for the purposes of Tax in respect of a period ending on or before Completion or beginning on or before but ending after Completion; and

Tax Liability means an Actual Tax Liability or a Deemed Tax Liability.

5.2	In this Schedule 6, any reference to:

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(a)	profits includes income, profits or gains of any description and from any source;
(b)	profits earned includes profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Tax purposes);
(c)	profits earned on, after or before a certain date or in respect of a certain period includes profits treated as, or deemed to be, earned on, after or before that date or in respect of that period for Tax purposes; and
(d)	the date on which an Actual Tax Liability is due refers to the last date on which the relevant payment can be made without any liability for interest, penalties or fines for late payment arising in respect of it.

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Schedule 7

Specific Tax Covenant

1.	COVENANT
1.1	The Sellers severally covenant with the Purchaser, subject to the following provisions of this Schedule 7, to pay to the Purchaser an amount equal (without duplication) to:
(a)	any Specified Tax Liability; and
(b)	any reasonable costs or expenses properly incurred by the Purchaser or a Target Group Company in connection with:
(i)	any Specified Tax Liability referred to in this paragraph 1 (including such costs or expenses so incurred in taking any action to avoid, eliminate, resist or settle any such item at the request of the Sellers); or
(ii)	successfully taking any action under this Schedule 7,

whether or not the Purchaser or any Target Group Company is or may be entitled to claim reimbursement in respect of the matter from any person and whether or not the liability, cost or expense is or has been discharged.

2.	EXCLUSIONS
2.1	Subject to paragraph 2.2, the covenants contained in paragraph 1 shall not apply to a Specified Tax Liability if and to the extent that:
(a)	provision or reserve in respect of the Specified Tax Liability (excluding any provision or reserve made in respect of deferred Tax) has been made in the Completion Statement; or
(b)	the Specified Tax Liability is a liability that was paid or discharged before Completion and such payment or discharge was reflected in the Completion Statement; or
(c)	that Specified Tax Liability has been made good without cost to any Target Group Company or to any other member of the Purchaser’s Group.
2.2	The covenants contained in paragraph 1 shall not apply to any cost or expense within paragraph 1.1(b) if and to the extent that, as a result of the exclusions contained in this paragraph 2, those covenants do not apply to the Specified Tax Liability to which that cost or expense relates.
3.	PAYMENT
3.1	The Sellers shall make any payment under paragraph 1: (i) within ten Business Days after the date on which written demand of the amount due is received by the Sellers from the Purchaser; or (ii) if later, if the payment relates to:
(a)	an Actual Specified Tax Liability, on the date five Business Days before the date on which payment is due in respect of that Actual Specified Tax Liability; and
(b)	a Deemed Specified Tax Liability, on the date five Business Days before the date on which the Actual Specified Tax Liability would have been due but for the use or set-off of the relevant Purchaser’s Relief.
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4.	CORRESPONDING SAVINGS
4.1	If, on or before the Limitation Date, the Purchaser becomes aware that a Target Group Company or any member of the Purchaser’s Group has obtained or may be entitled to obtain a Corresponding Saving, then the Purchaser shall, as soon as reasonably practicable after becoming so aware, give notice to the Sellers containing reasonable details (to the extent then available) of the relevant matter.
4.2	The Sellers may by notice request the Purchaser to procure that the auditors for the time being of a Target Group Company, or (if relevant) any member of the Purchaser’s Group, report (at the expense of the Sellers) whether in their opinion any of the circumstances specified in paragraph 4.1 has arisen. Any such request must be made on or before the Limitation Date or, if later, within 15 Business Days after the date on which the Sellers received notification of the relevant matter under paragraph 4.1 and may be made whether or not the Purchaser has made a notification under paragraph 4.1.
4.3	If the Sellers make a request in accordance with paragraph 4.2, then the Purchaser shall, promptly after receiving that request, instruct the relevant auditors to deal expeditiously with the production of the report requested and (at all times at the expense of the Sellers) provide, or procure that a Target Group Company provides, any information or assistance reasonably required for the purpose of enabling the auditors to produce such report.
4.4	The amount of any Corresponding Saving (less any costs and expenses incurred by the relevant Target Group Company or (as relevant) a member of the Purchaser’s Group solely in connection with the Corresponding Saving which the Sellers are liable to bear under this paragraph 4 and which have not previously been reimbursed by the Sellers) shall be applied in accordance with paragraph 4.5:
(a)	in the case of a Corresponding Saving which is the reduction or elimination of any liability to make a payment of Tax, within five Business Days after the date when that Tax liability would otherwise have been due; and
(b)	in the case of a Corresponding Saving which is a receipt of a repayment of Tax, within five Business Days after the date on which the repayment is received.
4.5	Where any amount is to be applied in accordance with this paragraph 4:
(a)	the amount in question shall first be set against any payment then due from the Sellers under this Schedule 7;
(b)	to the extent there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule 7 (less any Tax suffered by the Purchaser in respect of that payment or those payments) and not previously refunded under this Schedule 7, up to the amount of the excess; and
(c)	to the extent that the excess referred to in paragraph (b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Sellers under this Schedule 7.
4.6	If a report has been made under paragraph 4.2, then the Sellers or the Purchaser may, at any time on or before the Limitation Date, request that the auditors for the time being of the relevant company (at the expense of the person so requesting) review the report in the light of all relevant circumstances, including any facts which have become known only since that report was made, and report whether in their opinion the earlier report remains correct or, in the light of those circumstances, it should be amended.
4.7	If, following a request under paragraph 4.6:

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(a)	the auditors issue an amendment to the earlier report and the amount of any Corresponding Saving is revised, then that revised amount shall be substituted for the amount previously reported and, if an adjusting payment is required by virtue of the substitution, then it shall be made by or to the Sellers, as the case may be, as soon as practicable, but in any event within ten Business Days from the date of the amendment of the report; or
(b)	the auditors do not agree, within 20 Business Days of being so requested, to provide a report, then such firm of accountants as the Sellers and the Purchaser shall agree to appoint (or, if the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach such agreement, such firm of chartered accountants as may be chosen by the President (or equivalent officer) for the time being of the leading professional body for accountants in the relevant jurisdiction) shall provide such report instead, and paragraph (a) shall apply as if references to the auditors were references to that other firm of accountants.
5.	RECOVERY FROM THIRD PARTIES
5.1	If the Sellers make a payment under paragraph 1 and a Target Group Company or the Purchaser is or may be entitled to receive from any person (other than a member of the Purchaser’s Group, another Target Group Company or any employee, director or customer of any of them), before the Limitation Date (or, if later, the date six months after the making of that payment by the Sellers), an amount that to any extent compensates it in respect of the circumstances giving rise to that payment (other than any amount arising as a result of the use or set off of any Relief) (a Third Party Amount), then the Purchaser shall give notice to the Sellers containing reasonable details (to the extent then available) of the entitlement as soon as reasonably practicable after becoming aware of it.
5.2	The Purchaser shall, at the request of the Sellers and subject to the Sellers having indemnified the Purchaser and the relevant Target Group Company to the Purchaser’s reasonable satisfaction against any Tax that may be suffered on receipt of any payment and any charges, costs and expenses incurred in recovering or seeking to recover any payment, use reasonable endeavours to recover or procure the recovery of the Third Party Amount, keeping the Sellers informed of the progress of any action taken provided that the Purchaser shall be under no obligation to take any action which would materially prejudice the Tax or commercial interests of a Target Group Company or any member of the Purchaser’s Group.
5.3	Within ten Business Days of the relevant Group Company or the Purchaser receiving a payment in respect of the Third Party Amount, the Purchaser shall repay to the Sellers an amount equal to the lesser of:
(a)	the amount of the payment so received less any costs and expenses reasonably and properly incurred in connection with the recovery or receipt of that payment which the Sellers have not previously reimbursed under paragraph 5.1 and any Tax to which that payment is subject; and
(b)	the payment referred to in paragraph 5.1 less any Tax suffered by the Purchaser in respect of that payment and any part of that amount previously repaid to the Sellers under any provision of this Schedule 7 or otherwise.
6.	CONDUCT OF SPECIFIED TAX CLAIMS
6.1	If the Purchaser or any Target Group Company becomes aware of any Specified Tax Claim which will or is likely to give rise to a claim against the Sellers under paragraph 1, the Purchaser shall (or shall procure that the relevant Target Group Company shall):

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(a)	give notice to the Sellers’ Representatives within ten Business Days of any Specified Tax Claim or any circumstance giving or likely to give rise to a Specified Tax Claim coming to its notice or to the notice of the relevant Target Group Company;
(b)	provide to the Sellers’ Representatives all such relevant information and documents as the Sellers’ Representatives may reasonably request in writing in relation to the potential Specified Tax Claim (subject always to the Purchaser being able, in its sole discretion to withhold such information in circumstances where it constitutes confidential information or in the Purchaser’s opinion disclosure of such information could have a detrimental effect on the profitability, reputation or goodwill of the relevant Target Group Company); and
(c)	consider all reasonable proposals of the Sellers’ Representatives to avoid, resist, contest, defend, compromise or remedy the Specified Tax Claim, and the Purchaser shall not unreasonably refuse to take such proposals into account, and in each case on the basis that the Sellers will indemnify the Purchaser for all reasonable costs incurred as a result of such a request by the Sellers’ Representatives, provided that the Purchaser shall be under no obligation to take or procure the taking of any action which would materially prejudice the Tax or commercial interests of a Target Group Company or any member of the Purchaser’s Group.
6.2	The Purchaser shall not, for the avoidance of doubt, be bound by the provisions of this paragraph 6 as a condition precedent of bringing any claim against the Sellers under paragraph 1 and any failure by the Purchaser to adhere to the provisions of this paragraph 6 shall not in any way prejudice the ability of the Purchaser to bring any such claim.
6.3	The Purchaser shall not be required to take any action pursuant to this Schedule to the extent that it is reasonably likely to invalidate or prejudice the RWI Insurance Policy.
7.	DOUBLE RECOVERY
7.1	No party to this Schedule 7 shall be entitled to recover damages or obtain recovery, payment or reimbursement under this Schedule 7 to the extent that such party has already obtained (and retained) recovery, payment or reimbursement in respect of the same loss either under this Schedule 7 or the Agreement.
7.2	If and to the extent that a Relief has been taken into account in reducing the liability of the Sellers or giving rise to a payment to the Sellers under this Agreement, that Relief cannot be taken into account a further time for the purposes of this Agreement.
8.	PURCHASER’S COVENANT
8.1	The Purchaser hereby covenants with the Sellers to pay to the Sellers (if and so far as possible by way of an adjustment to the Purchase Price) an amount equal to:
(a)	any liability for Tax of any Seller which arises as a result of any failure by any Target Group Company or any member of the Purchaser’s Tax Group after Completion to pay any Tax for which it is liable and in respect of which the Sellers are not liable to make a payment to the Purchaser under paragraph 1 and which has not been recovered by the Sellers under any relevant statutory provision;
(b)	any reasonable costs and expenses properly incurred by the Sellers in connection with any liability to Tax referred to in this paragraph 8 or through successfully taking or defending any action under this paragraph 8.

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8.2	The provisions of Schedule 4 and paragraphs 2.1(c), 3 and 6 of this Schedule 7 shall apply to the covenant contained in paragraph 8.1 as they apply to the covenants contained in paragraph 1, replacing references to the Sellers with the Purchaser (and vice versa) and making any other necessary modifications.
9.	INTERPRETATION
9.1	In this Schedule, the following words and expressions where used in this Schedule 7 have the meanings given to them below:

Accounts Relief means any Relief (other than a right to a repayment of Tax) which has been taken into account in:

(a)	computing (and so reducing) any provision for deferred tax which appears in the Completion Statement or in eliminating such a provision that would otherwise have appeared; or
(b)	the Completion Statement as an asset;

Actual Specified Tax Liability means:

(a)	any Actual Tax Liability which is a liability to income tax or employee national insurance contributions arising in respect of any Earn-out Payment made under this agreement;
(b)	any liability of any Target Group Company or any member of the Purchaser’s Group to make an actual payment of Tax which arises as a result of any failure by any Relevant Person to discharge a liability that it has to pay, account for or discharge any Tax and would not have arisen but for the relationship, on or at any time before Completion, of a Target Group Company with that Relevant Person, and for these purposes Relevant Person means any Seller and any person connected or associated with, or controlled by, any Seller for any Tax purpose; and
(c)	any IHT Liability;

Corresponding Relief means any Relief arising as a result of a liability, or the circumstances giving rise to a liability, in respect of which the Sellers have made or are liable to make a payment under paragraph 1 but in all cases excluding any Relief arising as a result of a Relevant Change of Law or a Relevant Accounting Change;

Corresponding Saving means the reduction or elimination of any liability to make a payment of Tax of a Target Group Company or any member of the Purchaser’s Group or, in each case, any successor to any part of its business (in respect of which the Sellers would not be liable under paragraph 1 of this Schedule 7) or the receipt by a Target Group Company of a repayment of Tax, in each case as a result of the use of any Corresponding Relief;

Deemed Specified Tax Liability means the use or set-off of any Purchaser’s Relief in circumstances where, but for that use or set-off, an Actual Specified Tax Liability would have arisen in respect of which the Sellers would have been liable under paragraph 1, disregarding any applicable financial limitations, in which case the amount of the Deemed Specified Tax Liability shall be the amount of the Actual Specified Tax Liability in respect of which the Sellers would have been liable under paragraph 1 but for such use or set-off;

Event means any transaction, event, circumstance, expiry of any time period, act or omission (or any transaction, event, circumstance, expiry of any time period, act or omission deemed to occur for Tax purposes), and references to an Event or Events occurring on or before Completion shall include an Event or Events deemed for Tax purposes to occur on or before Completion;

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IHT Liability means any liability to inheritance tax which:

(a)	is a liability of any Target Group Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not related to the death of any person);
(b)	on or before Completion gives rise to a charge on any of the shares in or assets of a Target Group Company or gives the power to sell, mortgage or charge any of the shares in or assets of a Target Group Company; or
(c)	after Completion gives rise to a charge on or gives the power to sell, mortgage or charge any of the shares in or assets of a Target Group Company as a result of a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value occurring before Completion, and, in determining whether a charge on or power to sell, mortgage or charge any of the shares or assets of a Target Group Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge shall be treated as arising on the date of the transfer of value (or other date or Event on or in respect of which it becomes payable or arises) and the provisions of section 213 of IHTA shall not apply to any payments under this Schedule;

Limitation Date means the seventh anniversary of Completion;

Purchaser’s Group means the Purchaser and those companies (other than the Target Group Companies) which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;

Purchaser’s Relief means:

(a)	a Relief (other than a Corresponding Relief) arising to a Target Group Company:
(i)	as a result of an Event or Events occurring (or deemed to occur) after Completion; or
(ii)	in respect of a period beginning on or after Completion (other than a Relief arising as a result of an Event or Events which took place wholly before Completion);
(b)	an Accounts Relief;
(c)	a Relief (other than a Corresponding Relief) arising to any member of the Purchaser’s Group at any time; or
(d)	a repayment of Tax which is taken into account in the Completion Statement as an asset;

Relevant Accounting Change means any change after Completion of the date to which any of the Target Group Companies makes up its accounts, or in the bases, methods or policies of accounting of the Purchaser or any of the Target Group Companies other than a change which is necessary in order to correct a failure before Completion to comply with accounting standards with which the relevant Target Group Company was required to comply;

Relevant Change of Law means a change in legislation announced after Completion, or a change in the interpretation of legislation on the basis of case law made after Completion (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

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Specified Tax Claim means any notice, enquiry, demand, assessment, determination, letter or other document issued, or other action taken, by or on behalf of a Tax Authority, any self-assessment, or any other circumstance from which it appears that the Purchaser or a Target Group Company may incur a liability or increased liability to Tax, or may suffer the unavailability, loss, reduction or cancellation of a Relief, in each case, relating to any Specified Tax Liability (whether actual or alleged); and

Specified Tax Liability means an Actual Specified Tax Liability or a Deemed Specified Tax Liability.

9.2	In this Schedule 7, any reference to the date on which an Actual Specified Tax Liability is due refers to the last date on which the relevant payment can be made without any liability for interest, penalties or fines for late payment arising in respect of it.

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Schedule 8

Completion

Part 1

Sellers’ obligations

At Completion the Sellers’ Solicitors or the Sellers’ Representatives (as applicable) shall:

(a)	deliver to the Purchaser or the Purchaser’s Solicitors:
(i)	duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares;
(ii)	the original share certificate(s) representing the Shares (or an express indemnity in a form satisfactory to the Purchaser, and not a replacement certificate, in the case of any found to be missing);
(iii)	such waivers or consents as may be necessary to enable the Purchaser or its nominee(s) to become the registered holder of all the Shares;
(iv)	duly executed irrevocable powers of attorney, in the Agreed Form, from each of the Sellers to allow (pending registration of the transfer of the Shares) the Purchaser to vote the Shares;
(v)	All necessary documentation and written evidence in the form agreed with the Purchaser confirming that: (a) Mrs Ellen Owen will vacate the residential flat known as 58b Oxford Street, Woodstock, OX20 1TT (the Flat) on or before 31 July 2026; (b) vacant possession of the Flat will be delivered to the Company on or before that date; and (c) and that the Company will be released from all claims and liabilities arising from such occupation and vacating of the Flat;
(b)	deliver to the Purchaser (or, by prior written agreement with the Purchaser, make available to the Purchaser at the registered office of the relevant Target Group Company):
(i)	the certificate of incorporation, any certificates of incorporation on change of name, any common seals and the statutory books and registers (which shall be written up to but not including the Completion Date) of each Target Group Company; and
(ii)	the share certificates in respect of all the issued share capital of each Subsidiary (or an express indemnity in a form satisfactory to the Purchaser, and not a replacement certificate, in the case of any found to be missing) together with duly executed transfers of each share in any Subsidiary which is not registered in the name of another Target Group Company in favour of the Purchaser or as it may direct; and
(iii)	the title deeds and documents relating to each of the Properties;
(c)	deliver to the Purchaser a letter of resignation from the Outgoing Directors (confirming that they have no claim against a Target Group Company in the Agreed Form);
(d)	procure that board meetings of the relevant Target Group Companies are held at which it is resolved that:

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(i)	the transfers referred to in subparagraph 1.1(a)(i) above are approved for registration and (subject only to their being duly stamped) the transferee is registered as the holder of the Shares in the Company’s register of members;
(ii)	such persons as the Purchaser nominates by prior written notice to the Sellers’ Representatives are appointed as additional directors and the secretary (if any) of the Company;
(iii)	the resignations of the Outgoing Directors and secretary (if any) are tendered and accepted so as to take effect at the end of the relevant meeting or at Completion and each person nominated by the Purchaser will be appointed as a director or secretary (if any) of the relevant Target Group Company with effect from Completion;
(iv)	the auditors of the Purchaser are appointed as auditors; and
(v)	its bank mandates are revised in such manner as the Purchaser requires; and
(e)	procure that minutes of the duly held board meetings referred to in paragraph (d) above, which are certified as correct by a director or the secretary (if any) of the relevant Target Group Company, are delivered to the Purchaser or the Purchaser’s Solicitors.
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Part 2

Purchaser’s obligations

Subject to the Sellers having done or procured to be done those things set out in Part 1 of this Schedule 8, at Completion the Purchaser shall:

(a)	make a payment in accordance with subclauses 6.2, 6.3 and 23.1 to each Seller into the relevant Seller’s Bank Account of that percentage of the amount of the Completion Initial Consideration set against that Seller’s name in column (C) of Schedule 1 (as adjusted in accordance with subclause 6.4); and
(a)	deliver to the Sellers’ Solicitors a copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this agreement.

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Schedule 9

Completion Statement

Part 1

Preparation of the Completion Statement

1.	PREPARATION OF THE DRAFT COMPLETION STATEMENT
1.1	To enable the Net Cash and the Working Capital to be ascertained, as soon as reasonably practicable and by no later than 60 Business Days following Completion, the Purchaser shall procure that the Company prepares and delivers to the Sellers or the Sellers’ Representatives a draft completion statement setting out the Net Cash and the Working Capital as at immediately prior to Completion in the Agreed Form (the Draft Completion Statement), together with all necessary working papers for the Sellers to be able to perform a review of the Draft Completion Statement. The Draft Completion Statement shall be prepared in accordance with the following:
(a)	the specific accounting policies set out in Part 2 of this Schedule 9;
(b)	to the extent not covered by the specific accounting policies described in subparagraph 1.1(a), the accounting policies, principles, practices, categorisations, procedures, techniques, methods and bases that were in fact adopted in the preparation of the Accounts at the Accounts Date only, to the extent in accordance with UK GAAP at the Accounts Date; and
(c)	to the extent not covered by the specific accounting policies described in subparagraph 1.1(a) or the accounting policies described in subparagraph 1.1(b), UK GAAP at the Completion Date.
1.2	For the avoidance of doubt, subparagraph 1.1(a) shall take precedence over subparagraphs 1.1(b) and 1.1(c) and subparagraph 1.1(b) shall take precedence over subparagraph 1.1(c).
2.	NOTIFICATION OF DISPUTED INITIAL CONSIDERATION ITEMS
2.1	Within 25 Business Days following delivery to the Sellers or the Sellers’ Representatives of the Draft Completion Statement, the Sellers or the Sellers’ Representatives shall give written notice to the Purchaser of any item or items in the draft Completion Statement the Sellers wish to dispute (the Disputed Initial Consideration Items) together with the reasons for such dispute and a list of proposed adjustments (any such notice, an Initial Consideration Dispute Notice), provided that the Disputed Initial Consideration Items included in the Initial Consideration Dispute Notice may only be based on mathematical errors or the Draft Completion Statement not being calculated in accordance with this agreement.
2.2	If, by the expiry of the period of 25 Business Days referred to in subparagraph 2.1, either no Initial Consideration Dispute Notice is given to the Purchaser or the Sellers or the Sellers’ Representatives has given notice to the Purchaser that there are no Disputed Initial Consideration Items, the Draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement, and shall (in the absence of fraud or manifest error) be final and binding on the parties for all purposes.
2.3	Except for any Disputed Initial Consideration Items set out in a valid Initial Consideration Dispute Notice delivered in accordance with subparagraph 2.1 above, the Draft Completion Statement shall be deemed to have been accepted by the Sellers and shall, except for any such Disputed Initial Consideration Items and in the absence of fraud or manifest error, be final and binding on the parties for all purposes.
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3.	RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF the COMPLETION STATEMENT
3.1	If, in accordance with this Schedule 9, an Initial Consideration Dispute Notice is given to the Purchaser as to any Disputed Initial Consideration Items:
(a)	the Sellers or the Sellers’ Representatives and the Purchaser shall attempt in good faith to agree in writing the Disputed Initial Consideration Items;
(b)	if any of the Disputed Initial Consideration Items are not agreed in writing between the Sellers or the Sellers’ Representatives and the Purchaser within 10 Business Days of the delivery to the Purchaser of the Initial Consideration Dispute Notice or such later time as may be agreed in writing between the Sellers or the Sellers’ Representatives and the Purchaser (the Outstanding Disputed Initial Consideration Items), the Outstanding Disputed Initial Consideration Items shall be determined by the Independent Expert; and
(c)	when the Sellers or the Sellers’ Representatives and the Purchaser reach agreement on all Disputed Initial Consideration Items and all Outstanding Disputed Initial Consideration Items are determined by the Independent Expert (as the case may be), the Draft Completion Statement shall be adjusted to take account of each Disputed Initial Consideration Item as agreed in writing between the Sellers or the Sellers’ Representatives and the Purchaser and each Outstanding Disputed Initial Consideration Item as determined by the Independent Expert (as the case may be), and the Draft Completion Statement as so adjusted shall constitute the Completion Statement for the purposes of this agreement and shall (in the absence of fraud or manifest error) be final and binding on the parties for all purposes.
3.2	If and whenever any Outstanding Disputed Initial Consideration Item falls to be referred in accordance with subparagraph 3.1(b) to the Independent Expert, the Sellers and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Expert in accordance with, and on the terms set out in, Schedule 10.
4.	PROVISION OF INFORMATION
4.1	Subject to subparagraphs 4.2 and 4.3, the Purchaser shall, and shall procure that the Target Group Companies shall, during Working Hours provide the Sellers and (if relevant) the Independent Expert with access to information, assistance and access to Books and Records which they may reasonably require for the purposes of this Schedule 9.
4.2	Nothing in subparagraph 4.1 shall entitle any Seller, the Sellers’ Representatives or the Independent Expert to access to any information or document:
(a)	which is or may be subject to legal professional privilege;
(b)	which cannot be shared with the recipient party in compliance with Applicable Law;
(c)	whose disclosure may conflict with any duty of confidentiality owed by the disclosing party; or
(d)	which has been prepared by the Purchaser or the Target Group Companies or their professional advisers with a view to assessing the merits of any claim or argument.

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4.3	The Sellers, the Sellers’ Representatives and the Independent Expert shall, and shall procure that their respective accountants and other advisers shall, keep all information and documents provided to them under subparagraph 4.1 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the proceedings of the Independent Expert or another matter arising out of this agreement.

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Part 2

Specific policies for preparation of the Draft Completion Statement

1.	The Draft Completion Statement will be prepared in GBP and any amounts which are expressed in a currency other than GBP shall be converted into GBP at the Exchange Rate.
2.	The Draft Completion Statement will be prepared on a consolidated basis and at the point in time immediately prior to Completion (the “Effective Time”) as if the Completion Date were the last day of a financial year and as if appropriate accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments, but subject always to any requirements of the specific accounting policies set out in this Part 2 of this Schedule 9.
3.	The Draft Completion Statement will be prepared on the basis that the Target Group Companies are a going concern and will exclude the effect of change of ownership of the Target Group Companies, except with respect to Debt, and the effects of any post-Completion reorganisations of the Purchaser and any purchase accounting adjustments.
4.	In preparing the Draft Completion Statement, no minimum materiality limits will be applied.
5.	There will be no double counting of items in the Draft Completion Statement and no amount will be included more than once in the calculation of Actual Net Cash and Actual Working Capital.
6.	In preparing the Draft Completion Statement, all amounts owed between one Target Group Company and another Target Group Company will be reconciled and eliminated. Any unreconciled balances will be written off.
7.	The Draft Completion Statement shall be drawn up so as to only take account of events taking place after the Effective Time and up to the date that the Draft Completion Statement are provided by the Purchaser to the Sellers’ Representative if they are “adjusting events” (as defined in Section 32 of FRS 102: “Events after the end of the Reporting Period”) where such information provides evidence of conditions existing at the Effective Time.
8.	No provision shall be made in respect of any dilapidations save for in those made in connection with the Woodstock site or the Woodstock site exit.
9.	IFRS 16 lease assets and lease liabilities are to be excluded from the Draft Completion Statement.
10.	Subject to any other specific policy, where an accrual, provision, reserve or liability was made or included in the consolidated balance sheet for the Target Group at the Accounts Date in relation to any matter or series of matters, no decrease to such amount shall be made in the calculation of Working Capital unless and to the extent that since the Accounts Date, the specific obligation was paid, the service was performed or a corresponding asset was sold, collected or written off.
11.	No new categories, classifications or types of costs or assets will be included as prepaids, inventory or other current assets in the determination of the Draft Completion Statement that were not classified as such in the consolidated balance sheet for the Target Group at the Accounts Date.
12.	Any amounts receivable from the Sellers or their Affiliates shall be excluded from Working Capital. Any amounts owed to the Sellers or their Affiliates shall be considered a liability in either Debt or Working Capital.

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Schedule 10

Independent Expert

1.	Where any Outstanding Disputed Initial Consideration Items fall to be referred in accordance with subparagraph 3.1(b) of Part 1 of Schedule 9, to an Independent Expert for determination, the Independent Expert shall be:
(a)	such independent firm of chartered accountants or consultants of international repute and with significant experience in resolving purchase price disputes as the Sellers’ Representatives and the Purchaser may agree in writing within ten Business Days after the expiry of the period allowed by subparagraph 3.1(b) of Part 1 of Schedule 9 for the Sellers’ Representatives and the Purchaser to reach agreement over the relevant Outstanding Disputed Initial Consideration Items; or
(b)	failing such agreement, such expert as shall be appointed (on application by the Sellers’ Representative or the Purchaser (or the Sellers’ Representative and the Purchaser jointly) within 15 Business Days after the expiry of the period allowed by subparagraph 3.1(b) of Part 1 of Schedule 9 by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce and the provisions of this Schedule 10.
2.	The Sellers’ Representatives and the Purchaser shall each agree to joint terms of engagement with the Independent Expert as soon as reasonably practicable and shall not unreasonably withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement.
3.	Except to the extent that the Sellers’ Representatives and the Purchaser agree otherwise, the Independent Expert shall act on the basis of the following principles.
(a)	The Independent Expert shall act as an expert and not as an arbitrator.
(b)	The Outstanding Disputed Initial Consideration Items shall be notified to the Independent Expert in writing by the Sellers’ Representatives and/or the Purchaser within 10 Business Days of the Independent Expert’s appointment.
(c)	In resolving any Outstanding Disputed Initial Consideration Item, the Independent Expert:
(i)	shall only consider the items or amounts that remain unresolved between the Sellers’ Representative and the Purchaser; and
(ii)	may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and falling within the ranges set forth in the Draft Completion Statement and the Initial Consideration Dispute Notice, or the Draft Earn-out Statement and the Earn-out Dispute Notice, as the case may be.
(d)	The Independent Expert’s determination must be based solely on the definitions and other applicable provisions of this agreement and relevant applicable methodology (including any basis for account preparation) as referred to in this agreement, or correcting mathematical errors.
(e)	The terms of reference of the Independent Expert shall be as set out in this Schedule 10.

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(f)	Except as set out in this Schedule 10, the Independent Expert shall decide the procedure to be followed in their determination.
(g)	The procedure followed by the Independent Expert shall give the parties a reasonable opportunity to make written representations to the Independent Expert and the Independent Expert shall make available to each party the other party’s written representations promptly once all such representations have been received by the Independent Expert. No party shall communicate with the Independent Expert on any matter of substance relating to the dispute without the other party being present or, in the case of written communications, without simultaneously providing a copy of such communication to the other party.
(h)	Following delivery of their respective written representations in accordance with the procedure followed by the Independent Expert, the parties shall each have the opportunity to comment once only on the other parties’ written representations by written comment delivered to the Independent Expert not later than 10 Business Days after receipt of the other parties’ written representations and, after such period, neither the Sellers (nor, on their behalf, the Sellers’ Representatives) nor the Purchaser shall be entitled to make further statements, representations or submissions except insofar as the Independent Expert so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) 10 Business Days to respond to any statements, representations or submissions so made).
(i)	The Independent Expert shall make their determination as soon as is reasonably practicable.
(j)	The determination by the Independent Expert shall be made available to the parties in writing and, unless otherwise agreed by the parties, shall include reasons for the determination.
(k)	The determination by the Independent Expert shall, in the absence of manifest error or fraud (when the relevant part of their determination shall be void and the matter shall be remitted to the Independent Expert for correction), be final and binding on the parties.
(l)	The costs of the determination, including the fees and expenses incurred by the Independent Expert, shall be borne equally as between the Sellers (and, between them, in the percentage set against each Seller’s name in column (C) of Schedule 1) on the one hand and the Purchaser on the other hand.

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Schedule 11

Interpretation

1.	In this agreement:

Accounts Date means 30 September 2025;

Accounts means the audited balance sheet as at the end of, and audited profit and loss account and (where relevant) cash flows for, the financial years ended on 30 September 2023, 30 September 2024 and on the Accounts Date for each of the Target Group Companies (including the audited consolidated balance sheet as at that date of the Target Group and the audited consolidated profit and loss account and cash flows for that period of the Target Group) and the notes and directors’ reports relating to them;

Action means any prosecution, enforcement action, alternative dispute resolution proceedings or processes, litigation, arbitration, investigation (including with or by any Governmental Authority), action or other proceedings or settlement of any proceedings;

Actual Net Cash means the actual amount of Net Cash as at immediately prior to Completion;

Actual Working Capital means the actual amount of Working Capital as at immediately prior to Completion, as calculated and agreed and/or determined (as applicable) after Completion in accordance with Part 1 of Schedule 9;

Adjustment Amount has the meaning given in subclause 6.8;

Adverse Event means any reportable untoward medical occurrence in a patient or clinical investigation subject who has been administered a Product;

Affiliate means:

(a)	in respect of a Seller, any Related Person of that Seller;
(b)	in respect of a person that is an individual, any spouse or civil partner of that individual; or
(c)	in relation to a specified person, a person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers’ Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Sellers and the Purchaser and the Sellers’ Representatives and the Purchaser may agree in writing before Completion;

Aidaptus Products means the Aidaptus two-step, single-use auto-injector platform designed, developed, and manufactured by the Target Group, including all substitutions and line extensions therefore;

Announcement means the announcement(s) to be released by the Purchaser in the Agreed Form;

Applicable Law means any law, statute, subordinate legislation, constitutional provision, treaty, order, code, ordinance, temporary restraining order, preliminary or permanent injunction, judgment, decree, decision, directive, licence, permit, consent, approval, rules, administrative pronouncement or regulation of any Governmental Authority having jurisdiction over the matter or person in question, or other binding legislative or administrative action of a Governmental Authority, or any official interpretation of any of the foregoing by any Governmental Authority, or a final, binding, or executive decree, injunction, judgment, writ, grant, directive or order of a Governmental Authority that affects and has the authority to affect the matter or person in question;

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Authorisation means any authorisation, permit, order, licence, consent, approval, accreditation, certificate, qualification, variation, exemption, clearance, franchise, specification, registration or other requirement howsoever called required by Applicable Law and issued by a Governmental Authority, including all authorisations necessary to develop, Manufacture and Commercialise the Products and to conduct the Business;

B Ordinary Shares means the ordinary shares with a nominal value of GBP 0.10 each in the capital of the Company;

Base Consideration Amount means GBP 100,000,000.00;

Books and Records has its common law meaning and includes, without limitation, all notices, registers, accounting records, contracts and minutes, whether stored in electronic or hard copy form;

Business means the business carried on by the Company and its Subsidiaries (as applicable) as at Completion, including: (a) the design, development, manufacture, marketing, distribution, and sale of medical devices and injectable drug delivery systems, including the design, engineering, testing and manufacturing of medical devices; (b) injectable drug delivery systems, including autoinjectors and pen needles; (c) custom device development services for pharmaceutical and development activities relating biotechnology partners; (d) the manufacture and supply of the Products; and (e) all ancillary activities undertaken by the Company and its Subsidiaries in connection with or incidental to the foregoing;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London or New York for normal business;

Cash means, without double counting, the aggregate amount of:

(a)	all cash in hand or credited to any account with a financial institution (and any interest paid thereon) net of checks, drafts and wires written by a Target Group Company but not yet cleared, plus the amount of incoming checks, drafts and wires for the benefit of a Target Group Company subject to clearance;
(b)	all cash and cash equivalents;
(c)	all short term investments, in each case, that are readily convertible to known amounts of freely usable cash and which are subject to an insignificant risk of changes in value;
(d)	any amounts receivable in respect of the Woodstock SPA;
(e)	the Loan Account Balances;
(f)	an amount equal to the Pending Aidaptus Capex; and
(g)	all amounts as agreed by the Purchaser in advance and in writing and paid in relation to the retention bonus plan in respect of the period from and including the date of this agreement to the time immediately prior to Completion, in each case held by or on behalf of the Target Group Companies as at immediately prior to Completion (excluding any Trapped Cash), converted into GBP at the Exchange Rate;

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Claim means any claim made by the Purchaser against any Seller arising out of, or in connection with (including a breach or alleged breach of), this agreement, including (but not limited to) a Warranty Claim, a Tax Warranty Claim, a Tax Covenant Claim, a Fundamental Warranty Claim or pursuant to any indemnity or covenant to pay;

Commercialise means, with respect to a Product, to seek, obtain, maintain or vary Authorisation(s), import, export, in-licence, out-licence, source, outsource, advertise, promote, market, distribute, exploit, register or sell such Product, and Commercialising and Commercialisation shall be construed accordingly;

Common Interest Privilege Agreement has the meaning given in subclause 19.6;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date means the date on which Completion takes place, in accordance with subclause 5.1;

Completion Initial Consideration means an amount equal to the Base Consideration Amount plus the Completion Net Cash;

Completion Net Cash means an amount equal to GBP £26,000,000;

Completion Statement means the Draft Completion Statement in the Agreed Form;

Conditions has the meaning given in subclause 3.1;

Confidentiality Agreement means the letter dated 10 July 2025 from the Purchaser as supplemented by the confidentiality and disclosure between Owen Mumford Limited and the Purchaser entered into on 21 October 2025, as may be amended, novated and/or supplemented from time to time;

Consideration means the Initial Consideration and the Earn-out Consideration;

Contaminated Land Regime means the contaminated land regime under Part 2A of the Environmental Protection Act 1990 (as amended from time to time) and any legally binding statutory instrument, circular or guidance issued under it;

Contamination Indemnity Claims has the meaning given to it in paragraph 2(b) of Schedule 4;

Control (including the terms “controlled by” and “under common control with) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

CTA 2010 means the Corporation Tax Act 2010;

Counsel means a barrister of not less than ten years standing, having experience in claims similar to the Set-Off Claim;

Data Room means the contents of the virtual data room entitled “Project Stelvio”, which is hosted by Mills & Reeve LLP and maintained by the Sellers and their advisers, as recorded in Data Room Index;

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Data Room Index means the Agreed Form index of the contents of the Data Room as at 00:25 GMT on 19 March 2025, appended as schedule 14 to the Disclosure Letter;

Debt means, without double counting, all loans (whether or not they bear interest), financing liabilities or obligations or other indebtedness, including:

(a)	any overdrafts and other liabilities in the nature of borrowed money (whether secured or unsecured);
(b)	any reimbursement and payment obligations with respect to letters of credit, bills, bonds, notes, debentures or loan stock and other similar instruments;
(c)	any obligations in respect of interest rate swaps or other financial derivatives stated at their fair value;
(d)	any obligations and liabilities under finance or capital leases that are classified as such in the Accounts or for new leases entered into after the Accounts Date, which are required to be recorded as finance or capital leases in accordance with UK GAAP, hire purchase agreements and sale and lease-back transactions (excluding any operating lease liabilities);
(e)	any outstanding liabilities for Transaction Expenses;
(f)	obligations to pay the deferred or unpaid purchase price of assets, business, securities, property or services, whether contingent or otherwise (including obligations under noncompete, consulting or similar arrangements or with respect to the maximum amount for earn-outs, seller notes, post-closing true-up obligations or similar contingent payment arrangements relating to prior acquisitions;
(g)	all unpaid severance obligations (including the employer portion of any applicable payroll taxes);
(h)	any guarantees of any obligations of any entity which is not a Target Group Company;
(i)	any unpaid dividends or distributions or amounts owed to the Sellers or their Affiliates;
(j)	customer credit balances in relation to the Zydus and the Cilag credit note provision;
(k)	any remaining costs or liabilities in connection with the Woodstock site exit (including, but not limited to, provisions or payments in respect of redundancies, the leases of the Woodstock site (including any early termination penalties), any prepayments of any amount, and other costs or liabilities in connection with the site exit);
(l)	any legal or transaction expenses related to the sale of the Woodstock site and the contract for the sale of freehold land with leaseback in respect of the Woodstock site;
(m)	receivables from Sellers, directors or their Affiliates (other than the Loan Account Balances);
(n)	any amount in respect of transaction related management bonuses payable to Gavin Jones and Bal Johal outside of the retention bonus plan amounts constituting Cash, inclusive of all employment related costs including employers NIC; and
(o)	the group life insurance claim balance,

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together with all interest, fees, premiums, costs, expenses and penalties, whether accrued or unpaid on those amounts but excluding trading debt or liabilities arising in the ordinary and usual course of trading to the extent captured in Actual Working Capital, of the Target Group Companies as at immediately prior to Completion, expressed as a positive number and, where applicable, converted into GBP at the Exchange Rate;

Disclosed means fully and fairly disclosed in the Disclosure Letter in sufficient detail so as to enable the Purchaser to identify and make a reasonably informed assessment of the nature and scope of the matter or circumstance disclosed, and Disclosure shall be construed accordingly;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser disclosing information constituting exceptions to the Seller Warranties;

Draft Completion Statement has the meaning given in subparagraph 1.1 of Part 1 of Schedule 9;

Earn-out Consideration has the meaning given to it in subparagraph 1.1 of Part 1 of Schedule 12;

Earn-out Payment Date has the meaning given to it in clause 24;

Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Excess Recovery has the meaning given to it in paragraph 9.2(b)(ii) of Schedule 4;

Exchange Rate means in relation to any amount of currency to be converted into GBP pursuant to this agreement, the closing GBP exchange rate as published by the Bank of England on the Business Day prior to the date of the relevant calculation as published at https://www.bankofengland.co.uk/boeapps/database/Rates.asp;

Financial Indebtedness means any loan capital owed by, any money borrowed or raised by, or, in respect of any guarantee or indemnity given to secure any such arrangements, any liability of, any Target Group Company, other than amounts owed by way of trade credits with third parties in the ordinary course of trading as a result of goods or services supplied to any Target Group Company on normal arm’s length terms;

FRS 102 means Financial Reporting Standard 102 being the Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK at the Accounts Date;

Fundamental Warranties means those Seller Warranties set out in paragraph 1 of Schedule 3 and Fundamental Warranty means any of them;

Fundamental Warranty Claim means a claim by the Purchaser or any person deriving title from it the basis of which is that a Fundamental Warranty is, or is alleged to be, untrue, inaccurate or misleading;

General Tax Covenant means the tax covenant set out in paragraph 1 of Schedule 6;

General Tax Covenant Claim means any Claim against the Sellers under the General Tax Covenant;

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Governmental Authority means any supra-national, national, regional, federal, state, municipal, provincial, regulatory, Tax, administrative, or other governmental or quasi-governmental authority, board, commission or agency, including any corresponding foreign agency or any instrumentality or officer acting in an official capacity of any of the foregoing, any court, tribunal or judicial or arbitral body, administrative body, private body or any committee exercising any executive, legislative, regulatory or administrative functions of government with competent jurisdiction, whether local or national;

Governmental Authority Condition has the meaning given in subclause 3.1(a);

IHTA 1984 means the Inheritance Tax Act 1984;

Indemnified Party and Indemnified Parties has the meaning given in subclause 10.1;

Indemnity Claim means a claim under or in respect of the indemnities in clause 10;

Initial Consideration means the Completion Initial Consideration plus the Adjustment Amount;

Insured has the meaning given to it in paragraph 9.2 of Schedule 4;

Insured Claim has the meaning given to it in paragraph 9.2 of Schedule 4;

Intellectual Property Rights means:

(a)	copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered);
(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and
(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Key Employees means the individuals named in the list of key employees as set out in document 2.20.7.19.1 of the Data Room and Key Employee means any of them;

Loan Account Balances means all sums due by the Sellers to the Company as at Completion on either director’s or shareholder’s loan account to be discharged at Completion in accordance with subclause 6.3;

Long Stop Date means 19 September 2026;

Leased Properties means the Properties briefly described in part 2 of schedule 4 of the Disclosure Letter and Leased Property means any of them;

Losses means any and all, losses, loss of profits, costs (including properly incurred legal costs and expenses, experts’ and consultants’ fees, expenses and costs of investigation and enforcement), damages, liabilities, charges, claims, Taxes, demands, proceedings, expenses and penalties;

Manufacture means any and all activities related to the pre-clinical, clinical and commercial manufacture, analytic development, planning, purchasing of materials, production, process development, process qualification and validation, processing, compounding, scale-up, storage, filling, finishing, packaging, labelling, leafleting, shipping, warehousing (prior to distribution), quality control testing, waste disposal, quality release, sample retention and stability testing of products (or any intermediate thereof), and Manufacturing or Manufactured shall be construed accordingly;

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Material Adverse Change means any fact, matter, event, development, circumstance, condition or change (or any series or combination of the foregoing) arising before the Completion Date and which, individually or in the aggregate, has or may reasonably be likely to have a material adverse effect on the business, operations, assets, liabilities, condition (whether financial, trading or otherwise), or operating results of the Target Group Companies taken as a whole, provided, however, that none of the following (and no effect arising out of or resulting from any of the following) shall, either alone or in combination, constitute a Material Adverse Change or be taken into account for the purpose of determining whether a Material Adverse Change has occurred:

(a)	changes or effects generally affecting the international or national economic, market, financial, credit or political conditions, including (but not limited to) inflation rates, interest rates, exchange rates, Tax rates, commodity prices, tariffs, trade barriers or the imposition of capital or exchange controls, in principal country or countries of operations or worldwide;
(b)	changes in conditions generally affecting the industry in which the Target Group Companies, or their respective customers, conducts their respective businesses;
(c)	changes or effects arising as a result of natural disasters or acts of nature, epidemics or pandemics or other disease outbreaks, hostilities, acts of war, sabotage, riots, terrorism or military actions or any escalation or worsening of any such conditions threatened or existing as of the date of this agreement;
(d)	failure by the Target Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any financial period ending on or after the date of this agreement, provided, however, that the underlying cause of any such failure may be taken into account for the purpose of determining whether a Material Adverse Change has occurred;
(e)	actions taken or omitted to be taken by the Target Group Companies or the Sellers at the written request of the Purchaser;
(f)	changes or effects resulting from any announcement of, compliance with the terms of, or actions or agreements required under or contemplated by this agreement or any of the other Transaction Documents (including but not limited to any counterparty to a Material Contract exercising any right of termination on change of control in accordance with the terms of such Material Contract);
(g)	matters Disclosed before the date of this agreement; or
(h)	changes in Applicable Law or in the application or interpretation of Applicable Law, including by Governmental Authorities, arising after the date of this agreement,

provided, however, that none of the matters in (a), (b), (c) and (h) above shall be excluded from constituting a Material Adverse Change or from being taken into account for the purpose of determining whether a Material Adverse Change has occurred if and to the extent that they have a materially disproportionate effect on the Target Group Companies taken as a whole relative to other participants in the industries and geographies in which the Target Group Companies operate;

Material Contract has the meaning given in paragraph 7 of Schedule 3;

Net Cash means the aggregate amount of Cash less Debt as at immediately prior to Completion;

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Net Cash Adjustment has the meaning given in subclause 6.6;

Ordinary Shares means the ordinary shares with a nominal value of GBP 0.50 each in the capital of the Company;

Outgoing Directors means Mark Ivan Owen and Adam John Mumford;

Outstanding Disputed Initial Consideration Items has the meaning given in subparagraph 3.1(b) of Part 1 of Schedule 9;

Pending Aidaptus Capex means the capital expenditure which is to be incurred (whether reflected by means of cash paid, or invoices received and falling to be paid) by the Target Group for a second set of semi-auto Aidaptus assembly equipment (which has an estimated value of approximately GBP 2,038,843 and details of which are set out in schedule 13 of the Disclosure Letter) to be incurred on or around the date of this agreement or in between the date of this agreement and Completion;

Postponed Long Stop Date has the meaning given in Clause 3.2(a);

Properties means the properties briefly described in schedule 4 of the Disclosure Letter and includes every part of each of them and Property means any of them;

Products means:

(a)	all medical devices (including any device, instrument, apparatus, appliance, software, implant, reagent, material or other article);
(b)	injectable drug delivery systems;
(c)	blood sampling and collection devices;
(d)	pen needles;
(e)	self-injection devices;
(f)	pelvic health devices;
(g)	eye care devices;
(h)	diagnostic testing kits; and
(i)	related accessories and consumables,

in each case which are designed, developed, manufactured, assembled, marketed, distributed, sold or otherwise commercialised by the Company or any Target Group Company (whether under the Company’s own brands or pursuant to any contract manufacturing, private label or other similar arrangement), and including the following product lines: (i) Unifine range; (ii) Unistik range; (iii) Neuropen; (iv) Autopen; (v) Autoject; (vi) Aidaptus Products; (vii) UniSafe range; (viii) Humira auto-injector; and (ix) Anapen auto-injector;

Purchaser’s Group means the Purchaser and its Affiliates (other than the Target Group Companies);

Purchaser’s Solicitors means Allen Overy Shearman Sterling LLP of One Bishops Square, London E1 6AD;

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Related Party Agreement has the meaning given in subclause 8.1;

Related Person means, in respect of an individual person:

(a)	the spouse or civil partner, parents and siblings (including step-siblings and halfsiblings) and direct descendants of such individual and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings) and direct descendants (together, the Related Person’s Family);
(b)	any trust established by or for the benefit of that individual or a member of that individual’s Related Person’s Family;
(c)	any undertaking (other than a Target Group Company) over which that individual or that individual’s Related Person’s Family is able to exercise or control the exercise of a majority of the votes able to be cast at general meetings, or to appoint or remove directors holding a majority of voting rights at board meetings, in each case on all, or substantially all, matters; and
(d)	any undertaking (other than a Target Group Company) whose directors are accustomed to act in accordance with the directions or instructions of that individual or a member of that individual’s Related Person’s Family;

Relevant Authorities means the Governmental Authority referred to in subclause 3.1(a);

Relevant Claim has the meaning given to it in paragraph 9.2 of Schedule 4;

Relief means any relief, loss, allowance, credit, exemption, deduction or set off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Tax or any right to repayment or refund of Tax;

Restricted Business means any business carried on within the Restricted Territory which is competitive or is likely to be competitive with any of the businesses carried on by a Target Group Company at or during the 12 months prior to Completion;

Restricted Territory means each and every country, territory, and jurisdiction worldwide;

RWI Condition has the meaning given to it in subclause 3.1(c);

RWI Insurance Policy means the warranty and indemnity insurance policy to be issued by the W&I Insurer in favour of the Purchaser in respect of this agreement;

RWI Insurer means CFC Underwriting Limited, a company incorporated in England & Wales (registered number 03302887) whose registered office is at 8 Bishopsgate, London, United Kingdom, EC2N 4BQ;

Seller’s Bank Account means the bank account of each Seller, as notified to the Purchaser no later than 10 Business Days prior to the Completion Date;

Seller Warranties means the statements set out in Schedule 3 and Seller Warranty means any of them;

Sellers’ Representatives has the meaning given in subclause 26.1;

Sellers’ Solicitors means Mills & Reeve LLP of 24 King William Street, London EC4R 9AT;

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Set-off Claim has the meaning given to it in clause 24;

Settled means:

(a)	fully and finally agreed in writing between the Purchaser and the Sellers’ Representatives with respect to both liability and quantum; or
(b)	determined by a court of competent jurisdiction; or
(c)	in the case of any adjustment to the Initial Consideration, as determined in accordance with Schedule 10;

Shares means all issued Ordinary Shares and B Ordinary Shares;

Specific Indemnity Claims has the meaning given to it in paragraph 2(b) of Schedule 4;

Specific Tax Covenant means the tax covenant set out in paragraph 1 of Schedule 7;

Specific Tax Covenant Claim means any Claim against the Sellers under the Specific Tax Covenant;

subsidiary undertaking has the meaning given in section 1162 of the Companies Act 2006;

subsidiary has the meaning given in section 1159 of the Companies Act 2006;

Subsidiaries means all the companies of which details are set out in schedule 3 of the Disclosure Letter and Subsidiary means any of them;

Surviving Provisions means clause 1, clause 18, clause 20, clauses 23 to 35 (inclusive) and Schedule 11;

Target Group Companies and Target Group means the Company and the Subsidiaries and Target Group Company means any of them;

Target Group Guarantees means all guarantees, indemnities, counter indemnities and letters of comfort given to a third party by a Target Group Company and Target Group Guarantee means any of them;

Target Working Capital means GBP 22,565,915;

Tax Authority means any taxing or other authority (in any jurisdiction) competent to impose, administer or collect any Tax;

Tax Covenant Claim means any General Tax Covenant Claim and/or Specific Tax Covenant Claim;

Tax or Taxation means all forms of taxation, duties, imposts and levies, whether of the United Kingdom or elsewhere, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, inheritance tax, VAT, environmental tax, customs and other import or export duties, excise duties, stamp duty, stamp duty reserve tax, stamp duty land tax, national insurance and social security or other similar contributions, and any interest, surcharge, penalty or fine in relation to any of the foregoing;

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Tax Warranties means those Seller Warranties set out in paragraph 27 of Schedule 3 and Tax Warranty means any of them;

Tax Warranty Claim means any Warranty Claim in respect of any of the Tax Warranties;

Transaction Documents means this agreement and the Disclosure Letter and all documents in the Agreed Form, and Transaction Document means any of them;

Transaction means the proposed acquisition of the Shares by the Purchaser under this agreement;

Transaction Expenses means any fees (including finders’ fees), commissions, costs and expenses incurred or to be incurred or subject to reimbursement by any of the Target Group Companies, whether accrued or not, in each case in connection with or triggered by the transactions contemplated by this agreement (excluding any amounts payable in connection with change of control consents or termination rights pursuant to agreements entered into between the Target Group and any third party triggered by the transactions contemplated by this agreement) and not paid prior to the Completion, including (i) of counsel, brokers, accountants, advisors or service providers and (ii) related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any current or former officer, director, employee, independent contractor, consultant or other service provider of any of the Target Group Companies or any of their respective Affiliates as a result of the execution of this agreement or in connection with or triggered by the transactions contemplated by this agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes), if applicable (excluding any amount of retention bonuses to the extent covered by paragraph (g) of the definition of Cash);

Trapped Cash means any cash which is not capable of being spent, distributed, loaned or released by the Target Group Company within which that cash resides within a period of three months from Completion, including (but not limited to):

(a)	cash held as security or deposit;
(b)	cash held for the purposes of meeting regulatory requirements;
(c)	cash of which the distribution, loan or release would be subject to a deduction or withholding for or on account of Tax, provided that only the amount of such deduction or withholding shall be treated as Trapped Cash; or
(d)	any cash on hand related to Bill and Melinda Gates Foundation and Children Investments Fund Foundation or any funds from grants with no ongoing activity.

UK GAAP means United Kingdom Generally Accepted Accounting Practice, including Financial Reporting Standards issued by the Financial Reporting Council (including FRS 102 and, where applicable, FRS 103), the applicable provisions of the Companies Act 2006 relating to the preparation of accounts, and any applicable Statement of Recommended Practice;

US GAAP means generally accepted accounting principles in the United States as in effect from time to time;

U.S. Code means the U.S. Internal Revenue Code of 1986, as amended;

U.S. Employee Benefit Plan means each “employee benefit plan” (as defined in Section 3(3) of ERISA): (i) that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, or entered into, by any Target Group Company; or (ii) with respect to which any Target Group Company has or may have any direct or indirect liability with respect to any Employee located in the United States, including any plan that is sponsored or maintained by any human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider;

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Warranty Claim means a claim by the Purchaser the basis of which is that a Seller Warranty is, or is alleged to be, untrue, inaccurate or misleading;

VAT means value added tax and any equivalent tax (including sales tax and use tax) on the supply of goods and/or services in any jurisdiction;

Woodstock Environmental Liability means the liability of the Company under clause 18 of the Woodstock SPA in respect of liabilities arising under the Contaminated Land Regime in connection with hazardous substances affecting the Woodstock Freehold Property;

Woodstock Freehold Property means the freehold land registered under title numbers ON117414, ON133552, ON204804 and ON268637 and the unregistered land and buildings at Green Lane, Woodstock OX20 1TU transferred by the Company pursuant to the Woodstock SPA;

Woodstock SPA means the contract for the sale of freehold land with leaseback was entered into on 19 August 2025 between the Company (as seller) and Blenheim Estates Properties Limited (as purchaser) in connection with sale of the Woodstock Freehold Property by the Company to Blenheim Estates Properties Limited;

Working Capital means:

(a)	the aggregate consolidated current assets of the Target Group (excluding Cash, Trapped Cash, income Tax assets, and deferred Tax assets), minus
(b)	the consolidated aggregate current liabilities of the Target Group (excluding Debt and any assets or contra-liabilities related to Debt, income Tax liabilities, and deferred Tax liabilities),

in each case as determined in accordance with the requirements of paragraph 1.1 of Part 1 of Schedule 9;

Working Capital Adjustment has the meaning given in subclause 6.7; and

Working Hours means 9.00 a.m. to 5.00 p.m. on a Business Day.

2.	In this agreement, except to the extent the contrary intention appears, any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);
(b)	any enactment which that enactment re-enacts (with or without modification); and
(c)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in paragraph (a), or under any enactment which it re-enacts as described in paragraph (b).
3.	In this agreement:
(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

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(b)	references to an individual/a natural person include such individual/natural person’s estate and personal representatives;
(c)	subject to clause 22, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;
(d)	a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the CTA 2010;
(e)	the words including and include shall mean including without limitation and include without limitation, respectively;
(f)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;
(g)	references to “greater” shall be construed so that, for example, 10 represents a greater amount than 5, and -5 represents a greater amount than -10;
(h)	references to “less” shall be construed so that, for example, 5 represents a lesser amount than 10, and -10 represents a lesser amount than -5;
(i)	any reference importing a gender includes all genders;
(j)	any reference to a time of day is to London time;
(k)	any reference to £ or ’GBP’ is to pounds sterling;
(l)	any reference to € or ’EUR’ is to euros;
(m)	any reference to $ or ’USD’ is to US dollars;
(n)	any reference to writing includes any mode of reproducing words in a legible form and shall include email except where expressly stated otherwise;
(o)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;
(p)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and
(q)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
4.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the Schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant Schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.
5.	The ejusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

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6.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, if such jurisdiction is relevant to the Transaction or the terms of this agreement.

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Schedule 12

Determination of Earn-out

Part 1

Earn-out

1.	Interpretation
1.1	In this Schedule 12, unless the context otherwise requires:

Actual Net Sales means, in respect of an Earn-out Period, an amount in GBP (as converted, where applicable using the Exchange Rate), equal to:

(a)	the Gross Sales for that Earn-out Period; less
(b)	credits, refunds and amounts repaid or credited by reason of rejections, defects or returns of Aidaptus Products or recalls of Aidaptus Products, howsoever arising; less
(c)	trade, quantity and cash discounts actually allowed or taken; less
(d)	rebates and chargebacks actually allowed or taken or other sales allowances; less
(e)	amounts written off as bad debts in accordance with the internal accounting policies of any relevant Target Group Company (provided that any amounts written off as bad debts but subsequently received or recovered within the Earn-Out Period or within the period of 12 months after the expiry of the Earn-Out Period will be repaid to the Sellers following the calculation methodology and multipliers set out in subclause 7.3 and this Schedule 12 by reference to the relevant year to which the bad debt receipt relates); less
(f)	revenue arising in respect of any purchase accounting in Year 1; less
(g)	revenue in respect of the cumulative effect of a change in accounting principles in Year 1,

provided always that any deductions made to Actual Net Sales under paragraphs (a) – (g) shall be made only once, to the extent that the same deduction is capable of being made under more than one limb.

Disputed Earn-out Items has the meaning given in subparagraph 2.1 of Part 2 of this Schedule 12;

Draft Earn-out Statement has the meaning given in subparagraph 1.1 of Part 2 of this Schedule 12;

Draft Net Sales Statement has the meaning given in subparagraph 1.1 of Part 2 of this Schedule 12;

Earn-out Calculation Date means, in respect of each Earn-out Period:

(a)	in relation to Year 1, the Year 1 Anniversary Date;
(b)	in relation to Year 2, the Year 2 Anniversary Date; and
(c)	in relation to Year 3, the Year 3 Anniversary Date;

Earn-out Commencement Date means 1 July 2026;

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Earn-out Consideration means the Year 1 Earn-out Payment, the Year 2 Earn-out Payment and the Year 3 Earn-out Payment (if any, and as applicable);

Earn-out Dispute Notice has the meaning given in subparagraph 2.1 of Part 2 of this Schedule 12;

Earn-out Payment means the Year 1 Earn-out Payment, the Year 2 Earn-out Payment or the Year 3 Earn-out Payment (as applicable);

Earn-out Period means each of Year 1, Year 2 and Year 3 (as applicable);

Earn-out Statement means, in respect of an Earn-out Period, the Draft Earn-out Statement as agreed and/or determined (as applicable) to be final and binding in accordance with paragraphs 2 and 3 of Part 2 of this Schedule 12;

Gross Sales means, in respect of an Earn-out Period, the aggregate revenue earned for all Aidaptus Products sold to Non-Group Customers during that Earn-out Period, excluding VAT or any other sales Tax.

Net Sales Statement means, in respect of an Earn-out Period, the relevant Draft Net Sales Statement as agreed and/or determined (as applicable) to be final and binding in accordance with paragraphs 2 and 3 of Part 2 of this Schedule 12;

Non-Group Customers means any person (other than a member of the Target Group Company) who is a customer of the Aidaptus Product, and Non-Group Customer means any of them;

Outstanding Disputed Earn-out Items has the meaning given in subparagraph 3.1(b) of Part 2 of this Schedule 12;

Year 1 Actual Net Sales means the Actual Net Sales for Year 1 as determined in accordance with Part 2 and paragraph 1.1 of Part 1 of this Schedule 12;

Year 1 Anniversary Date means the date falling the day prior to the first anniversary of the Earn-out Commencement Date;

Year 1 Earn-out Payment means the amount (if any) calculated in accordance with clause 5(a) of schedule 12 the Disclosure Letter;

Year 1 Earn-out Draft Statement means the Draft Earn-out Statement in respect of Year 1;

Year 1 means the period beginning on the Earn-out Commencement Date and ending on (and including) the Year 1 Anniversary Date;

Year 2 Actual Net Sales means the Actual Net Sales for Year 2 as determined in accordance with Part 2 and paragraph 1.1 of Part 1 of this Schedule 12;

Year 2 Anniversary Date means the date falling on the day prior to the second anniversary of the Earn-out Commencement Date;

Year 2 Earn-out Payment means the amount (if any) calculated in accordance with clause 5(b) of schedule 12 of the Disclosure Letter;

Year 2 Earn-out Draft Statement means the Draft Earn-out Statement in respect of Year 2;

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Year 2 means the period beginning on the day following the Year 1 Anniversary Date and ending on (and including) the Year 2 Anniversary Date;

Year 3 Actual Net Sales means the Actual Net Sales for Year 3 as determined in accordance with Part 2 and paragraph 1.1 of Part 1 of this Schedule 12;

Year 3 Anniversary Date means the date falling on the day prior to the third anniversary of the Earn-out Commencement Date;

Year 3 Earn-out Payment means the amount (if any) calculated in accordance with clause 5(c) of schedule 12 of the Disclosure Letter;

Year 3 means the period beginning on the day following the Year 2 Anniversary Date and ending on (and including) the Year 3 Anniversary Date; and

Year 3 Earn-out Draft Statement means the Draft Earn-out Statement in respect of Year 3.

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Part 2

Preparation of the Net Sales Statement and the Earn-Out Statement

1.	PREPARATION OF the DRAFT NET SALES STATEMENT AND THE EARN-OUT STATEMENT
1.1	To enable the Earn-out Consideration to be ascertained, as soon as reasonably practicable and by no later than 45 Business Days following the end of each Earn-out Period, the Purchaser shall procure that the Company prepares and delivers to the Sellers or the Sellers’ Representatives a draft statement setting out the Actual Net Sales of the Aidaptus Products prepared for the relevant Earn-out Period (the Draft Net Sales Statement) and a draft statement prepared for the relevant Earn-out Period of the amount of the relevant Earn-out Payment payable to the Sellers (the Draft Earn-out Statement) together with all supporting working papers. The Draft Net Sales Statement and the Draft Earn-out Statement shall be prepared in accordance with US GAAP applied consistently with the Purchaser’s regularly prepared audited or reviewed financial statements at the relevant Earn-Out Calculation Date.
2.	NOTIFICATION OF DISPUTED EARN-OUT ITEMS
2.1	Within 20 Business Days following delivery to the Sellers or the Sellers’ Representatives of the Draft Net Sales Statement and the Draft Earn-out Statement for a particular Earn-out Period, the Sellers shall give written notice to the Purchaser of any item or items they wish to dispute (the Disputed Earn-out Items) together with the reasons for such dispute and a list of proposed adjustments (any such notice, an Earn-out Dispute Notice), provided that the Disputed Earn-out Items included in the Earn-out Dispute Notice may only be based on mathematical errors or the Draft Net Sales Statement and/or the Draft Earn-out Statement for that particular Earn-out Period not being calculated in accordance with this agreement.
2.2	If, by the expiry of the period of 20 Business Days referred to in subparagraph 2.1, either no Earn-out Dispute Notice is given to the Purchaser or the Sellers or the Sellers’ Representatives has given notice to the Purchaser that there are no Disputed Earn-out Items, the Draft Net Sales Statement and the Draft Earn-out Statement shall constitute, respectively, the Net Sales Statement and the Earn-out Statement for the relevant Earn-out Period for the purposes of this agreement and shall (in the absence of fraud or manifest error) be binding on the parties for all purposes.
2.3	Except for any Disputed Earn-out Items set out in a valid Earn-out Dispute Notice delivered in accordance with subparagraph 2.1, the Draft Net Sales Statement and the Draft Earn-out Statement for the relevant Earn-out Period shall be deemed to have been accepted by the Sellers and shall, except for any such Disputed Earn-out Items and in the absence of fraud or manifest error, be final and binding on the parties for all purposes.
3.	RESOLUTION OF DISPUTED EARN-OUT ITEMS AND FINALISATION OF THE net sales statement and the EARN-OUT STATEMENT
3.1	If, in accordance with this Schedule 12, an Earn-out Dispute Notice is given to the Purchaser as to any Disputed Earn-out Items:
(a)	the Sellers or the Sellers’ Representatives and the Purchaser shall attempt in good faith to agree in writing the Disputed Earn-out Items;
(b)	if any of the Disputed Earn-out Items are not agreed in writing between the Sellers or the Sellers’ Representatives and the Purchaser within 20 Business Days of the delivery to the Purchaser of the Earn-out Dispute Notice or such later time as may be agreed in writing between the Sellers and the Purchaser (the Outstanding Disputed Earn-out Items), the Outstanding Disputed Earn-out Items shall be determined by the Independent Expert; and

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(c)	when the Sellers or the Sellers’ Representatives and the Purchaser reach agreement on all Disputed Earn-out Items and all Outstanding Disputed Earn-out Items are determined by the Independent Expert), the Draft Net Sales Statement and the Draft Earn-out Statement, each for the relevant Earn-out Period, shall be adjusted to take account of each Disputed Earn-out Item as agreed in writing between the Sellers or the Sellers’ Representatives and the Purchaser and each Outstanding Disputed Earn-out Item as determined by the Independent Expert (as the case may be), and the Draft Net Sales Statement and the Draft Earn-out Statement as so adjusted shall constitute, respectively, the Net Sales Statement and the Earn-out Statement, each for the relevant Earn-out Period, for the purposes of this agreement and shall (in the absence of fraud or manifest error) be final and binding on the parties for all purposes.
3.2	If and whenever any Outstanding Disputed Earn-out Item falls to be referred in accordance with subparagraph 3.1(b) to the Independent Expert, the Sellers or the Sellers’ Representatives and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Expert in accordance with, and on the terms set out in, Schedule 10.
4.	PROVISION OF INFORMATION
4.1	Subject to subparagraphs 4.2 and 4.3, the Purchaser shall, and shall procure that the Target Group Companies shall, during Working Hours provide the Sellers or the Sellers’ Representatives and (if relevant) the Independent Expert with access to information, assistance and access to Books and Records which they may reasonably require for the purposes of this Schedule 12.
4.2	Nothing in this paragraph 4 shall entitle any Seller, the Sellers’ Representatives or the Independent Expert to access to any information or document which is protected by legal professional privilege, or to the extent that the provision of such information or document would contravene Applicable Law or would breach any duty of confidentiality owed to any third party, or which has been prepared by the Purchaser or the Target Group Companies or their professional advisers with a view to assessing the merits of any claim or argument.
4.3	The Sellers, the Sellers’ Representatives and the Independent Expert shall, and shall procure that their respective accountants and other advisers shall, keep all information and documents provided to them under subparagraph 4.1 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the proceedings of the Independent Expert or another matter arising out of this agreement.
4.4	Subject to subparagraphs 4.2 and 4.3, the Purchaser shall, and shall procure that the Target Group Companies shall, during each Earn-out Period, provide the Sellers’ Representatives on written request (but on no more than two occasions in any Earn-out Period) such information which would form the constituent parts of the Draft Earn-out Statement as the Sellers’ Representatives may reasonably request to allow them to monitor the progress of Actual Net Sales and to make a reasonable assessment of the amount (if any) of any future Earn-out Payments.

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SIGNATORIES

THE SELLERS

EXECUTED by MARK OWEN	)	/s/ Mark Owen
	)	.............................................................

EXECUTED by ADAM MUMFORD	)	/s/ Adam Mumford
	)	.............................................................

EXECUTED by ADAM MUMFORD	)	/s/ Adam Mumford
in his capacity as a trustee of the Mumford Family 2026 Trust	)	.............................................................

EXECUTED by ANNE MUMFORD	)	/s/ Adam Mumford
in her capacity as a trustee of the Mumford Family 2026 Trust acting by her attorney	)	.............................................................
ADAM MUMFORD

EXECUTED by ELLEN OWEN	)	/s/ Mark Owen
acting by her attorney MARK OWEN	)	.............................................................

EXECUTED by KIM PRIDDIS	)	/s/ Mark Owen
acting by her attorney MARK OWEN	)	.............................................................

EXECUTED by NANCY MILLINGTON	)	/s/ Mark Owen
acting by her attorney MARK OWEN	)	.............................................................

[Project Volt – SPA – signature page]

THE PURCHASER

EXECUTED by EMBECTA CORP.	)	/s/ Jeff Mann
acting by ____Jeff Mann__________________	)	..............................................................
	)	Title: SVP, General Counsel

[Project Volt – SPA – signature page]